UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Schedule 14A/A-2

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒    Preliminary Proxy Statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to Section 240.14a-12

VIISAGE TECHNOLOGY, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☐    No fee required

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☒    Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

October    , 2003

Dear Stockholders of Viisage Technology, Inc.:

I am writing to you regarding the proposed acquisition by Viisage Technology, Inc. of ZN Vision Technologies AG, a leading German provider of facial recognition and computer vision products and services. The acquisition will be accomplished through the exchange of shares of our common stock and cash for all of the outstanding equity interests of ZN. Following the acquisition, ZN will become a wholly-owned subsidiary of Viisage and will serve as the base of our European operations.

We entered into a securities purchase agreement with ZN and each of its shareholders on March 28, 2003. Under the terms of the securities purchase agreement, the ZN shareholders agreed to sell all of the outstanding share capital of ZN, other than the share capital held under the ZN option plan, for an aggregate of 5,221,454 shares of our common stock and $493 in cash. In addition, we agreed to assume ZN’s employee share option plan, and accordingly we will pay to ZN MABG, the current trustee and administrator of the ZN option plan, €10,741 in cash (which, based on the September 25, 2003 Euro to U.S. dollar exchange rate of 1.15010 equals approximately $12,353) and we will reserve 1,138,546 shares of our common stock for issuance to the plan participants. The total number of shares of our common stock to be issued to the ZN shareholders and reserved for issuance under the ZN option plan is 6,360,000, and the total amount of cash to be paid to the ZN shareholders and ZN MABG is approximately $12,846. Based on the $4.10 closing price of a share of our common stock on September 25, 2003 on the Nasdaq National Market, the aggregate purchase price (shares and cash) for the acquisition was approximately $26,088,846. This amount does not represent the value of the acquisition for financial accounting purposes. The purchase price payable to the ZN shareholders and the number of shares reserved for issuance under the ZN option plan will be reduced if ZN’s net book value on the closing date is less than an amount specified in the securities purchase agreement.

Our common stock is listed on the Nasdaq National Market under the ticker symbol “VISG”. In compliance with Nasdaq rules, we will hold a special meeting of our stockholders on                          , 2003 at the offices of Choate, Hall & Stewart, Exchange Place, 53 State Street, Boston, Massachusetts at 10:00 a.m., local time, to seek stockholder approval of the issuance of our common stock in connection with the acquisition.

Our Board of Directors has unanimously approved the acquisition and recommends that you vote in favor of the issuance of shares of Viisage common stock in connection with the acquisition of ZN.

You are not entitled to dissenter’s or appraisal rights in connection with the acquisition of ZN. Lau Technologies, the holder of approximately 26% of our common stock outstanding prior to the acquisition, has agreed to vote in favor of the proposal, provided that the securities purchase agreement is not amended or terminated prior to the closing. Following the acquisition, the ZN shareholders will own approximately 21% of our outstanding common stock.

We urge you to consider carefully all of the information provided in this proxy statement and its attachments, including a copy of the securities purchase agreement attached as Annex A-1 and an amendment to the securities purchase agreement attached as Annex A-2. In particular, you should consider carefully the “Risk Factors” beginning on page 19 of this proxy statement.

Your vote is important, regardless of the number of shares you own. If you are a stockholder of record, you may vote by mailing the enclosed proxy card in the envelope provided or by attending the special meeting in person. To approve the proposal submitted to you, vote “FOR” the proposal by following the instructions in the proxy statement and on the enclosed proxy card. If your shares are held in “street name” (that is, held for your account by a broker or other nominee), you will receive instructions from the holder of record that you must follow for your shares to be voted.

Sincerely,

/s/ Denis K. Berube

Chairman of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of this transaction or the securities to be issued or passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated October     , 2003 and is first being mailed to Viisage stockholders on or about October     , 2003.

Viisage Technology, Inc.

30 Porter Road

Littleton, MA 01460

Notice of Special Meeting of Stockholders

to be held on                          , 2003

To our Stockholders:

A special meeting of stockholders of Viisage Technology, Inc. will be held at the offices of Choate, Hall  & Stewart, Exchange Place, 53 State Street, Boston, Massachusetts on                          , 2003, beginning at  10:00 a.m., local time.

The purpose of the meeting will be to approve the issuance of shares of our common stock to the shareholders, and the participants under the share option plan, of ZN Vision Technologies AG in connection with the acquisition of ZN contemplated by the securities purchase agreement entered into on March 28, 2003 by and among Viisage, ZN and all of the shareholders of ZN, pursuant to which ZN will become a wholly-owned subsidiary of Viisage.

The accompanying proxy statement describes the acquisition in more detail. We encourage you to read the entire document and each of its attachments carefully.

Our Board of Directors has unanimously approved the acquisition and recommends that you vote in favor of the proposal described above. Only stockholders of record as of the close of business on September 4, 2003 will be entitled to vote at the special meeting and at any adjournments or postponements of the meeting.

You are cordially invited to attend the special meeting in person. In order to ensure that a quorum is present at the meeting, please date, sign and promptly return the enclosed proxy card whether or not you plan to attend the special meeting. A postage-prepaid envelope is included for your convenience. If you plan to attend the meeting, upon your written request your proxy will be returned to you and you may vote your shares in person.

By Order of the Board of Directors,

/s/ Charles J. Johnson

Secretary

October     , 2003

Littleton, Massachusetts

Whether or not you plan to attend the special meeting, please fill in, date and sign the enclosed proxy card and return it promptly in the enclosed return envelope, which requires no postage if mailed in the United States. You can revoke your proxy at any time before it is voted.

FORWARD LOOKING STATEMENTS

Some statements made in this proxy statement are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements include statements as to:

•	the benefits expected to result from the acquisition;

•	the performance and financial condition of Viisage, ZN or the combined company following the acquisition; and

•	the anticipated closing date of the acquisition.

Any statements contained in this proxy statement, including statements to the effect that Viisage or ZN or their respective management “believes,” “expects,” “anticipates,” “plans,” “may,” “will,” “projects,” “continues,” or “estimates” or statements concerning “potential” or “opportunity” or other variations thereof or comparable terminology or the negative thereof, that are not statements of historical fact should be considered forward-looking statements. Such statements, including statements under the captions “Viisage Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “ZN Operating and Financial Review” are subject to risk and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. In connection with the forward-looking statements appearing in these disclosures, you should carefully consider the matters discussed in this proxy statement under the caption “Risk Factors” beginning on page 19.

i

QUESTIONS AND ANSWERS ABOUT THE ACQUISITION

AND THE SPECIAL MEETING

Q:	What is the acquisition? (See page 31)

A:	In the acquisition, we will acquire all of the outstanding share capital of ZN from the ZN shareholders and assume the ZN option plan in exchange for shares of our common stock and cash, resulting in ZN becoming a wholly-owned subsidiary of Viisage.

Q:	Why are we proposing to acquire ZN? (See page 34)

A:	We believe the combination of our Eigenface technology with ZN’s hierarchical graph matching technology will create a new standard in facial recognition technology. ZN’s particular strength in one-to-one verification and intelligent video surveillance complements our large database search capabilities. We also believe the combined technologies are more likely to be awarded new contracts with government and other customers than either technology separately. In addition, ZN’s established infrastructure of research and development, sales, marketing and strategic partnerships will accelerate our international distribution, particularly in Europe. Finally, our experience in working with ZN has shown that we share the same passion for excellence and a common goal of becoming the global leader in facial recognition, a critical component for identity verification leadership.

Q:	What is the purchase price for the acquisition? (See page 43)

A:	ZN’s shareholders will receive an aggregate of 5,221,454 shares of our common stock and $493 in cash. We also will assume ZN’s employee share option plan, and accordingly we will pay to ZN MABG, the current trustee and administrator of the ZN option plan €10,741 in cash (which, based on the September 25, 2003 Euro to U.S. dollar exchange rate of 1.15010 equals approximately $12,353), and we will reserve 1,138,546 shares of our common stock for issuance to the plan participants.

Q:	What are the conditions to closing the acquisition? (See page 44)

A:	The acquisition is conditioned upon the approval by our stockholders of the issuance of shares of our common stock in connection with the acquisition. Other closing conditions are described on page 44 under “Representations and Warranties; Conditions to Closing” and in the copy of the securities purchase agreement attached to this proxy statement as Annex A-1.

Q:	What will Viisage do if stockholders do not approve the issuance of shares to the ZN shareholders? (See page 30)

A:	If the stockholders do not approve the proposal, Viisage will abandon its efforts to acquire ZN. In addition, Viisage will be required to pay a termination fee of $500,000 pursuant to the securities purchase agreement.

Q:	Are there risks you should consider in deciding whether to vote in favor of the issuance of shares in the acquisition? (See page 19)

A:	Yes. You should consider carefully the matters discussed in the section of this proxy statement entitled “Risk Factors” beginning on page 19.

Q:	Where can you learn more about other important terms of the acquisition? (See page 43, all of Annex A-1 and all of Annex A-2)

A:	To learn more about the other important terms of the acquisition, you should read carefully the section of this proxy statement entitled “The Securities Purchase Agreement” beginning on page 43, the text of the securities purchase agreement attached to this proxy statement as Annex A-1 and the amendment to the securities purchase agreement attached to this proxy statement as Annex A-2.

Q:	Does our Board of Directors recommend voting in favor of the issuance of shares of our common stock to the ZN shareholders in the acquisition? (See page 42)

A:	Yes. After careful consideration, our Board of Directors has determined that the terms of the acquisition are fair to, and in the best interests of, our stockholders and unanimously recommends that our stockholders vote in favor of the issuance of shares of our common stock in connection with the acquisition.

Q:	Who is making this proxy solicitation? (See page 29)

A:	We are making the solicitation at the direction of our Board of Directors.

Q:	Do any directors or executive officers of Viisage have any direct or indirect interest in the acquisition? (See page 42)

A:	No.

Q:	When will the acquisition be completed? (See page 43)

A:	The special meeting of stockholders of Viisage to which this proxy statement relates will be held on , 2003, and we expect to close the acquisition as soon as practicable following the special meeting.

Q:	Who has the right to vote at the special meeting? (See page 29)

A:	Only holders of our common stock of record as of September 4, 2003 may vote at the special meeting.

Q:	What stockholder vote is necessary to approve the issuance of shares in the acquisition? (See page 30)

A:	The affirmative vote of the holders of a majority of shares of common stock of present or represented by proxy at the special meeting is required.

Q:	Is ZN shareholder approval required?

A:	No. Each ZN shareholder signed the securities purchase agreement and thereby approved the acquisition.

Q:	What do you need to do now? (See page 29)

A:	We urge you to read carefully and consider the information contained in this proxy statement. In addition, you should complete, sign and date the attached proxy card and return it to Viisage Technology, Inc., Proxy Services, c/o EquiServe Trust Company, N.A., P.O. Box 8687, Edison, NJ 08818-9247 in the enclosed postage-prepaid return envelope as soon as possible so that your shares of common stock may be represented at the special meeting.

Q.	What is the quorum requirement with respect to the special meeting? (See page 30)

A:	The presence, in person or by properly executed proxy, of the holders of at least a majority of shares of our common stock entitled to vote at the special meeting will constitute a quorum.

Q:	Can you change your vote after you have voted by proxy? (See page 29)

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. This can be done in a number of ways. First, you may send in a later-dated, signed proxy card to the corporate secretary of Viisage so that it arrives before the special meeting. Second, you can send a written notice to the corporate secretary of Viisage stating that you would like to revoke your proxy. Third, you may attend the special meeting and vote in person.

Q:	When and where will the special meeting be held? (See page 29)

A:	The special meeting will be held at the offices of Choate, Hall & Stewart, Exchange Place, 53 State Street, Boston, Massachusetts, beginning at 10:00 a.m., local time, on , 2003.

Q:	Are you entitled to dissenter’s or appraisal rights? (See page 30)

A:	No. You are not entitled to dissenter’s or appraisal rights in connection with the acquisition.

Q:	If your shares of Viisage common stock are held in street name by a broker, will the broker vote the shares? (See page 30)

A:	A broker will vote shares at the special meeting only if you give the broker instructions on how to vote. Without instructions, those shares will not be voted. If your shares are held by a broker, you should instruct your broker as to how you want your shares to be voted.

Q:	Whom should you contact if you have additional questions?

A:	For more information, you should contact:

William K. Aulet

Senior Vice President and Chief Financial Officer

Viisage Technology, Inc.

30 Porter Road

Littleton, MA 01460

Telephone: (978) 952-2200

SUMMARY TERM SHEET

This summary term sheet highlights the material information contained in the proxy statement, but may not contain all of the information that is important to you. You should read carefully this entire document, including the appendices, and the other documents to which we refer you for a more complete understanding of the acquisition that is the subject of this proxy statement.

Throughout this proxy statement, “$” indicates amounts denominated in United States dollars, “€” indicates amounts denominated in Euros and “DM” indicates amounts denominated in Deutsche Marks.

The Companies

Viisage Technology, Inc.

30 Porter Road

Littleton, MA 01460

(978) 952-2200

www.viisage.com

Viisage is a leading provider of advanced technology solutions for identity verification. Viisage began operations as a separate entity in 1996, providing integrated solutions to capture facial images, demographic information and other biological identifiers, produce identification cards and create relational databases containing this information. Since its inception, Viisage has also been acquiring and developing proprietary facial recognition technologies for a variety of applications. Applications can include driver’s licenses, voter registration, national identification cards, law enforcement, social services, access control and PC network and Internet access security. Viisage’s primary customers have been government agencies, with particular penetration in Departments of Motor Vehicles. Viisage’s website address is www.viisage.com. Information contained on Viisage’s website does not constitute part of this proxy statement.

ZN Vision Technologies AG

Universitaetsstrasse 160

44801 Bochum

GERMANY

Telephone: 49-234-9787-0

www.zn-ag.com

ZN Vision Technologies AG is a leading provider of facial recognition technologies and services in Europe, specializing in hierarchical graph matching technology. ZN’s technology is used for access control, image database searches and surveillance. ZN’s website address is www.zn-ag.com. Information contained on ZN’s website does not constitute part of this proxy statement.

Acquisition of ZN

(Page 43)

•	Pursuant to the securities purchase agreement dated as of March 28, 2003 by and among Viisage, ZN and all of the ZN shareholders, Viisage will acquire all of the outstanding share capital of ZN from the ZN shareholders and ZN will become a wholly-owned subsidiary of Viisage.

•	In exchange for all of the outstanding share capital of ZN, other than the shares held under the ZN option plan, the ZN shareholders will receive an aggregate of 5,221,454 shares of our common stock and $493 in cash.

•	10%, or 522,146, of the shares issued to the ZN shareholders will be held in escrow for one year to secure indemnification claims we may have against the ZN shareholders under the securities purchase agreement.

Assumption of ZN Option Plan

(Page 43)

•	We have agreed pursuant to the securities purchase agreement to assume the ZN option plan by paying to ZN MABG, the current trustee and administrator of the ZN option plan, €10,741 in cash (which, based on the September 25, 2003 Euro to U.S. dollar exchange rate of 1.15010 equals approximately $12,353), and reserving 1,138,546 shares of our common stock for issuance to the plan participants.

Purchase Price

(Page 43)

•	The total number of shares of our common stock to be issued to the ZN shareholders or reserved for issuance under the ZN option plan is 6,360,000, and the total amount of cash to be paid to the ZN shareholders and ZN MABG is approximately $12,846 in cash, based on the September 25, 2003 Euro to U.S. dollar exchange rate of 1.15010. Based on the $4.10 closing price of a share of our common stock on September 25, 2003 on the Nasdaq National Market, the aggregate purchase price (shares and cash) for the acquisition was approximately $26,088,846. This amount does not represent the value of the acquisition for financial accounting purposes.

Source of Cash

(Page 43)

•	Cash to be paid to the ZN shareholders and to ZN MABG as part of the purchase price will come from our working capital.

Possible Adjustment to the Purchase Price

(Page 43)

•	Under the securities purchase agreement, ZN stipulated that its net book value on March 28, 2003, the date the securities purchase agreement was signed, was €1,794,000, calculated in accordance with generally accepted accounting principles in Germany, or German GAAP.

•	The securities purchase agreement stipulates that that the U.S. dollar to Euro exchange rate for purposes of calculations of potential purchase price adjustments will be deemed to be 1.06 to 1.00. Accordingly, ZN’s net book value in U.S. dollars on March 28, 2003 would be deemed to be $1,901,640.

•	The securities purchase agreement also stipulates that the value of Viisage common stock in connection with any such reduction will be deemed to be $4.00 per share, regardless of the actual price on the closing date.

•	The number of shares we will be required to issue to the ZN shareholders and reserve for issuance under the ZN option plan will be reduced on a dollar-for-dollar basis if ZN’s net book value on the closing date has declined by more than €400,000 (or $424,000) for each whole or partial month elapsed between March 28, 2003, the date the securities purchase agreement was signed, and the closing date.

•	Assuming the closing of the acquisition occurs on , 2003, the day after the date of the special meeting (or seven whole or partial months after the date the on which the securities purchase agreement was signed):

•	So long as ZN’s net deficit book value is equal to or less than €(1,006,000) (or $(1,066,360)), there would be no adjustment.

•	However, if ZN’s net book value is less than that amount, then the purchase price and the number of shares we would be required to reserve under the ZN option plan would be decreased by an amount equal to the extent by which ZN’s net book value was less than that amount.

•	Therefore, by way of example only, if ZN’s net book value deficit is €(2,000,000) (or ($2,120,000)) on the closing date, the aggregate value of the purchase price reduction and decrease in option consideration would be €994,000 (or $1,053,640), the number of shares issued to the ZN shareholders and the number of shares reserved for issuance under the ZN option plan would be reduced by 263,410 shares in the aggregate (or $1,053,640 divided by $4.00).

Material Conditions to the Acquisition

(Pages 43-47, all of Annex A-1 and all of Annex A-2)

The material conditions to the completion of the acquisition include:

•	approval by the Viisage stockholders of the proposal subject to this proxy statement under the rules of the Nasdaq National Market;

•	issuance of shares of Viisage common stock and payment of cash consideration to the ZN shareholders;

•	filing of an additional listing of shares application with Nasdaq with respect to the shares being issued to the ZN shareholders;

•	execution by Viisage of agreements with the participants in the ZN option plan in connection with the assumption by Viisage of the ZN option plan;

•	establishment of an escrow into which 522,146 shares of Viisage common stock will be held to secure the indemnification obligations of the ZN shareholders; and

•	delivery by Viisage and the ZN shareholders of certificates at the closing confirming, among other things, that all necessary consents and approvals have been obtained, the representations and warranties of the parties set forth in the securities purchase agreement remain true and correct on the closing date, there are no legal proceedings involving the parties would have an adverse effect on the acquisition.

We do not expect that any of the conditions listed above will be waived by either party.

Termination of the Securities Purchase Agreement

(Page 45)

The securities purchase agreement may be terminated:

•	on October 15, 2003 if the acquisition is not completed prior to that time;

•	by any of the parties if the approval of Viisage stockholders solicited by this proxy statement is not obtained; or

•	for other customary reasons, as described in the securities purchase agreement.

Termination Fee

(Page 45)

We could be required to pay a termination fee of $500,000 if the securities purchase agreement is terminated and the acquisition is not completed for any of the following reasons:

•	our stockholders do not approve the issuance of shares of our common stock in connection with the acquisition;

•	there has been a material adverse effect on us since March 28, 2003, the date we signed the securities purchase agreement;

•	our net book value is less than $20,000,000 on the closing date; or

•	the acquisition is not completed by October 15, 2003 by reason of our failure to perform our obligations at the closing.

Risks Related to the Acquisition and the Business of the Combined Company

(Page 19)

•	By approving the issuance of shares of our common stock in connection with the acquisition, you will be voting to approve the combination of the businesses of Viisage and ZN, which we refer to as the combined company. You should consider carefully the matters discussed in the section of this proxy statement entitled “Risk Factors” beginning on page 19.

Effect of a Negative Vote on the Issuance of Shares to the ZN Shareholders

(Page 30)

•	If the stockholders do not approve the proposal, Viisage will abandon its efforts to acquire ZN. In addition, Viisage will be required to pay a termination fee of $500,000 pursuant to the securities purchase agreement.

Recommendation of Our Board of Directors

(Page 42)

•	Our Board of Directors believes that the acquisition is fair to, and in the best interests of, our stockholders and unanimously recommends that our stockholders vote for the proposal to issue our common stock in the acquisition.

•	Our Board of Directors considered a number of factors in determining whether to approve the acquisition and the issuance of shares of our common stock in connection with the acquisition. These considerations are more particularly described in the section of this proxy statement entitled “The Acquisition—Viisage’s Reasons for the Acquisition”.

•	None of our directors is affiliated with or has any interest in ZN.

Voting Commitment by Lau Technologies

(Page 30)

•	Simultaneously with the execution of the securities purchase agreement, Lau Technologies, or Lau, the holder of approximately 26% of our common stock outstanding prior to the acquisition, entered into an agreement to vote in favor of the issuance of our common stock in connection with the acquisition.

Opinion of Viisage’s Financial Advisor

(Page 35)

•	Viisage’s financial advisor, Windsor Group Securities, LLC, now known as WGS Capital, LLC, or Windsor, delivered a written opinion to the Board of Directors of Viisage as to the fairness, from a financial point of view, to Viisage of the consideration to be paid by Viisage in connection with the acquisition. We paid Windsor a fee of $50,000 in connection with the fairness opinion. The full text of Windsor’s opinion is attached to this proxy statement as Annex B. We encourage you to read the text of the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken.

ZN Shareholders’ Ability to Nominate a Viisage Director

(Page 44)

•	Following the closing of the acquisition, for so long as they hold an aggregate of 2,000,000 shares of our common stock, the ZN shareholders will be entitled to nominate one member of our Board of Directors.

•	Simultaneously with the execution of the securities purchase agreement, Lau, the holder of approximately 26% of our common stock outstanding prior to the acquisition, entered into an agreement to vote for the ZN shareholders’ nominee to our Board of Directors, so long as the nominee is not a Viisage employee.

Re-sales of Viisage Common Stock by the ZN Shareholders

(Page 46)

The shares of our common stock issued to the ZN shareholders will not be immediately registered for public sale, but we have agreed to file, promptly following the closing, a Form S-3 registration statement to register those shares for sale on the public market. In addition, the ZN shareholders agreed in the purchase agreement that for a period of two years commencing on the date on which the acquisition is completed:

•	they will not sell on any trading day an aggregate number of shares of our common stock that equals or exceeds 20% of the prior day’s trading volume on the Nasdaq National Market; and

•	they may not sell our common stock at a price per share that is more than 10% below the prior day’s closing price on the Nasdaq National Market.

However, those restrictions will be relaxed to the extent that Lau, our largest single stockholder, sells more shares pro rata than the ZN shareholders would otherwise be entitled to sell. In addition, in connection with our sale of 3,517,503 shares of our common stock to institutional investors in a private transaction on September 8, 2003, each of the ZN shareholders other than ZN MABG entered into an agreement under which they agreed not to sell the shares of our common stock that will be issued to them in the acquisition for periods ranging from 60 to 180 days following the closing of the acquisition. See “The Securities Purchase Agreement – Registration Rights and Re-sales of Viisage Common Stock by the ZN Shareholders” on page 46.

Accounting and Tax Treatment of the Acquisition

(Page 46)

•	We intend to account for the acquisition using the “purchase” method of accounting.

•	The acquisition is not a taxable event for Viisage or its stockholders.

Regulatory Filings

(Page 47)

In connection with the acquisition, we will:

•	file this proxy statement with the Securities and Exchange Commission, or the SEC, pursuant to Regulation 14A under the Exchange Act; and

•	file an application for listing of additional shares on the Nasdaq National Market for the purpose of listing the shares issued in the acquisition.

SELECTED FINANCIAL DATA OF VIISAGE

The following tables provide selected financial data for Viisage, which were derived from the audited financial statements of Viisage for each of the five years in the period ended December 31, 2002. The historical results presented are not necessarily indicative of future results. The data should be read in conjunction with the financial statements, related notes and other financial information of Viisage as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 appearing elsewhere in this proxy statement, including the discussions appearing in “Viisage Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The financial data for the six-month periods ended June 30, 2002 and June 29, 2003 were derived from Viisage’s unaudited financial statements included elsewhere in this proxy statement. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Viisage considers necessary for a fair presentation of its financial position and results of operations for those periods. Operating results for interim periods are not necessarily indicative of results that may be expected for the entire fiscal year.

[Remainder of page intentionally left blank]

	Years Ended December 31,					Six Months Ended(3)
	1998(1)	1999	2000	2001	2002	June 30, 2002	June 29, 2003
	(in thousands, except per share amounts)
Statement of Operations Data:
Revenues	$16,259	$19,297	$27,539	$26,280	$32,302	$15,437	$18,775
Cost of revenues	15,957	15,131	21,136	19,602	25,239	12,553	14,787

Gross margin	302	4,166	6,403	6,678	7,063	2,884	3,988

Operating expenses:
Sales and marketing	2,195	739	787	809	5,368	2,562	2,549
Research and development	358	253	688	2,054	4,457	1,821	1,882
General and administrative	2,247	1,939	2,489	2,500	5,069	1,734	2,126
Acquisition expenses	—	—	—	1,639	—	—	—
Restructuring charges	—	—	—		824	—	—

Total operating expenses	4,800	2,931	3,964	7,002	15,718	6,117	6,557

Operating income (loss)	(4,498)	1,235	2,439	(324)	(8,655)	(3,233)	(2,569)
Interest expense, net	1,667	2,230	1,637	1,210	875	429	450

Income (loss) before income taxes and cumulative effect of change in accounting principle	(6,165)	(995)	802	(1,534)	(9,530)	(3,662)	(3,019)
Provision for income taxes	—	—	—	—	—	—	63

Income (loss) before cumulative effect of change in accounting principle	(6,165)	(995)	802	(1,534)	(9,530)	(3,662)	(3,082)
Cumulative effect of change in accounting principle	(1,038)	—	—	—	—	—	—

Net income (loss)	(7,203)	(995)	802	(1,534)	(9,530)	(3,662)	(3,082)
Preferred stock dividends	—	(1,003)	(327)	(5)	—	—	—

Income (loss) applicable to common shareholders before cumulative effect	(7,203)	(1,998)	475	(1,539)	(9,530)	(3,662)	(3,082)
Cumulative effect of implementing EITF 00-27	—	—	(277)	—	—	—	—

Net income (loss) applicable to common shareholders	$(7,203)	$(1,998)	$198	$(1,539)	$(9,530)	$(3,662)	$(3,082)

Basic income (loss) per share before cumulative effect	$(0.75)	$(0.23)	$0.05	$(0.09)	$(0.48)	$(0.18)	$(0.15)

Basic net income (loss) per share applicable to common shareholders(2)	$(0.88)	$(0.23)	$0.02	$(0.09)	$(0.48)	$(0.18)	$(0.15)

Weighted average basic common shares outstanding	8,175	8,610	10,460	16,265	20,046	19,891	20,305

Diluted income (loss) per share before cumulative effect	$(0.75)	$(0.23)	$0.03	$(0.09)	$(0.48)	$(0.18)	$(0.15)

Diluted net income (loss) per share applicable to common shareholders(2)	$(0.88)	$(0.23)	$0.01	$(0.09)	$(0.48)	$(0.18)	$(0.15)

Weighted average diluted common shares outstanding	8,175	8,610	14,504	16,265	20,046	19,891	20,305

Balance Sheet Data:
Working capital	$11,089	$13,549	$15,225	$38,115	$22,244	$33,229	$19,430
Total assets	46,444	44,680	45,273	67,663	61,189	65,684	58,454
Long-term obligations	18,058	15,721	9,526	10,368	9,845	8,156	8,839
Shareholders’ equity	12,618	15,790	20,728	46,294	39,064	45,266	36,070

(1)	1998 amounts reflect the impact of charges of $230,000 for restructuring, $1,321,000 for the early adoption of SOP 98-5, “Reporting on the Costs of Start-Up Activities”, and $2,322,000 to revise project margins and contract cost-to-complete estimates.
(2)	See note 2 of Notes to Viisage’s audited financial statements appearing elsewhere in this proxy statement for information concerning the computation of basic and diluted net income (loss) per share.
(3)	The results for the six-month periods ended June 30, 2002 and June 29, 2003 are unaudited.

SELECTED FINANCIAL DATA OF ZN

The following tables provide selected financial data for ZN, which were derived from the audited financial statements for the years ended December 31, 2000, 2001 and 2002 and from the unaudited financial statements for the six month periods ended June 30, 2002 and 2003 of ZN prepared in accordance with German GAAP. The historical results presented are not necessarily indicative of future results. The data should be read in conjunction with the financial statements, related notes and other financial information of ZN as of December 31, 2002 and 2001 and for the years then ended and as of June 30, 2002 and 2003 and the six month periods then ended appearing elsewhere in this proxy statement, including the discussions appearing in “ZN Operating and Financial Review”.

	Years ended December 31,			Six months ended(5) June 30,
	2000(1)	2001	2002(2)	2002	2003
	(in thousands of Euro, except share and per share amounts)
In accordance with German GAAP:
Statement of operations data:
Sales revenue	19.6	469.2	1,417.2	715.6	589.9
Other operating income	361.8	1,597.2	1,599.1	883.0	568.0
Costs of material	(209.7)	(66.6)	(371.9)	(189.1)	(215.0)
Personnel expenses	(468.6)	(2,304.3)	(3,314.2)	(1,787.5)	(1,717.9)
Amortization on intangible assets and fixed assets	(21.8)	(138.7)	(133.0)	(50.6)	(71.7)
Other operational expenses	(426.7)	(1,214.7)	(1,395.3)	(453.5)	(683.6)
Write-downs on financial assets in current assets	0.0	0.0	(21.1)	0.0	(2.3)
Other interest and similar income	5.5	73.8	39.8	16.6	67.3
Interest and similar costs	(0.5)	(1.3)	(2.1)	(0.7)	(0.3)
Profit (loss) from ordinary operations	(740.4)	(1,585.4)	(2,181.6)	(886.2)	(1,465.6)
Extraordinary non-cash loss	0.0	0.0	(2,290.7)	0.0	0.0
Absorbed loss from subsidiary	(233.3)	(10.2)	0.0	0.0	0.0
Annual loss	(973.7)	(1,595.7)	(4,472.3)	(866.2)	(1,465.6)
Annual loss per share	(19.47)	(31.91)	(74.54)	(17.32)	(24.43)
Shares outstanding December 31	50,000	50,000	60,000 (2)	50,000	60,000
Average number of shares outstanding	50,000	50,000	52,000 (2)	50,000	60,000
Balance sheet data:
Intangible, fixed and financial assets	129.0	2,403.6	349.8	2,530.6	298.4
Total current assets	855.2	2,193.4	3,360.1	1,037.0	1,993.6
Total assets	984.2	4,597.0	3,709.9	3,567.6	2,292.0
Total provisions and liabilities	378.0	984.8	560.0	821.6	607.8
Total stockholders’ equity	606.2	3,612.2	3,149.9	2,746.0	1,684.2
Subscribed capital	50.0	50.0	60.0	50.0	60.0
Dividends per share	0.0	0.0	0.0	0.0	0.0
In accordance with US GAAP:
Statement of operations data:
Sales revenues	19.6	469.2	1,417.2	715.6	589.9
Profit (loss) from continuing operations	(1,253.9)	(2,733.0)	(3,794.9)	(1,649.6)	(2,104.6)
Loss from discontinued operations(4)	(233.0)	(1,048.0)	(1,243.0)	(427.0)	0.0
Annual loss	(1,486.9)	(3,781.0)	(5,037.9)	(2,076.6)	(2,104.6)
Annual loss per share from continuing operations	(25.07)	(54.66)	(72.97)	(32.99)	(35.08)
Loss from discontinued operations per share(4)	(4.67)	(20.96)	(23.91)	(8.54)	0.0
Annual loss per share	(29.74)	(75.62)	(96.88)	(41.53)	(35.08)
Balance sheet data:
Total assets	993.9	3,769.5	4,226.4	2,461.2	3,040.0
Net assets	615.9	2,784.7	3,666.5	1,639.5	2,432.3
Subscribed capital	50.0	50.0	60.0	50.0	60.0

(1)	The results for the year ended December 31, 2000 include the results of operations from the commencement of operations of ZN on April 28, 2000 through December 31, 2000.
(2)	New shares were issued November 6, 2002 and they shared in the results for the full fiscal year 2002.
(3)	The disposition of the participation in Visiomed in 2002 is reflected in the extraordinary non-cash loss of €2,291,000. The intangible, fixed and financial assets include the increase in the participation of €2,138,000 in the year 2001 and the disposition thereof of €2,188,000 in the year 2002.
(4)	The loss from discontinued operations represents the losses of Visiomed recorded in accordance with United States GAAP. The loss in 2002 includes the loss recognized on the disposition of the assets.
(5)	The financial results for the six-month periods ended June 30, 2002 and 2003 are unaudited.

EXCHANGE RATE INFORMATION

On September 25, 2003, the latest practicable date prior to the filing of this proxy statement, the rate of exchange of Euros for United States dollars was 1.15010.

The following table presents the high and low rates of exchange of Euros for United States dollars for the periods indicated:

Period	High	Low
August 1, 2003 through August 31, 2003	1.14260	1.07870
July 1, 2003 through July 31, 2003	1.16080	1.11100
June 1, 2003 through June 30, 2003	1.19300	1.13990
May 1, 2003 through May 31, 2003	1.19090	1.10600
April 1, 2003 through April 30, 2003	1.10860	1.05580
March 1, 2003 through March 31, 2003	1.10590	1.05000
February 1, 2003 through February 28, 2003	1.08840	1.06650
January 1, 2003 through January 31, 2003	1.08580	1.03330

The following table presents the average rates of exchange of Euros for United States dollars for each of the years indicated:

Year Ended December 31,	Average Rate of Exchange
1999	1.06677
2000	0.92492
2001	0.89650
2002	0.94590

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On March 28, 2003, we entered into a securities purchase agreement pursuant to which we will acquire all the outstanding share capital of ZN and assume the obligations under the ZN option plan. The acquisition is expected to close not later than October 15, 2003. Pursuant to the securities purchase agreement, the ZN shareholders agreed to sell, and we agreed to purchase, all of the issued and outstanding share capital of ZN. As consideration for the shares of ZN, we will issue an aggregate of 6,360,000 shares of our common stock, of which 5,221,454 shares will be issued directly to the ZN shareholders and 1,138,546 shares will be reserved for issuance under the ZN option plan. In addition, we will pay directly to the ZN shareholders $493 in cash consideration for their shares and €10,741 (which, based on the September 25, 2003 Euro to U.S. dollar exchange rate of 1.15010 equals approximately $12,353), as part of our assumption of the ZN option plan. Shares used in calculating the purchase price include the shares that will be issued to the ZN shareholders as well as shares reserved for issuance under the ZN option plan. Deferred compensation has been recorded for the unrecognized compensation expense related to the unvested employee stock options. The number of shares we will be required to issue to the ZN shareholders and reserve for issuance under the ZN share option plan will be reduced if ZN’s net book value is less than a specified amount on the closing date. To the extent that options under the ZN option plan are not exercised, shares of our common stock reserved for issuance under the ZN option plan will be issued to the ZN shareholders who initially donated their ZN shares to establish the ZN option plan. Viisage anticipates incurring fees of approximately $2.3 million in connection with this acquisition.

For purposes of the accompanying unaudited pro forma combined financial statements, amounts denominated in Euros on ZN’s financial statements have been converted into United States dollars using the average exchange rate for the appropriate period. In addition, adjustments have been made to present ZN’s financial statements in accordance with generally accepted accounting principles in the United States of America.

The accompanying unaudited pro forma combined condensed balance sheet is presented as if the acquisition occurred on June 29, 2003. The unaudited pro forma and combined condensed statements of operations are presented as if the acquisition had occurred on January 1, 2002 for the year ended December 31, 2002 and for the six month period ended June 29, 2003. All material adjustments to reflect the acquisition are set forth in the column “Pro Forma Adjustments.”

The pro forma data is for informational purposes only and may not necessarily reflect future results of operations and financial position or what the results of operations or financial position would have been had Viisage and ZN been operating as a combined entity for the periods presented. The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical financial statements, including the notes thereto, of Viisage and ZN included elsewhere in this proxy statement.

[Remainder of page intentionally left blank]

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands, except per share data)

(Unaudited)

For the period ending	June 29, 2003 Viisage Technology, Inc.	June 30, 2003 ZN Vision Technologies AG	Pro Forma Adjustments		Pro Forma Consolidated
Assets
Current assets:
Cash and cash equivalents	$1,173	$1,533	$(12	)(a)	$2,694
Accounts receivable	6,805	294	—		7,099
Costs & estimated earnings in excess of billings	24,406	—	—		24,406
Other current assets	591	454	—		1,045

Total current assets	32,975	2,281	(12)		35,244
Property and equipment, net	15,454	159	—		15,613
Goodwill	—	—	16,196	(d)	16,196
Intangible assets, net	3,018	1,038	13,579	(d)	14,853
			(2,782	)(c)
Restricted cash	5,120	—	—		5,120
Other assets	1,887	—	12	(a)	800
			1,087	(b)
			27,475	(a)
			(29,775	)(d)
			114	(e)

Total assets	$58,454	$3,478	$25,894		$87,826

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$7,371	$696	$1,087	(b)	$9,154
Current portion of project financing	6,174	—	—		6,174

Total current liabilities	13,545	696	1,087		15,328
Project financing	8,839	—	—		8,839

Total liabilities	22,384	696	1,087		24,167

Shareholder’s equity:
Common Stock	20	69	(69	)(c)	26
			6	(a)
Additional paid-in capital	63,549	16,916	(16,916	)(c)	91,132
			114	(e)
			27,469	(a)
Accumulated deficit	(27,499)	(14,203)	14,203	(c)	(27,499)

Total shareholders’ equity	36,070	2,782	24,807		63,659

Total liabilities and shareholders’ equity	$58,454	$3,478	$25,894		$87,826

See accompanying notes to pro forma condensed consolidated financial statements.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Years Ended
	12/31/02 Viisage Technology, Inc.	12/31/02 ZN Vision Technologies AG	Pro Forma Adjustments		Pro Forma Consolidated
Revenue	$32,302	$1,340	$—		$33,642
Cost of revenues	25,239	547	—		25,786

Gross margin	7,063	793	—		7,856

Operating expenses:
Sales and marketing	5,368	1,370	—		6,738
Research and development	4,457	1,340	—		5,797
General and administrative	5,069	2,885	1,923	(f)	9,877
Acquisition expense	824	—	—		824

Total operating expenses	15,718	5,595	1,923		23,236

Operating loss	(8,655)	(4,802)	(1,923)		(15,380)
Interest income (expense)	(875)	36	—		(839)

Loss before income taxes	(9,530)	(4,766)	(1,923)		(16,219)
Provision for income taxes	—	—	—		—

Net loss	$(9,530)	$(4,766)	$(1,923)		$(16,219)

Basic and diluted loss per share	$(0.48)	$(91.64)			$(0.61)

			(52	)(c)
Weighted average shares outstanding	20,046	52	6,360	(a)(g)	26,406

See accompanying notes to pro forma condensed consolidated financial statements.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Six Months Ended
	June 29, 2003 Viisage Technology, Inc.	June 30, 2003 ZN Vision Technologies AG	Pro Forma Adjustments		Pro Forma Consolidated
Revenues	$18,775	$633	$—		$19,408
Cost of revenues	14,787	535	—		15,322

Gross margin	3,988	98	—		4,086

Operating expenses:
Sales and marketing	2,549	960	—		3,509
Research and development	1,882	941	—		2,823
General and administrative	2,126	527	962	(f)	3,615

Total operating expenses	6,557	2,428	962		9,947

Operating loss	(2,569)	(2,330)	(962)		(5,861)
Interest income (expense)	(450)	72	—		(378)

Loss before income taxes	(3,019)	(2,258)	(962)		(6,239)
Provision for income taxes	63	—	—		63

Net loss	$(3,082)	$(2,258)	$(962)		$(6,302)

Basic and diluted loss per share	$(0.15)	$(37.63)			$(0.24)

			(60	)(c)
Weighted average shares outstanding	20,305	60	6,360	(a)(g)	26,665

See accompanying notes to pro forma condensed consolidated financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

1.    Basis of Presentation

The accompanying unaudited pro forma condensed consolidated financial statements and related notes are unaudited. In the opinion of management, the pro forma financial statements include all adjustments necessary for a fair presentation of the companies’ financial position and results of operations for the periods presented. These financial statements should be read in conjunction with the audited financial statements and accompanying notes included in this proxy statement.

In accordance with the rules and regulations of the SEC, unaudited financial statements may omit or condense information and disclosures normally required for a complete set of financial statements prepared in accordance with generally accepted accounting principles. However, management believes that the notes to the financial statements contain disclosures adequate to make the information presented not misleading.

The pro forma financial statements are prepared in conformity with generally accepted accounting principles, which require management to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

The unaudited pro forma financial statements are presented for illustrative purposes only and are not necessarily indicative of the future financial position or future results of operations of the combined company.

The pro forma financial statements have been prepared on the basis of assumptions relating to the allocation of the consideration paid to the acquired assets and liabilities of ZN, based on management’s best estimates.

Following is a summary of the preliminary estimate of the total purchase price (in thousands, as of  June 29, 2003):

Value of 6,360,000 shares of Viisage common stock issued	$27,475	(1)
Liabilities assumed	696
Cash paid	12
Direct acquisition costs	2,289

Total purchase price	$30,472

(1)	Calculated assuming a value of Viisage common stock of $4.32 per share, which is the average trading price of Viisage common stock over the five trading days including March 28, 2003, the date on which the securities purchase agreement was signed, and the two trading days immediately preceding and the two trading days immediately following March 28, 2003, as reported on the Nasdaq National Market.

Based upon the preliminary estimate of fair market values of the assets acquired on the effective date of the acquisition, the purchase price was allocated as follows (in thousands, as of March 30, 2003):

Current assets	$2,281
Property and equipment	159
Identified intangible assets	11,836
Goodwill	16,196

Net assets acquired	$30,472

Set forth in the table below is a list of the intangible assets of ZN, by category, the preliminary value attributable to, and the amortization period applicable to, each such category.

Intangible Assets	Preliminary Value	Amortization Period
Patents, trademarks and licenses	$5,798	7 Years
Customer list	3,000	7 Years
Contracts	2,000	3 Years
Capitalized software and other	1,038	3 Years

	$11,836

The allocation of the purchase price to specific assets is based, in part, upon management’s appraisal of long-lived assets acquired. The allocation is preliminary at this time.

2.    Pro Forma Adjustments

The following pro forma adjustments have been made to the historical financial statements of the combined company based upon assumptions made by management for the purpose of preparing the unaudited pro forma condensed consolidated statements of operations and the pro forma condensed consolidated balance sheet.

(a)	To record the issuance of 5,221,454 shares of Viisage common stock, the value of options to purchase 1,138,546 shares of Viisage common stock (a total of 6,360,000 shares) and cash paid in connection with the acquisition of ZN (see footnote (f) below). This is to account for the cash element of the purchase price.

(b)	To accrue the additional acquisition costs:

ACQUISITION COST SUMMARY

	Actual June 29, 2003	Accrued	Total
Legal and Audit	$488,000	$300,000	$788,000
Outside consultants	46,000	21,000	67,000
Investment Banker	668,000	666,000	1,334,000
Miscellaneous printing, mailing, filing fees	—	100,000	100,000

	$1,202,000	$1,087,000	$2,289,000

(c)	Adjustment to eliminate the existing equity of ZN.

(d)	To record the allocation of the purchase price to the estimated fair value of assets acquired and liabilities assumed.
(e)	To record the unrecognized compensation expense related to unvested options at the acquisition date.

(f)	To record amortization expense on acquired identified intangible assets over periods ranging from three to seven years.

(g)	Adjustment relates to the following items:

•	To reflect the increase in weighted average basic and diluted shares and weighted average dilutive shares outstanding for the common stock and common stock options issued and to be issued in connection with the acquisition. Pro forma basic earnings per common share for the period presented were calculated assuming the shares of Viisage common stock issued and to be issued in connection with the acquisition were issued at the beginning of the period presented.

•	Common equivalent shares attributable to the common stock options, consisting of 1,138,546 shares of Viisage common stock that will be reserved for issuance under the ZN option plan, were included in determining the weighted average shares outstanding for the year ended December 31, 2002 and the six months ended June 29, 2003.

•	The securities purchase agreement provides for a reduction in the number of shares to be issued to ZN shareholders and reserved for issuance under the ZN share option plan. The reduction will occur if the net book value of ZN decreases by more than €400,000 per month or partial month between March 28, 2003 and the date of the closing. No adjustment to the number of shares to be issued in these pro forma financial statements has been made since it is not determinable at this time what the amount of the adjustment, if any, would be. A substantive reduction in the purchase price would depend on the number of shares that were reduced and the effect of a change in the price between the original measurement date and the date when the actual number of shares are known.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table presents:

•	historical and unaudited pro forma combined net loss per share and net tangible book value per shares data of Viisage; and

•	historical and unaudited equivalent pro forma net loss per share and net tangible book value per share data of ZN.

The pro forma combined per share data was derived from financial information of Viisage and ZN appearing elsewhere in this proxy statement. The information in the table below should be read in conjunction with the historical financial statements of Viisage and ZN and the related notes. The pro forma data is not necessarily indicative of amounts which would have been achieved had the acquisition been consummated at the beginning of the periods presented and should not be construed as representative of future operations. The following table contains historical and per share data on an unaudited pro forma basis after giving effect to the acquisition using the purchase method of accounting.

	Viisage
	Year Ended December 31, 2002		Six Months Ended June 29, 2003
	Historical	Pro Forma	Historical	Pro Forma
Net loss per share	$0.48	$0.61	$0.15	$0.24
Book value per share	$1.93	NA	$1.77	$2.38

	ZN(1)
	Year Ended December 31, 2002		Six Months Ended June 30, 2003
	Historical	Pro Forma	Historical	Pro Forma
Net loss per share	$91.64	NA	$37.63	NA
Book value per share	$64.06	NA	$46.37	NA

(1)	The net loss per share was converted from the Euro to United States dollars using the average exchange rate for the period. Book value per share was computed using the exchange rates in effect on December 31, 2002 and June 29, 2003. The above calculations are based on numbers prepared in accordance with generally accepted accounting principles in the United States.

MARKET PRICE INFORMATION

The table below sets forth the high and low sales prices of Viisage common stock as reported on the Nasdaq National Market for the periods indicated.

	High	Low
2003:
Quarter ended September 30 (through September 25)	$5.40	$4.10
Quarter ended June 30	$5.78	$3.76
Quarter ended March 31	$5.12	$3.12
2002:
Quarter ended December 31	$5.72	$3.35
Quarter ended September 30	$4.92	$2.82
Quarter ended June 30	$7.05	$3.66
Quarter ended March 31	$9.50	$5.63
2001:
Quarter ended December 31	$15.97	$6.15
Quarter ended September 30	$8.36	$1.75
Quarter ended June 30	$2.70	$1.56
Quarter ended March 31	$3.25	$0.84

On March 28, 2003, the last trading day prior to the public announcement of the securities purchase agreement, the reported high and low sales prices per share of our common stock on the Nasdaq National Market were $4.49 and $4.25, respectively. On September 25, 2003, the last practicable trading date for which results were available for inclusion in this proxy statement, the reported high and low sales prices per share of our common stock on the Nasdaq National Market were $4.22 and $4.10, respectively.

As of September 25, 2003, we had 243 record holders of our common stock.

DIVIDEND POLICY

We presently intend to retain our cash for use in the operation and expansion of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. In addition, we are prohibited from paying dividends pursuant to our lending arrangements.

RISK FACTORS

By approving the issuance of shares of our common stock in connection with the acquisition, you will be voting to approve the combination of the businesses of Viisage and ZN, which we refer to below as the combined company. Such a combination involves a high degree of risk. In addition to all of the other information in this proxy statement and its attachments, you should consider carefully the following risk factors.

Risks Related to the Acquisition

The number of shares of our common stock to be issued in the acquisition will not be adjusted for fluctuations in the market value of our common stock, which could result in an effective increase in the purchase price we pay to acquire ZN.

The number of shares of common stock that we will issue in connection with the acquisition will not be adjusted to take into account fluctuations in the market value of our common stock. On March 28, 2003, the date we signed the securities purchase agreement, the closing price of our common stock was $4.40 per share, as reported on the Nasdaq National Market. Accordingly, the aggregate value of the 5,221,454 shares we will issue to the ZN shareholders and the 1,138,546 shares we will reserve for issuance under the ZN option plan was approximately $28.0 million on that date. If the market price of our common stock on the closing date is greater than $4.40 per share, the value of the shares we will issue in the acquisition could increase, which would have the effect of increasing the value of the consideration we have agreed to pay to acquire ZN.

Our strategy of expanding our facial recognition business through the acquisition of ZN may not be successful, which could adversely affect our business operations and financial condition.

The acquisition of ZN is part of our strategy to enhance our leadership in facial recognition technology and to expand our operations within our facial recognition business segment. Pursuing this strategy involves risks. For instance, to date, facial recognition security solutions have not gained widespread commercial acceptance. Some of the obstacles to widespread acceptance of facial recognition security solutions include a perceived loss of privacy and public perceptions as to the usefulness of facial recognition technologies. Whether the market for facial recognition security solutions will expand will be dependent upon factors such as:

•	the success of marketing efforts and publicity campaigns of the combined company and our competitors; and

•	customer satisfaction with the products and services of the combined company, as well as those of our competitors.

We do not know when, if ever, facial recognition security solutions will gain widespread commercial acceptance. In addition, our facial recognition business segment has not achieved profitability, and it may never achieve profitability.

Integration of the two businesses may be difficult and will consume significant financial and managerial resources, which could have an adverse effect on our results of operations.

Following the acquisition, the combined company will attempt to integrate Viisage’s and ZN’s respective facial recognition solutions and will begin to share common systems, procedures and controls. This process will be challenging and will consume significant financial and managerial resources. The challenges involved with this integration include, among others:

•	challenges related to technology integration;

•	possible difficulty implementing uniform standards, controls, procedures and policies; and

•	possible loss of key employees.

In addition, the differences between U.S. and German business cultures and the geographic distance between the companies could present significant obstacles to the timely, cost-effective integration of the companies.

The significant direct and indirect costs of the acquisition and integration could adversely affect our financial performance.

Viisage expects to incur approximately $2.3 million of costs in connection with the acquisition, including:

•	costs associated with integrating the businesses of the combined companies;

•	financial advisory fees; and

•	costs and expenses for services provided by our lawyers and accountants.

The transaction costs and expenses attributable to financial advisory, legal and accounting services incurred by Viisage will be capitalized as a component of the purchase price. Goodwill associated with the acquisition will be required to be tested at least annually for impairment, and we will be required to record a charge to earnings if there is an impairment in the value of such goodwill at a later date. Other intangible assets acquired in connection with the acquisition will be amortized over their estimated useful lives.

We expect to charge the other transaction costs and expenses during the periods in which they are incurred, which will reduce our earnings or increase our losses during those periods. We might not be able to manage these acquisition-related costs effectively, and they could be higher than we currently estimate. If we do not manage these costs effectively, our business operations, financial results and stock price could be adversely effected.

Failure to complete the acquisition could negatively affect us and the price of our common stock.

The costs and expenses we incur in connection with the acquisition, other than certain fees payable to our financial advisor as described on page 42, must be paid even if the acquisition is not completed. In addition, we could be required to pay a break-up fee of $500,000 if the acquisition is not completed for any of the following reasons:

•	our stockholders do not approve the issuance of shares of our common stock in connection with the acquisition;

•	there has been a material adverse effect on us since March 28, 2003, the date we signed the securities purchase agreement;

•	our net book value is less than $20,000,000 on the closing date; or

•	the acquisition is not completed by October 15, 2003 by reason of our failure to perform our obligations at the closing.

In addition, on September 8, 2003, we completed a private sale of 3,517,503 shares of our common stock at $3.775 per share, from which we received gross proceeds of approximately $13.3 million. The purchasers in that sale agreed that they would acquire an additional 456,007 shares of our common stock at $3.775 per share following, and subject to, the closing of the acquisition. The sale of those additional shares would yield gross proceeds to us of approximately $1.7 million. If the acquisition is not completed for any reason, we will not be able to sell those additional shares and, accordingly, will not receive any of proceeds from the sale.

If the acquisition is not completed for any reason, the price of our common stock could be negatively affected.

The issuance of shares of our common stock to the ZN shareholders and the participants under the ZN option plan and the subsequent sale of additional shares in a private sale will result in substantial dilution to existing stockholders.

As of June 29, 2003, there were outstanding 20,357,245 shares of our common stock, and our net book value per share was $1.77. On September 8, 2003, we sold an aggregate of 3,517,503 shares of our common stock to institutional investors in a private sale at $3.775 per share, resulting in gross proceeds of approximately $13.3 million. In addition, the purchasers agreed to purchase an additional 456,007 shares following, and subject to, the closing of the acquisition. Assuming the issuance of all of the shares of our common stock that will be reserved under the ZN option plan in accordance with the securities purchase agreement, and taking into consideration the sale of the additional 456,007 shares to the purchasers in the private sale, following the acquisition:

•	we will have issued 6,360,000 new shares of common stock to the ZN shareholders and the participants under the ZN option plan;

•	the ZN shareholders and the participants under the ZN option plan will hold approximately 20% of our outstanding common stock;

•	your percentage ownership of our common stock will be proportionately decreased; and

•	the net book value per share of our common stock will be approximately $2.53.

Risks Related to the Business of the Combined Company

If the combined company does not achieve the expected benefits of the acquisition, the price of our common stock could decline.

We expect that the acquisition of ZN will enhance our leadership in facial recognition technology through the combination of our technologies with those of ZN. Although the results of the initial tests of our combined technologies have been positive, the combination of such technologies might not meet the demands of the marketplace. If our technologies fail to meet such demand, customer acceptance of our facial recognition solutions could decline, which would have an adverse effect on our results of operations and financial condition.

In addition, we expect that the acquisition will enable us to market the products of the combined company on a global scale. Our facial recognition customers are primarily located in the United States, and ZN’s customers are primarily located in Europe. The combined company might not be able to market successfully our products and services to ZN’s customers or ZN’s products and services to our customers. There is also a risk that the combined company will not achieve the anticipated benefits of the acquisition as rapidly as, or to the extent, anticipated by financial or industry analysts, or that such analysts will not perceive the same benefits to the acquisition as we do. If these risks materialize, our stock price could be adversely affected.

The combined company will face intense competition, which could result in lower revenues, higher research and development expenditures and adversely affect the combined company’s results of operations.

The events of September 11, 2001 have heightened interest in the use of biometric security solutions, and we expect competition in this field, which is already substantial, to intensify. Competitors are developing and bringing to market biometric security solutions that use facial recognition as well as eye, fingerprint and other forms of biometric verification. The products of the combined company will also compete with non-biometric technologies such as certificate authorities and traditional keys, cards, surveillance systems and passwords. Widespread adoption of one or more of these technologies or approaches in the markets the combined company intends to target could significantly reduce the potential market for the combined company’s facial recognition products.

Many competitors of the combined company have significantly more cash and resources than the combined company will have. Competitors of the combined company may introduce products that are competitively priced, have increased performance or functionality or incorporate technological advances that the combined company has not yet developed or implemented.

To remain competitive, the combined company must continue to develop, market and sell new and enhanced products at competitive prices, which will require significant research and development expenditures. If the combined company does not develop new and enhanced products or if it is not able to invest adequately in its research and development activities, its business, financial condition and results of operations could be negatively impacted.

Unless it keeps pace with changing technologies, the combined company could lose customers and fail to win new customers.

The future success of the combined company will depend upon its ability to develop and introduce a variety of new products and services and enhancements to these new product and services in order to address the changing needs of the marketplace. The combined company may not be able to accurately predict which technologies customers will support. If the combined company does not introduce new products, services and enhancements in a timely manner, if it fails to choose correctly among technical alternatives or if it fails to offer innovative products and services at competitive prices, customers may forego purchases of the combined company’s products and services and purchase those of its competitors.

The combined company may be unable to obtain additional capital required to fund its operations and finance its growth.

The development of facial recognition technologies by the combined company will require additional capital. In addition, our secure identification business requires significant capital expenditures. Although we and ZN have been successful in the past in obtaining financing for working capital and capital expenditures, the expanded business may increase our capital needs. The combined company may be unable to obtain additional funds in a timely manner or on acceptable terms, which would render it unable to fund its operations or expand its business. If the combined company is unable to obtain capital when needed, it may have to restructure its business or delay or abandon its development and expansion plans.

Our leverage creates financial and operating risks that could limit the growth of the combined company.

We have a significant amount of indebtedness. As of June 29, 2003, we had approximately $15.0 million in short and long-term debt and lease financing, which is collateralized by $5.1 million of cash. Our leverage could have important consequences to the combined company including:

•	limiting the combined company’s ability to obtain necessary financing for future working capital;

•	limiting the combined company’s ability to finance the acquisition of equipment needed to meet customer requirements;

•	limiting the combined company’s ability to finance the development of new technologies;

•	requiring that the combined company use a substantial portion of our cash flow from operations for debt service and not other operating purposes; and

•	requiring the combined company to comply with financial and operating covenants, which could cause an event of default under our debt instruments.

•	Our loan agreements with Commerce Bank & Trust Company, Fleet Capital Leasing and Lau Technologies contain the following financial covenants:

•	in every fiscal year after January 1, 2003, our secure identification segment must have positive net income, excluding income taxes;

•	in at least three quarters of each of our fiscal years after January 1, 2003, our secure identification segment must have positive net income, excluding income taxes; if the secure identification segment has a net loss, that net loss may not exceed $200,000;

•	our net loss for the last three fiscal quarters of 2003, excluding income taxes, may not exceed $2,000,000, $2,000,000 and $1,500,000, respectively;

•	our net loss for the first three fiscal quarters of 2004, excluding income taxes, may not exceed $1,500,000, $1,000,000 and $500,000, respectively;

•	our net income for the last fiscal quarter of 2004 must be at least $100,000, excluding income taxes;

•	we must have positive net income, excluding income taxes, beginning with the year ending December 31, 2005 and continuing for each year thereafter;

•	we must have tangible net worth (as defined in the loan agreements) of at least $30 million at the end of each fiscal quarter beginning with the second fiscal quarter of 2003;

•	the ratio of our indebtedness (as defined in the loan agreements) to our tangible net worth (as defined in the loan agreements) must not exceed 2.5 to 1;

•	at the end of each fiscal quarter, the ratio of our secure identification segment’s operating cash flow (as defined in the loan agreements) for the four most recent fiscal quarters to our debt service liability (as defined in the loan agreements) shall be at least 1.25 to 1;

•	our capital expenditures in any fiscal year cannot exceed $1,500,000, and no single capital expenditure can exceed $250,000 without the lender’s prior written approval; and

•	as of each fiscal monthly close (as defined in the loan agreements), we must have at least $5 million in unencumbered cash (as defined in the loan agreements) on deposit with Commerce Bank & Trust Company.

For the quarter ended June 29, 2003, we were in violation of the former net income covenant on one of our capital leases. This covenant previously required that we have a net loss for the quarter ended June 29, 2003 of no more than $575,000, excluding income taxes. Our net loss for such quarter was $1.35 million, excluding income taxes. We received a waiver of this covenant, and this covenant has been amended for future periods to match the covenants listed above. If we default on any of these covenants, the lenders could demand complete repayment of the loans. On June 29, 2003, there was approximately $15.0 million outstanding under these loans.

Further, our ability to make principal and interest payments under long-term indebtedness and bank loans will be dependent upon the future performance of the combined company, which is subject to financial, economic and other factors affecting us, some of which are beyond our control.

The combined company will derive over 90% of its revenue from government contracts, which are often non-standard, involve competitive bidding, may be subject to cancellation with or without penalty and may produce volatility in earnings and revenue.

More than 90% of the business of the combined company will involve providing products and services under contracts with U.S. federal, state, local and foreign government agencies. Obtaining contracts from government agencies is challenging, and government contracts often include provisions that are not standard in private commercial transactions. For example, government contracts may:

•	include provisions that allow the government agency to terminate the contract without penalty under some circumstances;

•	be subject to purchasing decisions of agencies that are subject to political influence;

•	contain onerous procurement procedures; and

•	be subject to cancellation if government funding become unavailable.

Foreign government contracts generally include comparable provisions relating to termination for the convenience of the relevant foreign government.

Securing government contracts can be a protracted process involving competitive bidding. In many cases, unsuccessful bidders may challenge contract awards, which can lead to increased costs, delays and possible loss of the contract for the winning bidder.

The combined company will derive a significant portion of its revenue from a few customers, the loss of which could have an adverse effect on the combined company’s revenues.

For the six months ended June 29, 2003, two customers, Georgia Department of Motor Vehicle Safety and Oklahoma Department of Public Safety, each accounted for over 10% of Viisage’s revenues and an aggregate of 37% of its revenue. For 2002, two customers, Connecticut Department of Information Technology and Mississippi Department of Information Technology Services, each accounted for over 10% of Viisage’s revenues and an aggregate of 22% of its revenue. For 2001, four customers, Illinois Secretary of State, Unisys Corporation (Florida Department of Safety and Motor Vehicles), Kentucky Transportation Cabinet and Pennsylvania Department of Transportation, each accounted for over 10% of Viisage’s revenue and an aggregate of 49% of its revenue. Since 30 to 40% of the revenues under Viisage’s drivers’ license contracts is recognized during the first nine to twelve months of a contract, the period during which Viisage designs, customizes, installs and tests the systems, the loss of any of Viisage’s significant customers during this phase would cause revenue to decline and could have a material adverse effect on the business of the combined company.

In July 2003, a Georgia court issued a preliminary injunction prohibiting Georgia’s Department of Motor Vehicle Safety from continuing to work with Viisage to install the State’s new driver’s license system. The injunction is the result of a lawsuit filed in March 2003 by one of Viisage’s competitors alleging that the Department of Motor Vehicle Safety did not comply with its own bid process when it selected a vendor for its digital drivers’ license program. The merits of the lawsuit are to be addressed in further court proceedings. The Department of Motor Vehicle Safety has confirmed that its contract with Viisage remains in place. However, if the lawsuit is successful and Viisage loses the contract, Viisage could lose up to $15.9 million in revenue that it expected to recognize over the next five and one-half years. In addition, although Viisage expects that the Department of Motor Vehicle Safety would be required to reimburse Viisage for its costs incurred under the contract, if Viisage is unable to obtain reimbursement of those costs, Viisage could be required to recognize a loss of up to approximately $5 million on the Georgia contract.

Uncertainties in global economic markets could cause delays in customer purchases.

Many customers and potential customers have delayed purchase intentions as a result of uncertainties in global economic markets. Government budgets, particularly at state and regional levels, have been or are expected to be reduced notably. Government contracts result from purchasing decisions made by public sector agencies that are particularly sensitive to budget changes and cutbacks during economic downturns, and variations in appropriations cycles. Many U.S. state customers are facing budget cuts, and some international customers are facing debt crises, introducing added uncertainty. Any shift in the government procurement process, which is outside of our control and may not be predictable, could impact the predictability of our quarterly results and may potentially have a material negative effect on our financial position, results of operation or cash flows.

If the combined company does not successfully expand its direct sales and services organizations and partnering arrangements, it may not be able to increase its sales or support its customers.

In the fiscal years ended December 31, 2001 and 2002, and six-month periods ended June 29, 2003 and June 30, 2002, we licensed substantially all of our products through our direct sales organization. The future success of the combined company depends on substantially increasing the size and scope of its direct sales force and partnering arrangements, both domestically and internationally. The combined company will face intense competition for personnel, and we cannot guarantee that the combined company will be able to attract, assimilate or retain additional qualified sales personnel on a timely basis. Moreover, given the large-scale deployment required by some of its customers, the combined company will need to hire and retain a number of highly trained customer service and support personnel. The combined company cannot guarantee that it will be able to increase the size of its customer service and support organization on a timely basis to provide the high quality of support required by its customers. Failure to add additional sales and customer service representatives could result in the inability of the combined company to increase its sales and support its customers.

The success of the combined company’s strategic plan to grow sales and develop relationships in Europe may be limited by risks related to conducting business in European markets.

Although ZN has experience marketing and distributing its products and developing strategic relationships in Europe, part of the combined company’s strategy will be to increase sales and build additional relationships in European markets. Risks inherent in marketing, selling and developing relationships in European markets include those associated with;

•	economic conditions in European markets, including fluctuations in the relative values of the U.S. dollar and the Euro;

•	taxes and fees imposed by European governments that may increase the cost of products and services; and

•	laws and regulations imposed by individual countries and by the European Union.

In addition, European intellectual property laws are different than U.S. intellectual property laws and we will have to ensure that our intellectual property is adequately protected in foreign jurisdictions and that ZN’s intellectual property is adequately protected in the United States. If we do not adequately protect our intellectual property rights, competitors could use our proprietary technologies in non-protected jurisdictions and put us at a competitive disadvantage.

If the combined company’s products do not perform as promised, the combined company could experience increased costs, lower margins, liquidated damage payment obligations and harm to its reputation.

The combined company will be required to provide complex systems that will be required to operate on an “as needed” basis. Although the combined company will deploy back-up systems, the failure of the combined company’s products to perform as promised could result in increased costs, lower margins, liquidated damage payment obligations and harm to the reputation of the combined company. This could result in contract terminations and have a material adverse effect on the business and financial results of the combined company.

Misappropriation of its intellectual property could harm the combined company’s reputation, affect its competitive position and cost it money.

We believe that the intellectual property of the combined company, including its methodologies, will be critical to its success and competitive position. If we are unable to protect this intellectual property against unauthorized use by third parties, the combined company’s reputation among existing and potential customers could be damaged and its competitive position adversely affected.

The combined company’s strategies to deter misappropriation could be undermined if:

•	the proprietary nature or protection of its methodologies is not recognized in the United States or foreign countries;

•	third parties misappropriate its proprietary methodologies and such misappropriation is not detected; and

•	competitors create applications similar to ours but which do not technically infringe on the combined company’s legally protected rights.

If these risks materialize, the combined company could be required to spend significant amounts to defend its rights and divert critical managerial resources. In addition, the combined company’s proprietary methodologies may decline in value or its rights to them may become unenforceable.

Others could claim that the combined company is infringing on their intellectual property rights, which could result in substantial costs, diversion of managerial resources and harm to the combined company’s reputation.

Although we believe that the products and services of the combined company do not infringe the intellectual property rights of others, we might not be able to defend successfully against a third-party infringement claim. A successful infringement claim against the combined company could subject the combined company to:

•	liability for damages and litigation costs, including attorneys’ fees;

•	lawsuits that prevent the combined company from further use of the intellectual property;

•	having to license the intellectual property from a third party, which could include significant licensing fees;

•	having to develop a non-infringing alternative, which could be costly and delay projects; and

•	having to indemnify clients with respect to losses they incurred as a result of the alleged infringement.

Even if we are not found liable in a claim for intellectual property infringement, such a claim could result in substantial costs, diversion of resources and management attention, termination of customer contracts and harm to the reputation of the combined company.

If the combined company fails to adequately manage its resources, it could have a severe negative impact on its financial results or stock price.

The combined company could be subject to fluctuations in technology spending by existing and potential customers. Accordingly, the combined company will have to actively manage expenses in a rapidly changing economic environment. This could require reducing costs during economic downturns and selectively growing in periods of economic expansion. If we do not properly manage our resources in response to these conditions, our results of operations could be negatively impacted.

Future acquisitions of companies or technologies may result in disruptions to the combined company’s business.

The growth strategy of the combined company could include additional acquisitions of companies or technologies that complement those of the combined company. Future acquisitions by the combined company could involve risks inherent in acquisitions, such as:

•	challenges associated with integrating acquired technologies and business of operations acquired companies;

•	exposure to unknown liabilities;

•	diversion of managerial resources from day-to-day operations;

•	possible loss of key employees, customers and suppliers;

•	higher than expected transaction costs; and

•	additional dilution to our existing stockholders if we use our common stock as consideration.

We completed three acquisitions during 2002 for the primary purposes of expanding our market reach and enhancing our technology base. As with the ZN acquisition, we had prior experience in working with some of the companies from which we acquired technology, which aided in the integration. However, these acquisitions created some overcapacity in personnel, which we addressed through a reduction in force in October 2002.

If we fail to manage these challenges adequately, our results of operations and stock price could be adversely affected.

The loss of key personnel could adversely affect the combined company’s ability to remain competitive.

We believe that the continued service of our executive officers and the executive officers of ZN will be important to our future growth and competitiveness. We have entered into employment agreements with Bernard C. Bailey, our Chief Executive Officer, William Aulet, our Chief Financial Officer, Jack Dillon, our Senior Vice President, Government Solutions, and James P. Ebzery, our Senior Vice President, Sales and Marketing. These agreements are intended to provide the executives with incentives to remain employed by us. However, we cannot assure you that they will remain employed by us. In addition, we believe that the continued employment of key members of our technical and sales staffs will be important to the combined company.

Most of the employees of the combined company are entitled to voluntarily terminate their relationship with the combined company, typically without any, or with only minimal, advance notice. The process of finding additional trained personnel to carry out the combined company’s strategy could be lengthy, costly and disruptive. The combined company might not be able to retain the services of all of its key employees or a sufficient number of them to execute its plans. In addition, the combined company might not be able to continue to attract new employees as required.

The combined company’s quarterly results could be volatile and may cause our stock price to fluctuate.

Both Viisage and ZN have experienced fluctuations in quarterly operating results and we expect those fluctuations to continue. We expect that the combined company’s quarterly results will continue to be affected by, among other things, factors such as:

•	the size and timing of contract awards;

•	the timing of its contract performance;

•	variations in the mix of its products and services; and

•	contract losses and changes in management estimates inherent in accounting for contracts.

Each of Viisage and ZN has had a history of operating losses.

Each of Viisage and ZN has a history of operating losses. Viisage’s business operations began in 1993 and, except for fiscal years 1996 and 2000, have resulted in net losses in each fiscal year. At June 29, 2003, Viisage had an accumulated deficit of approximately $27.5 million. ZN commenced operations in 2000 and has incurred net losses in each fiscal year since then. At June 30, 2003, ZN had an accumulated deficit of approximately $14.2 million, calculated in accordance with US GAAP. The combined company will continue to invest in the development of its facial recognition technologies. Accordingly, we cannot predict when or if the combined company will ever achieve overall profitability.

The combined company will be subject to significant influence by a single stockholder that will have significant relationships with the combined company, which could result in the combined company taking actions that are not supported by unaffiliated stockholders.

Following the acquisition, Lau will beneficially own approximately 20.3% of our outstanding common stock. As a result, Lau will have a strong influence on matters requiring approval by our stockholders, including the election of directors and most corporate actions, including mergers and acquisitions. In addition, the combined company will have significant relationships with Lau, including:

•	Lau has provided a credit facility to Viisage in an aggregate principal amount of $7.3 million, which is secured by some of Viisage’s assets;

•	Viisage acquired significant intellectual property, contracts and distribution channels through a transaction with Lau under which Viisage agreed to pay Lau a 3.1% royalty on its facial recognition revenues for a period of twelve and one half years, up to a maximum of $27.5 million;

•	Viisage leases its principal executive offices from Lau; and

•	the spouse of the Chairman of Viisage’s Board of Directors owns a majority of Lau’s voting stock.

Future sales of our common stock by the ZN shareholders or Lau could depress the market price of our common stock.

As of September 4, 2003, the record date for the special meeting described in this proxy statement, there were 20,371,905 shares of our common stock outstanding. On September 8, 2003, we sold 3,517,503 shares of our common stock to institutional investors in a private sale at $3.775 per share, or the private placement. In connection with the acquisition, we will issue up to 6,360,000 additional shares of common stock, which will, assuming the issuance and sale of 456,007 additional shares of our common stock to the principal investor in the private placement that will occur following, and subject to, the acquisition, result in an approximately 26% increase in the number of outstanding shares of our common stock.

In connection with the acquisition, we agreed to file a Form S-3 registration statement promptly following the closing to register the re-sale of shares of our common stock received by the ZN shareholders. While the ZN shareholders will be subject to restrictions on their ability to re-sell shares of our common stock that they receive in connection with the acquisition, they will be entitled to dispose of a significant number of shares in the public market, which could cause the market price of our common stock to decrease significantly. In connection with the private placement, each of the ZN shareholders other than ZN MABG entered into an agreement under which it agreed not to sell the shares of our common stock that will be issued to them in the ZN acquisition for periods ranging from 60 to 180 days. In addition, we agreed to repurchase shares of common stock from some of the ZN shareholders under specified circumstances. For more information about this arrangement, please see the section of this proxy statement entitled “The Securities Purchase Agreement – Registration Rights and Re-Sales of Viisage Common Stock by the ZN Shareholders” on page 46.

Following the acquisition, Lau will own approximately 20% of our common stock. If Lau sells a significant number of shares of our common stock in the open market, our stock price could decline.

THE SPECIAL MEETING

When and Where the Special Meeting Will Be Held

This proxy statement is furnished to the holders of our common stock as part of the solicitation of proxies by our management, at the direction of our Board of Directors, for use at a special meeting of Viisage stockholders to be held on                  , 2003, at 10:00 a.m., local time, at the offices of Choate, Hall & Stewart, Exchange Place, 53 State Street, Boston, Massachusetts and any adjournments or postponements of the special meeting. This proxy statement, and the accompanying proxy card, are first being mailed to holders of our common stock on or about October     , 2003.

What Will Be Voted on

At the special meeting, you will be asked to consider and vote on a proposal to approve the issuance of up to 6,360,000 shares of our common stock in connection with the acquisition of ZN Vision Technologies AG, following which ZN will become a wholly-owned subsidiary of Viisage and will serve as the base of our European operations.

Who May Vote at the Special Meeting

You can vote at the special meeting all of the shares of Viisage common stock which you owned of record as of September 4, 2003, which is the record date for the special meeting. If you own shares of Viisage common stock that are registered in someone else’s name (for example, a broker), you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting.

As of the close of business on the record date, there were 20,371,905 shares of our common stock outstanding held by approximately 228 stockholders. Each stockholder is entitled to one vote for each share of Viisage common stock held as of the record date.

How to Vote

You may vote in person or by proxy. The proxy card accompanying this proxy statement is solicited on behalf of our Board of Directors for use at the special meeting. You are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope. All proxies that are properly executed and returned, and that are not revoked, will be voted at the special meeting and any adjournment of the special meeting in accordance with the instructions indicated on the proxy card. Executed but unmarked proxies will be voted for approval of the proposal. Our Board of Directors does not presently intend to bring any business before the special meeting other than the specific proposal referred to in this proxy statement and specified in the notice of the special meeting. Our Board of Directors knows of no other matters that are to be brought before the special meeting. If any other business properly comes before the special meeting, it is intended that proxies will be voted in accordance with the judgment of the persons voting the proxies.

How to Change Your Vote

If you have given a proxy, you may revoke it at any time before it is exercised at the special meeting by doing one of the following:

•	filing a written notice of revocation with the Corporate Secretary, Viisage Technology, Inc., at 30 Porter Road, Littleton, Massachusetts 01460;

•	granting a subsequently dated proxy; or

•	attending the special meeting and voting in person.

Attending the special meeting will not, by itself, revoke a proxy. You must also vote at the meeting. If you revoke your proxy in writing you must indicate the certificate number and the number of shares to which such revocation relates and the aggregate number of shares represented by such certificate(s).

Quorum and Vote Required

Under our certificate of incorporation and by-laws and under Delaware law, a vote of stockholders is not required to approve the issuance of shares of our common stock in connection with the acquisition. However, because the number of shares we will be issuing in connection with the acquisition exceeds 20% of our common stock outstanding prior to the acquisition, stockholder approval is required under the rules of the Nasdaq National Market.

Each share of our common stock entitles the holder to one vote with respect to each matter submitted to stockholders at the special meeting. The presence, in person or by properly executed proxy, of the holders of at least a majority of shares of our common stock entitled to vote at the special meeting will constitute a quorum. Approval of the proposal described in this proxy statement requires the affirmative vote of the holders of at least a majority of the shares present in person or represented by properly executed proxy, at the special meeting.

Lau, the holder of approximately 26% of our common stock outstanding prior to the acquisition, has agreed to vote in favor of the proposal, provided that the securities purchase agreement is not amended or terminated prior to the closing.

The proposal to be considered at the special meeting is of great importance to our stockholders. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

If the stockholders do not approve the proposal, Viisage will abandon its efforts to acquire ZN. In addition, Viisage will be required to pay a termination fee of $500,000 pursuant to the securities purchase agreement.

Abstentions and Broker Non-Votes

If an executed proxy is returned and the stockholder has specifically abstained from voting on any matter, the shares represented by that proxy will be considered present at the special meeting for purposes of determining a quorum. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to some shares to vote on one or more matters, the shares represented by the broker’s proxy will be considered present at the meeting for purposes of determining a quorum.

Solicitation of Proxies and Expenses of Solicitation

We will bear the cost of the solicitation of proxies in the enclosed form from our common stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, telegram, letter, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, we may request that brokers, custodians, nominees, fiduciaries and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of our common stock and request authority for the exercise of proxies. In those cases, we, at the request of the record holders, will reimburse the record holders for their reasonable expenses.

Appraisal Rights

Stockholders who do not vote in favor of the proposal described in this proxy statement will not be entitled to dissenter’s or appraisal rights. Accordingly, we will not make special provisions for stockholders to enforce such rights.

THE ACQUISITION

The following description of selected aspects of the acquisition does not purport to be complete and is qualified by reference to the complete text of the securities purchase agreement, the amendment to the securities purchase agreement and the opinion of Viisage’s financial advisor, which are attached to this proxy statement as Annex A-1, Annex A-2 and Annex B, respectively, and are incorporated herein by reference.

Industry Overview

The need for proper identification is more important today than ever before. Growing concerns over security, especially since the terrorist attacks of September 11, 2001, as well as the significant costs of fraud perpetrated through identity theft have become driving forces behind the global need for effective identification solutions. Given the heightened security concerns throughout the world, the inability to verify a person’s true identity is a pervasive and fundamental problem that requires a more comprehensive solution than is generally available today.

In an effort to combat fraud and tampering, photographic identification cards encapsulated within laminated pouches were developed. However, photographic identification cards can be replicated using widely available advanced color copiers and printers. With only a fraudulent driver’s license, an individual is able to create multiple identities, evade law enforcement, commit fraud and engage in other criminal activities that have significant societal and financial implications. As a result, there has been an increasing demand for more tamper-resistant digital identification systems, which enable information and images to be captured and embedded within the fabric of a card through the use of dye-sublimation techniques, to replace existing systems. Digital systems also facilitate the storage of information in computer databases, and can be networked to enable up-to-date information to be shared and distributed across geographic and organizational boundaries, thereby heightening the level of security and functionality for system users.

Notwithstanding the advances in and acceptance of digital technology for identification purposes, identity verification remains difficult in many applications since, by simply obtaining the appropriate password or identity card, an individual can compromise the integrity of facilities, networks and information protected by password security and identity card systems. As an additional means of improving security and deterring fraud, identification systems have increasingly utilized biometrics. Biometrics involves the use of an individual’s unique biological characteristics, which cannot be stolen, lost or misused, for identification and verification. Biometric identifiers include facial images, fingerprints, iris scans, retinal scans, voice data, and hand geometry, among others. The appeal of the facial image as a biometric identifier is that it can be easily verified visually and can be captured in an unobtrusive manner via a photograph. In addition, the infrastructure and databases that store facial biometrics currently exist.

According to the International Biometric Group, the worldwide market for biometrics alone is expected to grow from $601 million in 2002 to approximately $4.0 billion in 2007, representing a compound annual growth rate of approximately 45%. Legislation is now being promulgated in the United States that recommends the incorporation of biometrics into identity verification solutions that permit or deny individuals access to certain information, passage across borders or entry into secure facilities. Revenues associated with digital identification systems and the secure credentials which they produce are not included in the foregoing numbers and materially increase the size of the overall identity verification market opportunity. Applications for digital identity verification systems which incorporate biometrics are increasing as they become more reliable and easier to use.

Strategy of Viisage

We are a leading provider of advanced technology solutions for identity verification. We focus on identification solutions that enhance security, reduce identity theft, provide access control, and protect personal privacy. Our turnkey solutions integrate image and data capture, create relational databases and incorporate multiple biometrics by combining our proprietary facial recognition technology with fingerprint security solutions that we license from third parties. Applications include driver’s licenses, voter registration, national IDs, law enforcement, social services, access control, border management and PC network and Internet access.

Our strategy for advancing our growth and leadership in the identity verification market consists of the following:

Offer the Leading Facial Recognition Technology on the Market. The human face is one of the biometric identifiers unique to each individual and has been and will continue to be the most widely used means of identity verification because it can be easily confirmed visually. As new threats to society increase security concerns, the possibility of capturing a facial image through a digital photograph without the subject’s awareness or cooperation is a differentiating feature making this biometric identifier the preferred choice for surveillance and other identity verification applications. Our patented “Eigenface” technology converts facial images into a series of unique numerical identifiers and, as a result, our solutions have been well suited to applications that require rapid comparisons of an individual facial image against large numbers of facial images in a database (one-to-many identification). We offer systems to authorize physical access to keep government, commercial and residential locations secure (one-to-one verification) as well as systems that improve surveillance by identifying individuals inconspicuously (one-to-many identification). We continually seek to improve our technology to make our systems the preferred choice for each of these applications.

Leverage Strong Position in the Department of Motor Vehicles Customer Base. The driver’s license has become the de facto principal identification document in the United States. We currently have multi-year contracts for image capture, secure credentials production and data maintenance with the departments of motor vehicles, or DMVs, in 16 of the 19 states in which our systems produce secure identification documents. We have a backlog of contracts under which we will commence providing these services to several additional states later this year. This installed base of customers is generating a database of millions of visual records using our patented “Eigenface” technology. Six of the state DMV customers have purchased our FaceEXPLORER product offering to compare the faces of new applicants for driver’s licenses against faces in the database for the purposes of counteracting fraud and identity theft. We believe our ownership of and experience with facial recognition technology offer a significant opportunity to capture this identity verification application in those state DMVs which are already our customers. Conversely, this integrated capability strengthens our opportunities to win additional state DMV contracts as these contracts come up for bid.

Cross-sell to Other Government Agencies. Our significant market share in state DMVs creates opportunities for us to offer our identity verification solutions to law enforcement and federal and state government agencies. Our database technology that has been implemented at state DMVs has the potential to be accessed by federal and state government agencies, resulting in a greater probability that our solutions will be adopted by other organizations. The public sector is focusing on the value of sharing databases to avoid redundant data gathering efforts, distribute information in a timely manner, increase efficiency and deter fraud. The use of our systems and databases of facial images can reduce implementation time and deliver the desired crime deterrence and security benefits to new agency users more rapidly. In view of our large installed DMV customer base, our sales force and services personnel are well positioned to succeed in winning new government agency customers and to add value serving them. As we introduce enhancements to our facial recognition technology, cross-selling opportunities will increase.

Augment the Current Service-Solution Business Model with Technology Product Offerings. We generate most of our revenue by providing turnkey solutions under multi-year service contracts to state DMVs, which include equipment and computers for image capture and secure credential production as well as software for data enrollment, storage, management and retrieval. Significant upfront capital investment by us is required for the purchase, installation, customization and integration of equipment and software under these contracts. Once our systems are in operation, we recoup our investment over a period of years as drivers’ licenses are produced. Having developed this substantial installed customer base and data on millions of Americans, we believe we are now well positioned to augment this multi-year payback business model with revenues from the sale of technology enhancements as defined products with higher gross margins and lower capital costs. These same products can also be sold in other applications on a stand-alone basis. As revenues from product sales grow, our profit margins will increase.

Expand into Other Geographical Markets. We are a market leader in identity verification in the United States. The demand for secure credentials and reliable facial recognition technology, however, exists in all developed economies. In particular, Canada and Europe are geographical markets which we believe provide significant opportunities to sell our products and services both directly and through key partners in those regions.

Background of the Acquisition

As part of our ongoing effort to provide our customers with the most advanced technology solutions, our engineers have considered whether our facial recognition results could be enhanced if hierarchical graph matching methods were added to our Eigenface technology. Hierarchical graph matching technology is the latest technological generation in the field of artificial intelligence and computer vision that enables computer vision in natural environments. Eigenface and hierarchical graph matching are generally recognized as the two primary methods for computing facial recognition, and we were aware that ZN had developed proprietary hierarchical graph matching capabilities that extract a multidimensional model of an individual’s face from generic information at 1,700 different points in the face. ZN provides facial recognition technologies and related information systems to verify physical access and conduct identifications in image databases and live video streams. ZN’s products provide a range of security solutions in various industries including border management, law enforcement, civil identification and facility security. ZN’s products are used by banks, nuclear facilities and government agencies, and its customers include Berlin International Airport, Deutsche Bank, Microsoft Deutschland GmbH, Hannover (Germany) Zoo, Bosch Sicherheitssysteme GmbH, Interflex Datensysteme GmbH (Ingersoll Rand Group) and Siemens AG. For these reasons, we approached ZN in October 2002 and proposed that we collaborate on a series of benchmarking tests to measure the performance of our technologies when used together with theirs. During November and December 2002, our engineers worked with their ZN counterparts to conduct tests which showed that the combined technologies produced results that significantly exceeded what each of us could achieve alone. As a result, Bernard C. Bailey, our President and Chief Executive Officer, and Marcel Yon, the Chief Executive Officer of ZN, began discussions in late 2002 about a possible business collaboration, which included management meetings at each of our respective facilities. On December 18, 2002, Mr. Bailey reported these developments to our Board of Directors, which supported further investigation of the ZN opportunity.

On January 1, 2003, we engaged Windsor to provide investment banking services in connection with possible acquisition opportunities. The acquisition services included valuation work on possible acquisition candidates, due diligence and assistance with negotiations. During January 2003, the purchase price was negotiated by our management and ZN. The price was derived from the valuation of ZN used for a significant private equity investment in ZN that was completed in August 2002. Our management believed that valuation to be a strong initial indication of the value of ZN because it was arrived at in a recent transaction that had been conducted on an arm’s length basis between sophisticated parties. Further negotiations with ZN as to other material terms were completed in early February 2003. As a result, our management, together with Choate, Hall & Stewart, our outside general counsel, prepared and negotiated a letter of intent with ZN and its counsel that reflected those terms as well as exclusivity and due diligence arrangements. During January 2003, we and ZN also worked together to submit joint proposals in response to two international facial recognition projects.

We engaged a German law firm and a German accounting firm to conduct comprehensive legal and financial due diligence on ZN which was largely completed during February 2003. On February 2, 2003, Mr. Bailey updated our Board of Directors at its regular meeting on the proposed terms of the ZN acquisition and the Board continued to support the transaction. During late February and March 2003, our management and Choate, Hall & Stewart conducted extensive negotiations with ZN and its legal counsel which resulted in a proposed definitive securities purchase agreement and related documents.

On March 24, 2003, representatives of Windsor presented that firm’s analysis and review of their work in connection with the proposed acquisition at a special meeting of our Board of Directors. Windsor agreed that, when requested by our Board of Directors, it would undertake to complete the work required to render a formal written opinion to the Board as to whether the consideration to be paid by us in the acquisition was fair, from a financial point of view, to us. On March 25, 2003, a special meeting of our Board of Directors was held to review the final terms of the securities purchase agreement and related documents. After discussion, and after reviewing the terms of the securities purchase agreement and related documents with representatives of Choate, Hall & Stewart and the various presentations by management, including a summary of Windsor’s analysis given at the March 24 meeting, our Board of Directors voted unanimously in favor of the transaction and authorized management to execute and deliver the securities purchase agreement. The securities purchase agreement was executed by the parties on March 28, 2003 and, prior to the commencement of trading on NASDAQ on the next trading day, we issued a press release announcing the signing of the securities purchase agreement.

We subsequently engaged Windsor to render an opinion to our Board of Directors as to the fairness, from a financial point of view, to Viisage of the consideration proposed to be paid by us in connection with the proposed acquisition of ZN pursuant to the securities purchase agreement. Windsor delivered its opinion to our Board of Directors that, as of March 28, 2003, the consideration proposed to be paid by us in connection with the proposed acquisition of ZN pursuant to the securities purchase agreement was fair, from a financial point of view, to us.

On August 20, 2003, we entered into an amendment to the securities purchase agreement in order to:

•	extend from September 30, 2003 to October 15, 2003 the date after which either party would be entitled to terminate the securities purchase agreement if the conditions to closing are not satisfied; and

•	extend from July 15, 2003 to September 30, 2003 the date after which ZN would be entitled to engage in discussions and negotiations pertaining to a merger or business combination involving ZN or any sale of ZN’s assets or share capital.

The amendment is attached as Annex A-2 to this proxy statement.

Reasons for the Acquisition

The acquisition of ZN advances our strategy for the following reasons:

Technology. Our Eigenface technology and ZN’s hierarchical graph matching technology combine to create a new standard in facial recognition search capability and accuracy. Additionally, ZN’s hierarchical graph matching technology positions the combined company better for the long term relative to advancing new technologies in areas such as three-dimensional facial recognition. While we believe that we are a world leader in facial recognition identification and database applications, especially for databases in excess of five million entries, ZN has been very successful in one-to-one verification applications, including applications for access control. In addition, because of its artificial vision skills, ZN is positioned exceptionally well in intelligent video surveillance where it is using facial recognition to identify individuals in real-time. ZN has also developed a unique means to use facial recognition to offer more privacy in closed-circuit television applications.

Enhanced Offering for Government Agencies. The high performance scores of hierarchical graph matching technology strengthens our chances of winning contracts with law enforcement and other government agencies for which accurate identification of criminal suspects and perpetrators of fraud is the most important consideration. The acquisition of ZN enables us to incorporate this technology into our systems and product offerings.

Product Oriented Business Model. ZN is currently selling its products to customers under a business model which generates high gross margins. We believe this is attributable to the high performance of its technology and the multiple applications which it can serve. In particular, the acquisition of ZN will increase our ability to sell facial recognition products for multiple applications on a stand-alone basis.

Penetration of Europe and Other Geographical Markets. The identity verification market in Europe is in the early stages of development and is therefore fragmented among many small companies. ZN has established a foothold as the European market leader in facial recognition and has developed an established infrastructure of research and development, sales, marketing and strategic partnerships. This acquisition will create a substantially more robust facial recognition product suite, and enable us to secure a European base of operations. In addition, ZN has established business relationships in Europe with firms in the security industry and other areas of strategic importance that are expected to provide further channels of distribution for the combined company. We have also recently collaborated with ZN on project proposals in Canada.

Financial Objectives and Other Considerations.  We believe that the market for facial recognition solutions will grow substantially over the next four years. Our expectation is that the acquisition of ZN and the resulting enhancement of our facial recognition technologies will improve our ability to compete in the marketplace for facial recognition solutions by:

•	adding to our suite of facial recognition products ZN’s products, which have traditionally generated high gross margins;

•	enhancing our position as a market leader in facial recognition technology, which we believe will strengthen our chances of winning contracts with law enforcement and other governmental agencies; and

•	providing a foothold in the European market.

Complementary Vision and Philosophy. Our experience with ZN to date gives every indication that we share the same passion for excellence and a common goal of becoming the global leader in facial recognition, a critical component for identity verification leadership.

Our Board of Directors and management considered the factors described above as well as the negative factors related to the acquisition of ZN, which factors are described under the section of this proxy statement entitled “Risk Factors”. Neither management nor our Board of Directors assigned relative weights to the positive and negative factors they considered.

Opinion of Viisage’s Financial Advisor

Pursuant to an engagement letter dated January 1, 2003, Viisage retained Windsor to act as the exclusive financial advisor to Viisage to provide merger and acquisition advisory services. Windsor’s services under this engagement included rendering advice to Viisage on the proposed acquisition of ZN. Viisage subsequently engaged Windsor to render an opinion to Viisage’s Board of Directors as to the fairness, from a financial point of view, to Viisage of the consideration proposed to be paid by Viisage in connection with the proposed acquisition of ZN pursuant to the securities purchase agreement. Windsor rendered an opinion to Viisage’s Board of Directors that, as of March 28, 2003, and based upon and subject to the assumptions, factors and limitations in the written opinion and described below, the consideration proposed to be paid by Viisage in connection with the proposed acquisition of ZN pursuant to the securities purchase agreement was fair, from a financial point of view, to Viisage. The following summary of Windsor’s opinion is qualified by reference to Windsor’s opinion, rendered as of March 28, 2003, which is attached to this proxy statement as Annex B.

While Windsor provided analyses and rendered its opinion to Viisage’s Board of Directors, Windsor was not requested to and did not make any recommendation to Viisage’s Board of Directors as to the specific form or amount of the consideration to be paid by Viisage in the proposed acquisition of ZN, which was determined through negotiations between Viisage and ZN. Windsor’s written opinion was delivered for the use of Viisage’s Board of Directors in connection with the proposed acquisition of ZN. In rendering its opinion, Windsor was not engaged to act, and did not act, as an agent or fiduciary for Viisage’s stockholders or any other party. Windsor’s opinion is directed only to the fairness, from a financial point of view, to Viisage of the consideration proposed to be paid by Viisage in the proposed acquisition of ZN. It does not address Viisage’s underlying business decision to proceed with or effect the proposed acquisition of ZN or any other matter contemplated by the securities purchase agreement, or the merits of the proposed acquisition relative to any alternative transaction or business strategy that may be available to Viisage. In furnishing its opinion, Windsor does not admit that it is an expert within the meaning of the term “expert” as used in the Securities Act, nor does Windsor admit that its opinion constitutes a report or valuation within the meaning of the Securities Act. Statements to this effect are included in Windsor’s opinion.

Windsor’s opinion does not address the value of a share of ZN’s share capital or Viisage’s common stock, or the prices at which shares of Viisage’s common stock would trade following announcement or completion of the proposed acquisition of ZN or any dilution resulting from the issuance of shares of Viisage’s common stock in connection with the proposed acquisition of ZN, or the market value of the shares of Viisage’s common stock before or after completion of the proposed acquisition of ZN. Windsor’s opinion does not constitute a recommendation to any stockholder of Viisage as to how any stockholder should vote with respect to any matters related directly or indirectly to the proposed acquisition of ZN, including the issuance of shares of Viisage’s common stock, or how such stockholder should otherwise act with respect to the proposed acquisition of ZN or to Viisage’s stock or any matters related directly or indirectly to the proposed acquisition of ZN or to Viisage’s stock.

In arriving at its opinion, Windsor undertook such review, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Windsor:

•	reviewed, from a financial point of view, the securities purchase agreement;

•	reviewed business, financial and other information regarding ZN which was furnished to Windsor by Viisage’s management or ZN’s management, or which was publicly available;

•	reviewed business, financial and other information regarding Viisage which was furnished to Windsor by Viisage’s management or was publicly available;

•	considered the relative contributions of Viisage’s two operating segments (secure identification and facial recognition) to Viisage’s historical financial and stock performance, and their relative contribution to Viisage’s future financial performance as forecasted by Viisage management;

•	reviewed the relative contributions of ZN and Viisage to combined historical and management’s forecast of future revenues, gross profit, and operating costs prepared by Viisage management on a pro forma basis;

•	reviewed public information with respect to, and the current and historical trading prices of, the equity securities of public companies engaged in businesses that Windsor believed to be comparable, in whole or in part, to ZN and Viisage;

•	compared the financial terms of the proposed acquisition of ZN with the financial terms of other public and non-public recent transactions that Windsor deemed relevant;

•	considered Viisage’s financial and strategic objectives and the projected benefits from the proposed acquisition of ZN; and

•	took into account Windsor’s assessment of economic, market and financial conditions generally and within the industry within which Viisage and ZN are engaged.

In addition, Windsor had discussions with members of ZN’s senior management with respect to:

•	the historical and current business operations and financial results and condition and the future prospects of ZN, and

•	internal financial analyses and forecasts for ZN prepared by ZN’s management.

Windsor also had discussions with the senior management of Viisage with respect to:

•	the historical and current business operations and financial results and condition and the future prospects of ZN and Viisage;

•	internal financial analyses and forecasts for Viisage, including forecasts regarding the pro forma financial results and condition of Viisage as a result of the proposed acquisition of ZN, prepared by Viisage’s management,

•	strategic implications of the proposed acquisition of ZN; and

•	other benefits and risks of the proposed acquisition of ZN.

The following is a summary of the material financial analyses performed by Windsor in connection with its written opinion rendered as of March 28, 2003. It is not a comprehensive description of all analyses and examinations actually conducted by Windsor. This summary of financial analyses includes information presented in tabular format. To fully understand the financial analysis performed by Windsor, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analysis.

Contribution Analysis

This analysis was predicated on an estimation of the relative contribution of Viisage’s two lines of business, facial recognition and secure identification, to the overall value of Viisage. Windsor utilized management reports of the historical and projected results for ZN and the facial recognition segment of Viisage to calculate the relative contributions of ZN and Viisage’s facial recognition segment to the pro forma gross profit of the combined ZN and Viisage facial recognition company for 2002 and 2003. No adjustment was made for synergies of the combined entity as relevant data was unavailable. Windsor then compared the contributions of ZN and the facial recognition segment of Viisage with the pro forma ownership of Viisage (overall) and the facial recognition segment of Viisage. As reflected in the table below, under this analysis ZN contributed a greater percentage to gross profit than the percentage of Viisage or the Viisage facial recognition segment which would be owned by ZN’s shareholders after giving effect to the proposed acquisition. Windsor concluded that such analysis supported its opinion as to the fairness, from a financial point of view, to Viisage of the consideration proposed to be paid by Viisage in connection with the proposed acquisition of ZN pursuant to the securities purchase agreement.

The following table sets forth the percentage contribution of Viisage (facial recognition segment) and ZN to pro forma combined company gross profit for 2002 and share ownership:

Table 1:    Contribution Analysis

	ZN	Viisage (Facial Recognition Segment)	Pro Forma
2002 Facial Recognition Gross Profit contribution	54.0%	46.0%	100.0%
Pro forma attributable ownership: Facial Recognition only	32.5%	67.5%	100.0%
Pro forma ownership: overall share distribution	23.9%	76.1%	100.0%

Comparable Company Analysis

Using publicly and privately available information, Windsor compared selected financial information of Viisage and ZN with each other, and with similar data of selected public companies which Windsor considered were engaged in businesses comparable in whole or in part to that of Viisage and ZN. Some of the selected companies are engaged in the facial recognition segment of the biometric solutions market in which Viisage and ZN operate. The remaining selected companies are engaged in other segments of the biometric solutions market, including the development of systems that identify individuals based on physical characteristics such as voice, fingerprint or handwriting or to enable different biometric applications and devices to interact with each other. Windsor noted the range of the enterprise values and trailing twelve month revenues of these companies, but concluded that the variation reflected the maturity level of the biometric solutions industry. Windsor noted qualitative factors responsible for some of this variation, such as each selected company’s level of development, proportion of revenues derived from biometric solutions, quality of technology and customer relationships, and overall financial performance, and incorporated the qualitative factors into its analysis. Windsor’s review included the following companies:

BIO-key International

Bioscrypt, Inc.

Communication Intelligence Corp.

Identix, Inc.

Imagis Technologies, Inc.

Nexus Group International Inc.

Nuance Communications Inc

SAFLINK Corporation

Sense Holdings, Inc.

SpeechWorks International, Inc.

For each of the selected companies and Viisage and ZN, Windsor calculated and compared the ratio of the enterprise value (calculated as market value of common equity plus debt plus value of preferred stock plus book value of any minority interest minus cash and cash equivalents) to gross revenues for calendar year 2002 or the most recent four quarters ending in 2002 for which financial information was available, which is referred to below as trailing twelve month revenue. Windsor’s analysis included a comparison of the enterprise value-to-revenue multiple for Viisage’s facial recognition segment and ZN, using both their 2002 facial recognition revenues and their management-estimated 2003 facial recognition revenues. The multiple of Viisage’s facial recognition segment was based on the relative contributions of Viisage’s facial recognition business and Viisage’s secure identification business to the combined Viisage enterprise value and revenues. The average closing share price of each selected company’s and Viisage’s common stock for the ten trading days prior to March 29, 2003, the date the proposed acquisition of ZN was announced, was used in this analysis to determine each selected company’s and Viisage’s enterprise value. For purposes of this analysis, the enterprise value for ZN was the value of the consideration to be paid by Viisage to ZN in connection with the proposed acquisition, €22.9 million.

The median and mean ratios of enterprise value to trailing twelve month revenue for the selected companies were 4.7 and 13.1, respectively, as compared to the ratio of ZN’s enterprise value to trailing twelve month revenue of 9.9. Windsor noted that the median and mean ratios of enterprise value to trailing twelve month revenue for the selected companies multiplied by ZN’s 2002 revenues of €2.317 million resulted in an enterprise value range of €10.9 million and €30.3 million. Windsor further noted that the value of the consideration to be paid by Viisage in connection with the proposed acquisition of approximately €22.9 million was within the value range implied by these strictly quantitative market measurements. Windsor believes such a solely quantitative analysis would be incomplete, and therefore applied qualitative factors such as the quality of ZN’s technology as determined through Viisage’s due diligence, ZN’s attainment of high profile customers and ZN’s diversified customer base. Windsor concluded that this qualitative analysis favored the upper end of the implied enterprise value range.

The following table presents the revenue multiples calculated by Windsor:

Table 2: Comparable Company Revenue Multiple
Using 10-day average price on March 28, 2003
Enterprise Value/Trailing Twelve Month Revenue
ZN	9.9x
Viisage (overall)	2.8x
Viisage (Facial Recognition segment)	10.7x
Mean of Selected Companies	13.1x
Median of Selected Companies	4.7x

There are inherent difficulties in comparing the financial, operating, and market conditions and prospects of Viisage, ZN and the companies selected for comparison which made exclusive reliance on the quantitative results inappropriate. Qualitative factors, such as the quality and nature of revenues and the presence of multiple lines of business within a single company, among others, required Windsor to make judgments as to the comparability of the data. After considering all of these factors, Windsor concluded that such analysis was supportive of its opinion as to the fairness, from a financial point of view, to Viisage of the consideration proposed to be paid by Viisage in connection with the proposed acquisition of ZN pursuant to the securities purchase agreement.

Comparable Transaction Analysis

The comparable transaction analysis provides a market benchmark based on the consideration paid in selected comparable transactions. For this analysis, Windsor reviewed publicly and privately available information to determine the purchase prices and multiples paid in the following nine acquisitions of, or significant investments in, small- and medium-sized biometric companies and related businesses since June 2001:

Table 3: Summary of Comparable Transactions

Acquisition of Target by Acquiror
Acquiror	Target	Date Announced
Imagis	Briyante Software Corp.	12/9/2002
3M	AiT Advanced Information Technology	5/23/2002
Identix	Visionics	2/22/2002
RSA Security	Securant Technologies	11/1/2001
Bioscrypt Inc.	Biometric Identification Inc.	1/8/2001
Cisco Systems	Okena	2/3/2003

Investment in Target by Acquiror
Acquiror	Target	Date Announced
Novar plc	ZN	8/31/2002
Nexus Group International	iView Systems	4/17/2002
Nexus Group International	AcSys Biometrics Corp.	6/22/2001

For each transaction, the enterprise value of the consideration was divided by trailing twelve-month revenue prior to announcement to arrive at the multiple. The following table summarizes the revenue multiples:

Table 4: Comparable Transaction Revenue Multiple
Enterprise Value/Trailing Twelve Month Revenue
ZN proposed transaction	9.9x
Mean of selected transactions	15.1x
Median of selected transactions	11.3x
Low of selected transactions	2.8x
High of selected transactions	52.6x

The circumstances surrounding each acquisition selected for the analysis were diverse and, accordingly, Windsor believed that a purely quantitative analysis obscured salient facts such as the product or service lines acquired, the profitability and stage of development of the target company, the size and growth of the applicable market, and general prospects or distress of the buyer or seller, which materially influenced the pricing of the transaction. Accordingly, Windsor considered these qualitative factors when analyzing the comparability data, notably Novar plc’s investment in ZN in August 2002 based on a valuation of ZN comparable to the value Viisage and ZN attributed to ZN in arriving at the consideration for the proposed acquisition.

Windsor noted that both the mean of 15.1x and the median of 11.3x of the selected transactions are higher than the 9.9x implied enterprise value/trailing twelve month revenue multiple of the proposed acquisition of ZN.

Windsor concluded that these analyses were supportive of its opinion as to the fairness, from a financial point of view, to Viisage of the consideration proposed to be paid by Viisage in connection with the proposed acquisition of ZN pursuant to the securities purchase agreement.

Note on Other Analyses

Windsor did not perform other customary analyses, including discounted cash flow, pro forma dilution, synergy, comparative stock trading history or premium paid analyses. A discounted cash flow analysis requires long term forecasts that were unavailable from either Viisage or ZN. Analysis of accretion or dilution is not meaningful for companies such as Viisage or ZN, as forecasts for earnings per share in fiscal years 2003 and 2004 were not available from either company. The data necessary to evaluate synergy expectations of the combined companies were not available. While Windsor considered the August 2002 investment in ZN by a third party, Windsor did not perform a conventional premium paid analysis since ZN is not a publicly-held company and, accordingly, has insufficient stock trading history to indicate its volatility or the reference point from which to calculate the premium, if any, paid by Viisage. These conditions reflect the inherent uncertainties of forecasting demand, timing and product margins for facial recognition and other biometric technologies. In general, these conditions are typical for small companies participating in such high-growth, technology-oriented markets, particularly privately held ones such as ZN. Windsor believes that its inability to perform these analyses was neither supportive nor detractive of its opinion.

In reaching its conclusion as to the fairness, from a financial point of view, of the consideration, Windsor did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. Instead, it applied qualitative judgments as to the significance, relevance and appropriateness of the particular circumstances of each analysis and factor. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. Windsor believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading or incomplete view of the processes underlying the opinion.

No company or transaction used in any analysis for purposes of comparison is identical to Viisage, ZN or the proposed acquisition of ZN pursuant to the securities purchase agreement. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which ZN and Viisage were compared and other factors that could affect the public trading value of the comparable public companies and Viisage. Windsor’s analyses, including without limitation the estimates made in such analyses, and the multiples resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or valuations or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Windsor’s analyses and estimates are inherently subject to substantial uncertainty.

In arriving at its opinion, Windsor did not perform any appraisals or valuations of any specific properties, assets or liabilities of ZN or Viisage, and was not furnished with any such appraisals or valuations, nor did Windsor conduct any physical inspection of the properties or assets of ZN or Viisage. Windsor expressed no opinion as to the liquidation value of any entity.

For purposes of its opinion, Windsor relied upon and assumed the accuracy and completeness of all the financial and other information that was provided to it or publicly available, relied upon the representations and warranties of ZN and Viisage made pursuant to the securities purchase agreement, and did not assume responsibility for the independent verification of that information. Information, analyses and forecasts prepared by Viisage management for Viisage internal financial planning purposes were not prepared with the expectation of public disclosure. Windsor relied upon the assurances of management of Viisage and ZN that the financial information, analyses and forecasts furnished to it have been reasonably prepared on a basis reflecting the best currently available estimates, reasonable assumptions and good faith judgments of the management of ZN and of Viisage as to the business operations, financial results and condition and future prospects of ZN and Viisage. In arriving at its opinion, Windsor relied upon Viisage’s assumptions and estimates relating to strategic, financial and operational benefits from the proposed acquisition of ZN and assumed that such benefits will be realized, although financial benefits arising specifically and exclusively from synergies were not explicitly considered.

In arriving at its opinion, Windsor assumed that all necessary regulatory approvals and consents required for the proposed acquisition of ZN would be obtained in a manner that would not adversely affect Viisage or ZN or the estimated benefits expected to be derived in the proposed acquisition of ZN, or that would affect the terms of the proposed acquisition of ZN. For purposes of its opinion, Windsor further assumed that the proposed acquisition of ZN would be completed as provided in the securities purchase agreement without amendment or waiver of any of the covenants and conditions set forth in the securities purchase agreement, and without any adjustment to the consideration as provided in the securities purchase agreement.

While Windsor’s opinion is dated May 12, 2003, it was rendered as of March 28, 2003. Windsor’s opinion is based on information available to Windsor and the facts and circumstances, including economic, market and other conditions, as they existed and were subject to evaluation on March 28, 2003. Events occurring after March 28, 2003 could affect the opinion. Windsor has not undertaken to and is not obligated to update, reaffirm or revise its opinion or otherwise comment on any events occurring after March 28, 2003.

Viisage’s Board of Directors considered many factors in its evaluation of the proposed acquisition of ZN. Windsor’s analyses presented to Viisage’s Board of Directors, and its opinion and the financial analyses described above, should not be viewed as determinative of the views of Viisage’s Board of Directors or its management with respect to the proposed acquisition of ZN or the consideration to be paid by Viisage.

Windsor is an investment banking firm specializing in mergers and acquisitions and financings in the middle-market.

In 2001, a then affiliate of Windsor was engaged by Viisage as financial advisor in connection with Viisage’s effort to acquire the digital imaging division of Polaroid Corporation. As a result of Viisage’s prior experience working with this affiliate of Windsor, Viisage’s Board of Directors decided to engage Windsor in connection with the acquisition of ZN.

Windsor will receive a fee based on the value of the consideration paid by Viisage in connection with the acquisition of ZN, contingent upon the closing of the proposed acquisition. Windsor will receive 3.5% of the first $10,000,000 of the purchase price paid by us in the proposed acquisition and 2.5% of the remainder of the purchase price paid by us in the proposed acquisition. The purchase price will be determined based on the number of shares issued by us and the average market price of our shares on the ten business days prior to closing and, accordingly, has not yet been determined. Based on our preliminary estimate of the purchase price of $26,088,846 calculated as set forth on page 2 of this proxy statement, Windsor would receive a fee at closing of $752,221, less $200,000 of payments already made to Windsor and offset against the contingent fee, as described below in this paragraph. As of the date of this proxy statement, we have paid Windsor monthly retainer fees of $150,000, in the aggregate. Such retainer fees will not be refunded to us if the acquisition is not completed, but they will be offset against the contingent fee payable upon the closing of the acquisition. Pursuant to its engagement to render an opinion, Viisage agreed to pay Windsor a fee equal to $50,000, which fee has been paid in its entirety. This $50,000 fee will also be offset against the contingent fee. Viisage’s Board of Directors was aware of this fee structure and took it into account in considering Windsor’s advice and in approving the proposed acquisition. Viisage has also agreed to pay specified out-of-pocket expenses of Windsor, including reasonable fees and expenses of Windsor’s legal counsel, and to indemnify Windsor with respect to specified liabilities, including liabilities under the federal securities laws, that might arise out of its engagement pursuant to both engagement letters. In 2002, Windsor provided financial advisory services to Viisage in connection with Viisage’s acquisition of certain assets from Lau, for which Windsor received a fee of $50,000. Also in 2002, the Windsor affiliate that acted as financial advisor in connection with Viisage’s effort to acquire the division of Polaroid Corporation received 40,000 shares of Viisage common stock in consideration of such financial advisory services. All of such shares have since been sold, and Windsor did not receive any benefit from such sale.

Recommendation of Viisage’s Board of Directors

After careful consideration, the Board of Directors of Viisage has determined that the acquisition is fair to, and in the best interests of, Viisage, and unanimously recommends that the stockholders of Viisage vote FOR the issuance of shares of Viisage common stock to the ZN shareholders and the participants under the ZN option plan in connection with the acquisition.

Interests of Certain Persons in the Acquisition

None of our directors or executive officers or any of their respective associates has any direct or indirect interest in the acquisition.

Past Contracts, Transactions or Negotiations

In February and March 2003, Viisage and ZN collaborated on two projects in Canada. In particular, Viisage, as a subcontractor of a Canadian company, and ZN, as a subcontractor of Viisage, placed a bid for a contract with one federal and one provincial Canadian government agency. In June 2003, Viisage, together with ZN, was selected by the Government of Alberta for a multi-year contract to provide facial comparison capabilities to the government’s drivers’ license program.

THE SECURITIES PURCHASE AGREEMENT

This section of the proxy statement provides a summary of the securities purchase agreement, but it may not contain all of the information that is important to you. We urge you to carefully read the securities purchase agreement and the amendment to the securities purchase agreement, which are incorporated by reference into this proxy statement and attached as Annex A-1 and Annex A-2.

The Acquisition

We have agreed to acquire ZN through the purchase of all of the outstanding share capital of ZN and the assumption of the ZN option plan. Following the acquisition, ZN will be a wholly owned subsidiary of Viisage and will serve as the base of our European operations.

The Closing

We expect to close the acquisition as soon as practicable following the special meeting, which will be held on                          , 2003.

Consideration Paid to ZN Shareholders; Assumption of ZN Option Plan

As consideration for the share capital of ZN, other than the share capital held under the ZN option plan, we will issue to the ZN shareholders an aggregate of 5,221,454 shares of our common stock and $493 in cash. In addition, we will assume ZN’s stock option plan, and accordingly we will pay to ZN MABG, the current trustee and administrator of the ZN option plan €10,741 in cash (which, based on the September 25, 2003 Euro to U.S. dollar exchange rate of 1.15010 equals approximately $12,353), and we will reserve 1,138,546 shares of our common stock for issuance to the plan participants. The cash to be paid to the ZN shareholders and to ZN MABG as part of the purchase price will come from our working capital. The total number of shares of our common stock to be issued to the ZN shareholders or reserved for issuance under the ZN option plan is 6,360,000, and the total amount of cash to be paid to the ZN shareholders and ZN MABG is approximately $12,846. Based on the $4.10 closing price of a share of our common stock on September 25, 2003 on the Nasdaq National Market, the aggregate purchase price (shares and cash) for the acquisition was approximately $26,088,846. This amount does not represent the value of the acquisition for financial accounting purposes.

To the extent options under the ZN option plan are not exercised by the plan participants prior to January 1, 2016, the shares of Viisage common stock reserved in respect of those options following the acquisition shall be issued to the ZN shareholders who initially donated their ZN shares to establish the ZN option plan in proportion to the amount of shares each of them contributed. Those shareholders include:

•	Professor Dr. Werner von Seelen, a founder of ZN;

•	Professor Dr. Thomas Martinetz, a founder of ZN;

•	Professor Dr. Christoph von der Malsburg, a founder of ZN; and

•	Odeon Venture Capital AG, a founding shareholder of ZN and a venture capital firm controlled by Marcel Yon, ZN’s Chief Executive Officer.

Potential Adjustment to Purchase Price and Option Consideration

ZN stipulated in the securities purchase agreement that its net book value on March 28, 2003, the date the securities purchase agreement was signed, was €1,794,000. The number of shares we will be required to issue to the ZN shareholders and reserve for issuance under the ZN option plan will be reduced if ZN’s net book value on the closing date has declined by more than €400,000 for each whole or partial month elapsed between March 28, 2003, the date the securities purchase agreement was signed, and the closing date. Any such reduction will be made on a dollar-for-dollar basis with a deemed value of our common stock of $4.00 per share and a deemed

U.S. dollar / Euro exchange rate of 1.06 to 1.00. For an example of the application of this formula, please refer to the section of this proxy statement entitled “Summary Term Sheet.”

Escrow

Ten percent, or 522,146, of the shares of our common stock to be issued to the ZN shareholders will be deposited into an escrow account with United States Trust Company in accordance with the terms of an escrow agreement that we will enter into with the ZN shareholders and United States Trust Company on the closing date. The shares will be held in escrow for one year and will be used to secure any indemnification obligations of the ZN shareholders under the securities purchase agreement.

Representations and Warranties; Conditions to Closing

The securities purchase agreement contains representations, warranties and covenants made by us and the ZN shareholders. Such representations and warranties include, among others, those related to capitalization, corporate power, the completeness and accuracy of financial statements, authority to enter into the transaction, compliance with laws, the absence of undisclosed liabilities and litigation and intellectual property matters. We also make a representation as to the accuracy and completeness of our public filings. ZN makes a representation as to the accuracy and completeness of all the documents and materials delivered to us in connection with our due diligence review of ZN.

The acquisition is conditioned upon the approval by our stockholders of the issuance of shares of our common stock in connection with the acquisition. In addition, at the closing, we and the ZN shareholders will have to certify that, as of the closing date, our respective representations and warranties in the securities purchase agreement continue to be true and correct, that we and the ZN shareholders have performed all covenants required under the securities purchase agreement and no legal proceeding is pending the result of which might prohibit the completion of the acquisition or might result in the rescission of the acquisition after the closing.

Covenants of the Parties

The securities purchase agreement provides that from March 28, 2003, the date the securities purchase agreement was signed, through the closing date, ZN will continue to operate its business in the ordinary course and in compliance with applicable laws and regulations. Prior to the closing, ZN is prohibited from taking any action that would require the approval of its supervisory board or the ZN shareholders’ assembly without the prior approval of Viisage. In addition, ZN may not change in any material respect its accounting practices, unless required by law. Each party must give the other access to its premises, properties and financial records and must deliver to the other party a copy of each monthly financial statement and management financial report that is delivered to such party’s board of directors.

ZN and the ZN shareholders have agreed:

•	not to engage in discussions or negotiations with any other party regarding any merger or business combination involving ZN or any sale of ZN’s assets or share capital until September 30, 2003; and

•	to inform us if ZN or any of the ZN shareholders are approached by any party with respect to any such transaction.

Prior to the closing, the ZN shareholders may designate one person to attend all meetings of our Board of Directors in a non-voting, observer capacity. However, the observer will not be entitled to review any materials or attend any portion of a meeting that involves topics that may present a conflict of interest. After the closing of the acquisition, so long as the ZN shareholders continue to hold an aggregate of at least 2,000,000 shares of our common stock, they will be entitled to nominate one member to our Board of Directors for stockholder consideration.

Indemnification

We and the ZN shareholders have agreed to indemnify the other party for damages the other party suffers as the result of any misrepresentation, breach of warranty or nonperformance of any covenant set forth in the securities purchase agreement. No party will have indemnification obligations with respect to losses to the other party that result from the fluctuation in the price of our common stock or from any changes affecting stock markets generally.

The indemnification obligations of each of the ZN shareholders are several, as opposed to joint or joint and several. The aggregate liability of each ZN shareholder cannot exceed such shareholder’s net, after tax, proceeds from the sale of our common stock received in connection with the acquisition. Our aggregate liability cannot exceed the aggregate net, after tax, proceeds received by all of the ZN shareholders. No party will be entitled to indemnification until its aggregate damages exceed $250,000, at which point such party will only be able to recover amounts in excess of this threshold amount. Any party may, at its option, satisfy its indemnification obligations in cash or in shares of our common stock, which, for these purposes, the parties have agreed will be valued at $4.00 per share with an applicable U.S. dollar / Euro exchange rate of 1.06 to 1.00. However, if we are entitled to indemnification from the ZN shareholders, we must first proceed against the shares held in the escrow account before we can seek damages directly from them.

The indemnification obligations expire on the earlier of the one-year anniversary of the closing date or October 15, 2004. However, indemnification obligations relating to breaches of representations and warranties relating to capitalization or authority to consummate the transaction or to ZN’s payment of taxes will expire thirty days following the expiration of the applicable statute of limitations period.

The indemnification provisions are the parties’ exclusive remedies for claims arising from the securities purchase agreement, except for claims based on fraud.

Termination

Either party may terminate the securities purchase agreement:

•	if our stockholders do not approve of the issuance of shares of our common stock to the ZN shareholders in connection with the acquisition;

•	if there is an event or occurrence that could have a material adverse effect on the other party or on the other party’s ability to perform its obligations under the agreement; or

•	if the closing has not occurred by October 15, 2003 because the other party has failed to deliver a document required to be delivered by it at the closing.

We may terminate the securities purchase agreement if the difference between ZN’s net book value on the closing date is more than €2,000,000 less than the product of €400,000, multiplied by the number of whole or partial months elapsed since the signing date. The ZN shareholders may terminate the securities purchase agreement if our net book value on the closing date is less than $20,000,000.

If the ZN shareholders terminate the securities purchase agreement for any of the reasons described above, we will be obligated to pay to ZN a termination fee of US $500,000.

Expenses

Each party is responsible for its own costs and expenses incurred in connection with the transaction. The fees and expenses incurred by ZN in connection with the transaction will be the liabilities of ZN and not the ZN shareholders.

Shares Held By Officers and Directors of ZN

Marcel Yon, the Chief Executive Officer of ZN and a member of ZN’s executive board, is the Chief Executive Officer of Odeon Venture Capital AG, or Odeon. Odeon holds 9,951 shares of the outstanding share capital of ZN. Odeon will receive up to 949,325 shares of our common stock upon the closing of the acquisition.

Dr. Stefan Gehlen, a member of ZN’s executive board, holds 974 shares of the outstanding share capital of ZN. Dr. Gehlen will receive up to 92,920 shares of our common stock upon the closing of the acquisition.

Professor Dr. Christoph v.d. Malsburg, a member of ZN’s supervisory board, holds 9,951 shares of the outstanding share capital of ZN. Professor v.d. Malsburg will receive up to 949,325 shares of our common stock upon the closing of the acquisition.

Georg Ludwig, a member of ZN’s supervisory board, is managing director of Hightech Beteiligungen GmbH & Co UK, or HTB. HTB holds 11,105 shares of the outstanding share capital of ZN. HTB will receive 1,059,147 shares of our common stock upon the closing of the acquisition.

Bernd Heinen, a member of ZN’s supervisory board, is a managing director of Novar GmbH, or Novar. Novar holds 15,100 shares of the outstanding share capital of ZN. Novar will receive 1,440,540 shares of our common stock upon the closing of the acquisition.

Accounting Treatment and U.S. Federal Income Tax Consequences

The acquisition is intended to qualify as a “purchase” for accounting and financial reporting purposes. Accordingly, all of the tangible and intangible assets and the liabilities of ZN will be recorded at their fair value, and the results of operations of ZN will be included in our results of operations following the acquisition.

The acquisition is not a taxable event for Viisage or its stockholders.

Registration Rights and Re-sales of Viisage Common Stock by the ZN shareholders

The shares of our common stock to be issued to the ZN shareholders upon the closing of the acquisition will be issued pursuant to exemptions from the registration requirements of the Securities Act. Accordingly, such shares may not be resold, unless such re-sales are accomplished:

•	in transactions that are exempt from the registration requirements of the Securities Act;

•	after the shares have been held for a specified holding period and other conditions have been satisfied; or

•	pursuant to an effective registration statement.

However, pursuant to the securities purchase agreement, we have agreed to file with the Securities and Exchange Commission, or the SEC, a Form S-3 registration statement to register the shares of our common stock received by the ZN shareholders for sale on the public market. In addition, we have agreed pursuant to the purchase agreement that after the first anniversary of the closing of the acquisition we will file a registration statement on an appropriate form to register the re-sale of shares of our common stock issued to beneficiaries under the ZN option plan. Prior to the closing of the acquisition, we plan to file with Nasdaq a form to ensure that the shares of common stock we issue in connection with the acquisition will be eligible for trading on the Nasdaq National Market following the effectiveness of the applicable registration statement.

The ZN shareholders agreed in the purchase agreement that for a period of two years commencing on the date the acquisition is completed:

•	they will not sell on any trading day an aggregate number of shares of our common stock that equals or exceeds 20% of the prior day’s trading volume on the Nasdaq National Market; and

•	they may not sell our common stock at a price per share that is more than 10% below the prior day’s closing price on the Nasdaq National Market.

However, if Lau, our largest single shareholder, sells more shares than the ZN shareholders would be entitled to sell under such restrictions, the ZN shareholders would be entitled to sell an additional number of shares equal to the number of shares sold by Lau in excess of the number of shares that the ZN shareholders would have otherwise been entitled to sell, adjusted pro rata to the relative holdings of Lau and the ZN shareholders. By way of example only, because the ZN shareholders will own approximately 20% and Lau will own approximately 20% of our common stock outstanding after the acquisition, if the ZN shareholders would have been entitled to sell 10,000 shares on a particular trading day due to such restrictions but Lau sold 15,000 shares on that day, the ZN shareholders would be entitled to sell approximately 5,000 additional shares.

In connection with our sale of 3,517,503 shares of our common stock to institutional investors in a private sale on September 8, 2003, or the private placement, each of the ZN shareholders other than ZN MABG entered into lock-up agreements which restrict their ability to sell the shares of our common stock that will be issued to them in the acquisition. The lock-up agreements with the two ZN shareholders that are not affiliated with ZN’s management will expire on the later of 60 days after the date that the ZN acquisition closes and the date on which the registration statement covering the shares issued in the private placement is declared effective by the SEC. The lock-up agreements with the four ZN shareholders that are affiliated with ZN’s management will expire on the later of 180 days after the date that the ZN acquisition closes and the date on which the registration statement covering the shares issued in the private placement is declared effective by the SEC. However, if either Lau or funds managed by J. & W. Seligman & Co. Incorporated, or Seligman, the principal investor in the private placement, sell more than 15% of their shares of our common stock, the four ZN shareholders that are affiliated with ZN’s management will be permitted to sell one share of common stock for each share sold by Lau or Seligman in excess of the 15% threshold.

The lock-up agreements permit the ZN shareholders to sell their shares of common stock in private placements during the applicable lock-up period as long as the purchaser buys the shares subject to the same lock-up restrictions as the selling shareholder. We have agreed that if by the end of the 180-day lock-up period the four ZN shareholders that are affiliated with ZN’s management have not sold shares of our common stock in private sales yielding aggregate gross proceeds of $1,000,000, we will repurchase the number of shares of common stock required to provide aggregate gross proceeds to the four ZN management shareholders equal to the difference between $1,000,000 and the aggregate gross proceeds to the ZN management shareholders from any such private sales. The repurchase price for those shares will be the lower of the 30-day average closing price of a share of our common stock on the Nasdaq National Market on the last day of the 180-day lock-up period and $3.40. The maximum number of shares that we could be required to repurchase is 294,118. Cash for any required repurchase would come from our working capital.

Regulatory Filings Required in Connection with the Acquisition

Other than the requirement that we file this proxy statement with the SEC pursuant to Regulation 14A under the Exchange Act, we are not aware of any federal or state regulatory requirements or approvals that must be complied with or obtained in connection with the acquisition. Prior to the closing of the acquisition, we intend to file an application for the listing on the Nasdaq National Market of the common stock to be issued in connection with the acquisition. Such listing will become effective only after the registration statements referred to under the caption “Registration Rights” above have been declared effective by the SEC.

Amendment to Securities Purchase Agreement

On August 20, 2003, we entered into an amendment to the securities purchase agreement in order to:

•	extend from September 30, 2003 to October 15, 2003 the date after which either party would be entitled to terminate the securities purchase agreement if the conditions to closing are not satisfied; and

•	extend from July 15, 2003 to September 30, 2003 the date after which ZN would be entitled to engage in discussions and negotiations pertaining to a merger or business combination involving ZN or any sale of ZN’s assets or share capital.

The amendment is attached as Annex A-2 to this proxy statement.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT OF VIISAGE

The following table sets forth, as of September 25, 2003, both before and after giving effect to the ZN acquisition and the sale of 456,007 shares of our common stock in a private sale that will occur following the closing of the acquisition, the beneficial ownership of our common stock by:

•	each person who is known to us to beneficially own 5% or more of our common stock;

•	each of our directors;

•	each of our executive officers; and

•	all of our executive officers and directors and as a group.

With respect to persons owning 5% or more of our common stock, other than Novar GmbH, we have relied on documents filed with the SEC indicating holdings which are current through approximately September 25, 2003.

Unless otherwise indicated, the address of each of the persons listed below is c/o Viisage Technology, Inc., 30 Porter Road, Littleton, Massachusetts 01460.

	Prior to the Acquisition		After the Acquisition
Name (and Address of Beneficial Owner of More than 5%)	Shares Beneficially Owned(1)	Percent	Shares Beneficially Owned(1)	Percent
Beneficial Owners of 5% or more
Joanna T. Lau(2)(3)	6,326,396	26.4%	6,326,396	20.6%
Lau Technologies(2)	6,141,667	25.7%	6,141,667	20.0%
Seligman Communications and Information Fund, Inc.(4)	1,787,378	7.5%	1,787,378	5.8%
Novar GmbH(5)	—	—	1,600,630	5.2%
Directors and Executive Officers
Denis K. Berube(6)	6,326,396	26.4%	6,326,396	20.6%
Harriet Mouchly-Weiss(7)	148,202	*	148,202	*
Charles E. Levine(8)	155,872	*	155,872	*
Peter Nessen(9)	70,488	*	70,488	*
Paul T. Principato(10)	91,516	*	91,516	*
Thomas J. Reilly(11)	100,734	*	100,734	*
Iftikhar Ahmad(12)	114,705	*	114,705	*
Bernard C. Bailey(13)	125,000	*	125,000	*
Sean F. Mack(14)	39,951	*	39,951	*
Michael Mazzu(15)	54,051	*	54,051	*
All directors and executive officers as a group (10 persons)(16)	7,256,915	29.5%	7,256,915	23.1%

*	Less than one percent of the outstanding common stock.
(1)	Unless otherwise noted, each person identified possesses sole voting and investment power over the shares owned, or shares such power with his or her spouse.
(2)	The address of Ms. Lau and Lau Technologies is c/o Lau Technologies, 30 Porter Road, Littleton, Massachusetts 01460.
(3)	Includes 6,141,667 shares held by Lau Technologies. Ms. Lau is the Chairperson of the Board of Directors of Lau Technologies and, together with her spouse, Dennis K. Berube, the Chairman of our Board of Directors, owns approximately 56% of the outstanding capital stock of Lau Technologies. Also includes 1,000 shares owned directly by Ms. Lau, 75,496 shares issuable to Denis K. Berube, the spouse of Ms. Lau, pursuant to stock options, and 108,233 shares owned by Mr. Berube directly. Ms. Lau disclaims beneficial ownership of the 75,496 shares issuable to Mr. Berube and the 108,233 shares owned by Mr. Berube.

(4)	The address of Seligman Communications and Information Fund, Inc. is c/o J. & W. Seligman & Co. Incorporated, 100 Park Aveneue, New York, NY 10017.
(5)	Includes 160,090 shares issuable if all shares are released from escrow under the terms of the securities purchase agreement. The address of Novar GmbH is Dieselstrasse 2, 41469, Neuss, Germany.
(6)	Includes 6,141,667 shares held by Lau Technologies. Mr. Berube, together with his spouse, Joanna Lau, the Chairperson of the Board of Directors of Lau Technologies, owns approximately 56% of the outstanding capital stock of Lau Technologies. Also includes 1,000 shares owned directly by Ms. Lau, 75,496 shares issuable to Mr. Berube pursuant to stock options, and 108,233 shares owned by Mr. Berube directly. Mr. Berube disclaims beneficial ownership of the 6,141,667 shares held by Lau Technologies and the 1,000 shares held by Ms. Lau.
(7)	Consists of 70,497 shares issuable pursuant to stock options and 77,705 shares owned directly by Ms. Mouchly-Weiss.
(8)	Consists of 69,136 shares issuable pursuant to stock options and 86,736 shares owned directly by Mr. Levine.
(9)	Consists of 45,000 shares issuable pursuant to stock options and 25,488 shares owned directly by Mr. Nessen.
(10)	Consists of 62,167 shares issuable pursuant to stock options and 29,349 shares owned directly by Mr. Principato.
(11)	Consists of 80,496 shares issuable pursuant to stock options and 20,238 shares owned directly by Mr. Reilly.
(12)	Consists of 110,060 shares issuable pursuant to stock options and 4,645 shares owned directly by Mr. Ahmad.
(13)	Consists of 125,000 shares issuable pursuant to stock options.
(14)	Consists of 34,333 shares issuable pursuant to stock options and 5,618 shares owned directly by Mr. Mack.
(15)	Consists of 54,051 shares issuable pursuant to stock options.
(16)	Consists of 726,236 shares issuable pursuant to stock options and 6,530,679 shares owned directly by the executive officers and directors as a group.

VIISAGE FINANCIAL INFORMATION

Included in this proxy statement are Viisage’s audited financial statements as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002 and its unaudited financial statements for the six-month periods ended June 30, 2002 and June 29, 2003.

VIISAGE MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a leading provider of advanced technology solutions for identity verification. We began operations as a separate entity in 1996, providing integrated solutions to capture facial images, demographic information and other biological identifiers, produce identification cards and create relational databases containing this information. Since our inception, we have also been acquiring and developing proprietary facial recognition technologies for a variety of applications. Applications can include driver’s licenses, voter registration, national identification cards, law enforcement, social services, access control and PC network and Internet access security. Our primary customers have been government agencies with particular penetration in Departments of Motor Vehicles. We have captured approximately 32% of the domestic driver’s license market. Our systems annually produce more than 23 million identification documents at more than 1,800 locations in 19 states. We have also provided services under subcontracts for projects in Jamaica, the Philippines and for the U.S. Immigration and Naturalization Service. Facial recognition technology is widely recognized as the most convenient, non-intrusive and cost-effective biometric available. In 2002, we completed three acquisitions through which we enhanced our portfolio of facial recognition technologies and acquired customers and distribution channels. Our patented facial recognition technology is focused on three major application areas.

•	FaceEXPLORER™, our technology for image retrieval and analysis. FaceEXPLORER™ is specifically designed for high performance in real-time and large-database applications, and is deployed in the world’s largest facial recognition application with a database of more than 14.5 million enrolled images and is growing by 15,000 new images per day.

•	FacePASS™ for physical access control and keyless entry; and

•	FaceFINDER™ for surveillance and identification.

Segments

Our business involves two related segments: secure identification and facial recognition. For the six months ended June 29, 2003 approximately $18.6 million, or 99.0% of our direct revenue was derived within the United States. The remaining 1.0% of revenue was derived in Canada and the United Arab Emirates. During fiscal 2002, our direct investment in facial recognition technology increased due to three acquisitions of facial recognition businesses, which significantly enhanced our portfolio of facial recognition technologies, customers and distribution channels. Due to the impact of the acquisitions on assets and revenues we determined that it would be appropriate to begin reporting our financial results in two segments and, accordingly, we now report two operating segments: secure identification and facial recognition.

Secure Identification Segment

Our secure identification segment accounted for approximately 97.9%, 90.4% and 84.7% of our revenues in the years ended December 31, 2000, 2001 and 2002, respectively. For the six-month periods ended June 30, 2002 and June 29, 2003, our secure identification segment accounted for approximately 87.1% and 85.6%, respectively, of our revenues. Secure identification involves the development, marketing and implementation of integrated software and hardware solutions that produce identification cards utilizing facial recognition and other biometrics.

We provide customized identification systems under service contracts that have five to seven year terms and several optional annual renewals after the initial contract term. These contracts generally provide for a fixed price for each identification card produced. Contract prices vary depending on, among other things, design and integration complexities, the nature and number of workstations and sites, the projected number of cards to be produced, the size of the database, the level of post-installation support and the competitive environment. We retain ownership of the system equipment and must remove it at the end of the contract term.

Facial Recognition Segment

Our facial recognition segment accounted for approximately 2.1%, 9.6% and 15.3% of our revenues in the years ended December 31, 2000, 2001 and 2002, respectively. Approximately 12% of our facial recognition revenues in 2002 were derived from casino surveillance applications; the remaining 88% were derived from applications designed to deter criminal and terrorist activities, including government research and development contracts. For the six-month periods ended June 30, 2002 and June 29, 2003, our facial recognition segment accounted for approximately 12.9%, and 14.4%, respectively, of our revenues.

Within our facial recognition segment, our contracts typically provide for the development, customization and installation of facial recognition systems for government agencies, law enforcement agencies and businesses. These contracts are generally fixed price, and include milestones and acceptance criteria for the various deliverables under the contract. Contract prices vary depending on, among other things, design and integration complexities, the nature and number of workstations and sites, the size of the database, the level of post-installation support and the competitive environment. In certain cases, we provide licenses of off-the-shelf versions of our facial recognition software on a per user basis.

Acquisitions

On January 10, 2002, we acquired the assets of Lau Security Systems, a division of Lau, including all of its intellectual property, contracts and distribution channels. The intellectual property acquired from Lau included, among other things:

•	twenty-four U.S. or foreign patent grants or applications for inventions relating to facial recognition technologies or the production of identification cards;

•	the patent acquired by Lau from Daozeng Lu and Simon Lu for verifying the identity of an individual using identification parameters carried on an escort memory; and

•	numerous invention disclosures that are being considered for patent application.

The transaction also included an exclusive license of Lau’s rights to use the patented facial recognition technology it licensed from MIT for use in the federal access control field. As a result of this transaction, certain obligations on the part of Viisage to license intellectual property to Lau were terminated. We agreed to pay Lau a royalty of 3.1% of the facial recognition revenues over twelve and a half years, up to a maximum of $27.5 million and assume specified liabilities related to the acquired business. As the transaction was between related parties, the assets have been recorded based on a historical cost basis. The estimated excess of the assets acquired over liabilities assumed has been recorded as additional paid in capital. The royalty payments are recorded as an expense as they are incurred and not added to the purchase price, as the royalty contains no minimum amount.

Since the majority stockholder of Lau is the spouse of Viisage’s Chairman of the Board, Viisage’s independent directors participated in the negotiations with Lau and approved the transaction. The Board also received an opinion from Windsor that the consideration paid by Viisage in the transaction was fair, from a financial point of view, to Viisage and the holders of its common stock.

On March 18, 2002, we acquired the capital stock of Biometrica Systems, Inc., or Biometrica, a former licensee and distributor of Viisage’s facial recognition technologies in the casino market for approximately $2.5 million in cash and additional earn-out payments equal to 5% of revenues (as defined) through 2006. Biometrica’s assets included, among other things, intellectual property relating to the BiometriCam, a compact camera with built-in facial recognition software. The acquisition was accounted for as a purchase, and accordingly, the operations of Biometrica are included in the financial statements since the effective date, the close of business on March 18, 2002. The purchase price has been allocated to net assets acquired based on their estimated fair values. We have recorded approximately $240,000 in amortization related to the acquired intangible assets from the date of the acquisition through December 31, 2002. Amortization expense for the six months ended June 29, 2003 was approximately $243,000.

On June 3, 2002, we acquired all of the intellectual property and related assets of the Miros division of eTrue.com, a facial recognition firm with customer installations across the globe, for approximately $275,000 in cash. In addition to acquiring patented technology, including Miros’ TrueFace® software, we also gained access to an established customer base and new distribution channels.

Impact of Timing of Contract Awards and Contract Performance in Our Secure Identification Segment

Our results of operations are significantly affected by, among other things, the timing of awards and performance on contracts. As a result, our revenues and income may fluctuate from quarter to quarter, and comparisons over longer periods may be more meaningful. Our results of operations are not seasonal since contracts are awarded and performed throughout the year. However, we believe our public sector business is subject to cyclical procurement delays that may be related to election cycles.

Dependence on Significant Customers

We believe for the near future that we will continue to derive a significant portion of our revenues from a limited number of large contracts. For the years ended December 31, secure identification segment customers who accounted for more than 10% of revenues in a given years are as follows:

•	For 2002, two customers accounted for an aggregate of 22%;

•	For 2001, four customers accounted for an aggregate of 49%; and

•	For 2000, four customers accounted for an aggregate of 58%.

No single facial recognition customer accounted for over 10% of total revenue in any one year.

Critical Accounting Policies

We prepare our financial statements in accordance with generally accepted accounting principles in the United States, or US GAAP. Consistent with US GAAP, we have adopted accounting policies that we believe are most appropriate given the facts and circumstances of our business. The application of these policies has a significant impact on our reported results. In addition, some of these policies require management to make estimates. These estimates, which are based on historical experience and analysis of current conditions, have a significant impact on our reported results and the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. If actual results differ significantly from these estimates, there could be a material effect on our financial statements.

We recognize all of our revenue in our secure identification segment and the majority of our revenue in our facial recognition segment in accordance with Statement of Position No. 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” (SOP 81-1). We recognize a portion of our revenue in our facial recognition segment in accordance with Statement of Position No. 97-2, “Software Revenue Recognition” (SOP 97-2).

Secure Identification Contract Revenue and Cost Recognition

Our most significant contracts are our driver’s license contracts, which are within our secure identification segment. These contracts typically provide that the state department of transportation, or similar agency, will pay a fixed price per identification card produced utilizing a system we own and maintain. Our fixed, per-card pricing includes charges for the use of the system, materials and the data that is stored on the cards. Prices under these contracts vary from contract to contract depending on, among other things:

•	Design and integration complexities;

•	The nature and number of workstations and sites installed;

•	The projected number of cards to be produced;

•	The size of the database;

•	The level of post-installation involvement that will be required of us; and

•	The competitive environment.

We recognize revenue under these contracts using the percentage-of-completion methodology as defined under SOP 81-1. We use the percentage-of-completion methodology to account for revenue under these contracts because:

•	a high level of certainty exists regarding expected cash flows from these contracts; and

•	a reliable basis exists for determining the percentage of the contract that will be completed at the end of the accounting period.

Using the percentage-of-completion methodology, we recognize a percentage of the revenue we expect to receive under the contract based on a cost to cost basis. We determine percentage of completion by comparing labor costs incurred to date to total estimated labor costs during implementation and as cards are produced during production. When measuing progress on a contract, we exclude costs of materials from this calculation, which results in a more accurate measure of work completed. Although these contracts typically have a term of 5 years or longer and include possible renewal terms, we incur significant costs under these contracts during the period of time in which we develop, customize and install the systems. We refer to this period, which typically lasts for the first nine to 12 months of the contract, as the implementation phase. Accordingly, we recognize a substantial portion of the revenue under these contracts during the implementation phase even though we do not begin billing until the systems begin producing cards.

We record costs and estimated earnings in excess of billings under these contracts as current assets. We record billings in excess of costs and estimated earnings and accrued contract costs as current liabilities.

Estimates of Revenues under Secure Identification Contracts

We account for revenue from our driver’s license contracts using the percentage-of-completion methodology. Revenues under these contracts are based on completion of installation and the number of cards produced. We estimate the amount of time it will take to install the systems and the number of cards that will be produced. In arriving at these estimates, we undertake a review of historical trends as to the volume of cards produced and update this review quarterly. In addition, we consider factors that could impact the volume of production, such as:

•	legislative changes to the life of identification credentials; and

•	state government funding levels.

We also take into consideration the fact that, although it has never occurred, one of our contracts could be terminated for reasons such as lack of performance. If our estimates as to labor costs, consumable inventory levels, maintenance costs or the volume of cards that will be produced are materially incorrect, it could have a material adverse effect on our financial results.

Management has discussed the use and impact of these estimates with the audit committee of our Board of Directors.

Facial Recognition Segment Contract Revenue and Cost Recognition

Within our facial recognition segment, our contracts typically provide for the development, customization and installation of facial recognition systems for government agencies, law enforcement agencies and businesses. These contracts are generally fixed price, and include milestones and acceptance criteria for the various deliverables under the contract. Contract prices vary depending on, among other things, design and integration complexities, the nature and number of workstations and sites, the size of the database, the level of post-installation support and the competitive environment. In certain cases, we provide licenses of off-the-shelf versions of our facial recognition software on a per user basis.

We recognize revenue under these contracts using the percentage-of-completion methodology in accordance with SOP 81-1. We use the percentage-of-completion methodology to account for revenue under these contracts because:

•	a high level of certainty exists regarding expected cash flows from these contracts; and

•	a reliable basis exists for determining the percentage of the contract that will be completed at the end of the accounting period.

We recognize a percentage of the revenue we expect to receive under the contract using the percentage-of-completion methodology. We measure the percentage complete as costs are incurred or for contracts based on milestones, revenue is recognized when scheduled performance milestones and customer acceptance criteria have been achieved. These milestones are specific events or deliverables clearly identified in the contract. We recognize revenue based on the total milestone billable to the customer less revenue related to any future maintenance requirements. Billings occur under these contracts when the milestone is delivered and accepted by the customer. These milestones can include customized systems, installation and services as defined by the contract.

We record costs and estimated earnings in excess of billings under these contracts as current assets. We record billings in excess of costs and estimated earnings and accrued contract costs as current liabilities.

Revenue related to software licenses of off-the-shelf facial recognition software is recognized in accordance with SOP 97-2 for these software licenses we recognize revenue when:

•	persuasive evidence of an arrangement exists;

•	delivery has occurred;

•	the sales price is fixed and determinable;

•	collection is probable; and

•	there are no post delivery obligations.

Results of Operations

Six months ended June 29, 2003 and June 30, 2002

Our business involves two related segments: secure identification and facial recognition. Revenues from our secure identification segment are derived principally from multi-year contracts for systems implementation, card production and related services. Revenues from our facial recognition segment are derived principally from sales to law enforcement agencies, the federal government, and the gaming industry. Revenues for the first six months of 2003 increased 21.6% from approximately $15.4 million for the first six months of 2002 to approximately $18.8 million for the first six months of 2003. The increase in revenues of approximately $3.3 million for the first six months of 2003 derives from increases of approximately $2.6 million, or 19.5%, in the secure identification segment and $712,000, or 35.8%, in the facial recognition segment. These increases reflect our performance on new contracts awarded and contract extensions received in the fourth quarter of 2002.

Gross margins increased to 21.2% for the first six months of 2003 compared to 18.7% for the same period in 2002. The overall increase in gross margin between the six-month periods is attributable to the margin improvement in our facial recognition segment, which increased to 51.6% in 2003 from 11.4% in 2002. Our overall margin increase for the first six months of 2003 is also due to the large increase in facial recognition revenues, and their corresponding higher margins, between the two periods. For the six months ended June 29, 2003 margins in the secure identification segment decreased to 16.6% from 21.5% for the same period in 2002. Although prices remain fixed for products and services on a contract-by-contract basis, fluctuations in gross margin can be attributable to the revenue mix from quarter to quarter. The decrease in the six-month period was due to the impact of recently won competitive awards within our secure identification segment at lower margins. During the first six-month period ended June 29, 2003, new contracts accounted for 38.6% of our revenue and had a combined gross margin of 14.9%. During the six-month period ended June 29, 2002, new contracts accounted for 32.9% of our revenue and had a combined gross margin of 27.8%. The gross margin excluding new contracts would have been 18.1% for the first six-month period in 2003, as compared to 18.4% for the six-month period ended June 29, 2002.

Sales and marketing expenses were substantially unchanged at approximately $2.6 million for the first six months of 2002 and for the first six months of 2003. As a percentage of revenue sales and marketing decreased from 16.6% for the first six months of 2002 to 13.6% for the first six months of 2003. The decrease is due to a decrease in the level of request for proposals from state governments within the secure identification segment as a result of delays due to state budgetary constraints. As the volume of proposal activity increases or decreases, we reallocate resources and expenses from other functions with similar skill sets versus increasing or decreasing our sales and marketing headcount and expenses. This allows us to respond more efficiently to fluctuations in the marketplace.

Research and development expenses increased approximately $60,000, from $1.8 million for the first six months of 2002 to $1.9 million for the first six months of 2003. As a percentage of revenue research and development decreased from 11.8% for the first six months of 2002 to 10.0% for the first six months of 2003. The increase in research and development expenses for the first six months of 2003 is due to our continued investment in facial recognition technologies and new product development. This included enhancing existing products with the intellectual property that was acquired through our recent acquisitions. We expect to continue to invest in product development throughout 2003. This investment includes the previously announced acquisition of ZN.

General and administrative expenses increased approximately $392,000, from $1.7 million for the first six months of 2002 to $2.1 million for the first six months of 2003. As a percentage of revenue, general and administrative expenses increased from 11.2% for the first six months of 2002 to 11.3% for the first six months of 2003. The increase is due to the logistical support required to grow our facial recognition business through acquisitions while continuing to meet the financing requirements created by our expanding operations. The increase includes $320,000 for our newly created strategic development department, and $150,000 of expenses related to pursuing new financing opportunities, offset in part by our continued efforts to reduce and control costs.

For the six months ended June 29, 2003, we have realized a net savings of approximately $500,000 as a result of the workforce reduction that was completed in the fourth quarter of 2002. The anticipated savings of approximately $1.1 million for the six-month period ended June 29, 2003 was offset with headcount additions of approximately $400,000 and additional expenses associated with employee terminations of approximately $200,000 in 2003.

Interest expense, net of approximately $48,000 of interest income, increased approximately $21,000 for the first six months of 2003 from the first six months of 2002. This represents a decrease to 2.4% from 2.8% of revenue for the first six months of each fiscal year. The increase in interest expense reflects the additional debt financing required to fund performance on contracts awarded in the fourth quarter of 2002.

No provision for federal income taxes has been made for the six-month periods ended June 29, 2003 and June 30, 2002 due to the net loss in both periods. The provision for state income taxes for the six-month period ended June 29, 2003 was approximately $63,000. There was no provision for state income taxes for the six-month periods ended June 29, 2003 and June 30, 2002.

Year ended December 31, 2002 and 2001

Revenue increased to $32.3 million in 2002 from $26.3 million in 2001. Revenues in the secure identification segment increased by $4.6 million, or 20.2%, as a result of winning new drivers license contracts. Revenues in the facial recognition segment increased by $1.4 million, or 40%, due to revenues generated from acquisitions and the continued growth of the facial recognition business. The combined facial recognition revenue from the two segments increased by $2.4 million, or 58.7%, from $4.0 million in 2001 to $6.4 million in 2002.

Gross margins decreased to 21.9% in 2002 from 25.4% in 2001. The decline in gross margin reflects a change in product mix and contracts that included product development as well as delays in contract awards expected in the facial recognition segment. This is evidenced by the improvement in gross margins from the 1st quarter of 2002 of 20.5% to 29.3% in the 4th quarter of 2002. In 2002, new contracts in the secure identification segment accounted for 29.4% of our revenue and had a combined gross margin of 37.6%. In 2001, new contracts accounted for 16.6% of our revenue and had a combined gross margin of 13.7%. The gross margin excluding new contracts would have been 17.1% for 2002, as compared to 24.9% in 2001.

Sales and marketing expenses increased by approximately $4.6 million in 2002 from 2001. This represents an increase to 16.6% from 3.1% of revenue. The increase is due to our investment in pursuing facial recognition opportunities following the events of September 11, 2001 and the pursuit of significant opportunities in the secure identification marketplace. Our expenses resulted from our increased presence and sponsorship at security related trade shows, additional resource allocation to pursue opportunities in the federal government sector and an increase in sales and marketing personnel. The expenses associated with these activities included $1.7 million of compensation expenses for new hires, $1.4 million for the reallocation of resources for sales support, $1.0 million associated with lobbyists and marketing consultants and an increase of $0.4 million in travel expenses to support lobbying and marketing activities. The result of this investment can be seen in the increase to our revenue, backlog, and customer base. We expect to continue this investment in sales and marketing.

Research and development expenses increased by approximately $2.4 million in 2002 from 2001. This represents an increase to 13.8% from 7.8% of revenue. The increase is due to our continued investment in facial recognition technologies and new product development. This included enhancing existing products with the intellectual property that was acquired through the recent acquisitions. Our expenses included $1.9 million of compensation expenses for new hires, $0.4 million for outside research consultants and $0.1 million for additional leased office space for new hires. We expect to continue to invest in product development.

General and administrative expenses increased by approximately $2.6 million in 2002 from 2001. This represents an increase to 15.7% from 9.5% of revenue. This increase was due to additional rental costs of approximately $0.9 million arising from additional leased office space and an increased rental rate on previously occupied space, $1.2 million in compensation expenses including placement fees for new hires, $0.1 million for outside consultants and a write-down of a contract receivable of $0.4 million. As a result of the acquisitions in 2002, and to facilitate the growth of the business, we also increased investment in infrastructure and personnel.

We incurred a one-time restructuring charge of $824,000 in the fourth quarter of 2002. This consisted of approximately $248,000 associated with a workforce reduction of 21 individuals, or approximately 16% of the employee base. In addition, we took a charge for non-cancelable lease costs and capital equipment of approximately $420,000 and $156,000 respectively. Annualized savings associated with the workforce reduction are expected to total approximately $2.2 million.

Interest expense decreased approximately $335,000 in 2002 from 2001. This represents a decrease to 2.7% from 4.6% of revenue. This decrease reflects the impact of our continuing efforts to reduce our overall debt and related interest expense, as well as the ability to pay down a $4,000,000 operating line of credit with the proceeds of the $25 million private placement of common stock in December 2001.

We did not record any tax for fiscal years 2002 and 2001 due to the net loss in each year.

Year ended December 31, 2001 and 2000

Revenues are derived principally from multi-year contracts for system implementation, card production and related services. Revenue decreased to $26.3 million in 2001 from $27.5 million in 2000. The 4.4% decrease in revenue between the two years was the result of customer delays in system rollouts in the states of Pennsylvania and Maryland. These delays were caused by system configuration and system deployment issues within the states, which created delays in our procurement of system assets to be installed at the individual registry sites. As a result of the delays, costs were deferred until the issues were resolved. Revenue is recognized on a percent complete basis on costs and therefore revenues were negatively impacted.

Gross margins increased to 25.4% in 2001 from 23.3% in 2000. The increase in gross margins between the two years is due principally to the positive impact of new business with higher margins in the facial recognition segment and the positive effect of contract extensions on the overall revenue mix in 2001. In 2001, new contracts accounted for 16.6% of our revenue and had a combined gross margin of 13.7%. The overall improvement to gross margin was the result of contract extensions in the secure identification segment. These extensions added 2.0% to the gross margin in 2001. In 2000, new contracts accounted for 36.9% of the revenue and had a combined gross margin of 32.0%. The gross margin excluding new contracts would have been 24.9% for 2001, as compared to 18.4% in 2000.

Sales and marketing expenses increased by 2.8% or $0.02 million in 2001 from 2000. This represents an increase to 3.1% from 2.9% of revenue. The increase is due to our continuing efforts in marketing our patented biometric solutions as we continue to increase our distribution and marketing capabilities for our facial recognition solutions by adding and certifying new system integrators and reseller partners. This allows us to control our costs while increasing our marketing capabilities.

Research and development expenses increased by 198.5% or $1.4 million in 2001 from 2000. This represents an increase to 7.8% from 2.5% of revenue. The increase is due to our continued investment in biometrics. Research and development costs include $1.1 million of additional labor costs and expenses for software development to be later customized for customer delivery. These product enhancements are related to both the facial recognition segment and the secure identification segment. Research and development costs do not reflect the benefits to us under license arrangements from the research and development efforts of Lau and the Massachusetts Institute of Technology for projects that are not directly related to us.

General and administrative expenses remained relatively unchanged between 2001 and 2000. This represents an increase to 9.5% from 9.0% of revenue. The increase as a percentage of revenue is due to the slight decrease in business volume and resulting revenues from 2000 to 2001.

We incurred fourth quarter one-time expenses of $1.6 million related to costs incurred in our attempt to purchase Polaroid Corporation’s Identification Systems Business in the fourth quarter of 2001. These expenses related to legal and professional activities for due diligence as well as financing break up fees associated with this unsuccessful acquisition.

Interest expense decreased $0.4 million in 2001 from 2000. This represents a decrease to 4.6% from 5.9% of revenue. This decrease reflects a reduction in borrowings during 2001.

We did not record any tax for the fiscal year 2001 due to the net loss for the year. For the fiscal year 2000, no tax was incurred due to the availability of tax loss carry forwards.

Liquidity and Capital Resources

Cash and cash equivalents were approximately $1.2 million at June 29, 2003, which consisted entirely of cash. This amount excludes approximately $5.1 million, which is restricted under our term loan agreements and project financing. Cash and cash equivalents at December 31, 2002 were approximately $2.2 million, which consisted entirely of cash. This number excludes approximately $7.4 million, which was restricted under our term loan agreements and project financing.

In the six-month period ended June 29, 2003, cash provided by operating activities was approximately $598,000, which stems from our net loss of approximately $3.1 million, offset by non-cash charges for depreciation and amortization of approximately $4.1 million, and cash provided by the net decrease in operating assets of approximately $376,000.

Accounts receivable decreased approximately 7.5% from approximately $7.4 million at December 31, 2002 to approximately $6.8 million at June 29, 2003 due to the timing of billings and more efficient collections.

Costs and estimated earnings in excess of billings increased approximately 4.4% from $23.4 million at December 31, 2002 to $24.4 million at June 29, 2003 and reflect the unbilled accumulation costs on contracts in progress.

Accounts payable and accrued expenses increased approximately 5.0% from $7.0 million at December 31, 2002 to $7.4 million at June 29, 2003 due to the timing of payables.

In May 2003 we entered into a loan agreement with Lau which provided for four term notes aggregating $7.3 million, but not to exceed an outstanding principal balance of $7.0 million at any time. Two of these term notes, in the amounts of approximately $1.6 million and $287,000, replaced existing system finance lease obligations we had with a commercial leasing organization. These finance lease obligations were paid in full with the proceeds of the two new term notes. The remaining two new term notes, totaling $3.0 million and $2.5 million, are additional financing related to two new state contracts. All four new term notes bear interest at a rate of 8.5%. We believe that the terms of this loan agreement are the same as the terms that would have been provided to us by an unaffiliated lender. In particular, the financial covenants under this loan agreement are the same as the financial covenants under our loan agreement with our primary bank lender. We will draw funding on these notes as needed to meet our obligations for equipment purchases on the related state contracts. As of June 29, 2003, we had approximately $3.7 million outstanding under this loan agreement, leaving approximately $3.3 million available for future needs.

In May 2003, we entered into a new loan agreement with Commerce Bank and Trust Company that superceded the original loan agreement for our existing term loans. The following table lists the approximate term note information for the bank and Lau as of the dates indicated (in thousands):

Lender	Original Loan Amount	Monthly Payment Provisions	Date of Loan	Due Date of Loan	Interest Rate	Outstanding Principal Balance December 31, 2001	Outstanding Principal Balance December 31, 2002	Outstanding Principal Balance June 29, 2003
1	$4,000	$84	02/07/2001	06/20/2006	8.00%	$3,769	$3,044	$2,659
1	3,200	72	09/11/2001	03/11/2006	6.25%	3,200	2,522	2,167
1	1,800	34	12/12/2002	12/31/2007	5.25%	—	1,800	1,641
1	1,500	27	12/12/2002	04/24/2008	5.25%	—	1,500	1,379
1	1,200	24	12/12/2002	06/24/2007	5.25%	—	1,200	1,083
2	3,000	53	05/30/2003	06/30/2009	8.50%	—	—	1,534
2	2,500	51	05/30/2003	05/30/2008	8.50%	—	—	433
2	1,562	64	05/30/2003	08/30/2005	8.50%	—	—	1,506
2	287	42	05/30/2003	12/30/2003	8.50%	—	—	246

Total	$19,049	$451				$6,969	$10,066	$12,648

1. Commerce Bank & Trust Company

2. Lau Technologies

In accordance with the new loan agreements, all of our term notes are collateralized by certain of our assets and the related contract assets. We are required to maintain the following financial covenants:

•	in every fiscal year after January 1, 2003, our secure identification segment must have positive net income, excluding income taxes;

•	in at least three quarters of each of our fiscal years after January 1, 2003, our secure identification segment must have positive net income, excluding income taxes; if the secure identification segment has a net loss, that net loss may not exceed $200,000;

•	our net loss for the last three fiscal quarters of 2003, excluding income taxes, may not exceed $2,000,000, $2,000,000 and $1,500,000, respectively;

•	our net loss for the first three fiscal quarters of 2004, excluding income taxes, may not exceed $1,500,000, $1,000,000 and $500,000, respectively;

•	our net income for the last fiscal quarter of 2004 must be at least $100,000, excluding income taxes;

•	we must have positive net income, excluding income taxes, beginning with the year ending December 31, 2005 and continuing for each year thereafter;

•	we must have tangible net worth (as defined in the loan agreements) of at least $30 million at the end of each fiscal quarter beginning with the second fiscal quarter of 2003;

•	the ratio of our indebtedness (as defined in the loan agreements) to our tangible net worth (as defined) must not exceed 2.5 to 1;

•	at the end of each fiscal quarter, the ratio of our secure identification segment’s operating cash flow (as defined in the loan agreements) for the four most recent fiscal quarters to our debt service liability (as defined in the loan agreements) shall be at least 1.25 to 1; and

•	our capital expenditures in any fiscal year cannot exceed $1,500,000, and no single capital expenditure can exceed $250,000 without the lender’s prior written approval.

Additionally, in accordance with the new agreement, we must maintain $5.1 million of cash on deposit with Commerce Bank and Trust Company. This amount is recorded as restricted cash in long-term assets.

In April 2003 we entered into an arrangement for approximately $1.5 million of equipment financing with three of our suppliers. These project lease arrangements are accounted for as capital leases. There are no financial covenants associated with these leasing arrangements. As of June 29, 2003 we have utilized $584,000 under these arrangements. The interest rates are between 6% and 8% and are fixed. The terms of these leases range from 12 months to 60 months.

We also have one capital lease arrangement under which we are also required to maintain the same financial ratios and minimum levels of tangible net worth as set forth in our primary loan agreements. Pursuant to this arrangement, the lessor purchases certain of our digital identification systems and leases them back to us for deployment with identified and contracted customers approved by the lessor. The lessor retains title to the systems and receives an assignment of our rights under the related customer contracts, including rights to use the software and technology underlying the related systems. Under these arrangements, the lessor bears the credit risk associated with payments by our customers, but we bear performance and appropriation risk and are generally required to repurchase a system in the event of a termination by a customer for any reason, except credit default. At June 29, 2003, we had approximately $1.9 million outstanding under this arrangement.

For the quarter ended June 29, 2003, we were in violation of the net income covenant on one of our capital leases. This covenant previously required that we have a net loss for the quarter ended June 29, 2003 of no more than $575,000, excluding income taxes. Our net loss for such quarter was $1.35 million, excluding income taxes. We received a waiver of this covenant and we have agreed with the lender to amend this covenant for future periods to match the net income covenants listed above. We believe that we will be in compliance with the amended debt covenant and will remain in compliance with all other debt covenants. However, this expectation is dependent on achieving our business plan. If we do not remain in compliance with such covenants, the banks and the lessors could require immediate repayment of outstanding amounts.

On September 8, 2003, we sold an aggregate of 3,517,503 shares of our common stock, at a purchase price of $3.775 per share, in a private sale to institutional investors. The gross proceeds were approximately $13.3 million before investment fees and related expenses of approximately $1.0 million. In addition, the purchasers in this transaction have agreed to purchase an additional 456,007 shares of our common stock at $3.775 per share following, and subject to, the closing of the acquisition. The net proceeds of these sales will enable us to meet our 2003 plan and to fund our ongoing operations through 2004. New contract awards may require us to seek additional financing depending on the timing, size and length of the contracts awarded. Our ability to meet our business forecast is dependent on a number of factors, including those described in the section of this proxy statement entitled “Risk Factors,” beginning on page 19. Our cash liquidity is not immediately impacted, either positively or negatively, by changes to net income (loss) due to timing differences between revenue recognition and cash payments on long term contracts.

Contractual Obligations

The following table sets forth our contractual obligations as of June 29, 2003 (in thousands):

	Total	Less Than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long Term Debt Obligations	$12,648	$4,031	$5,338	$2,792	$487
Capital Lease Obligations	2,365	2,143	115	107	—
Operating Lease Obligations	1,194	1,012	182	—	—

Contingent Obligations

Our principal contractual commitments involve payments under capital leases, term notes and operating leases.

Inflation

Although some of our expenses increase with general inflation in the economy, inflation has not had a material impact on our financial results to date.

Subsequent Events

On July 31, 2003 the superior court for Fulton County, Georgia issued a preliminary injunction prohibiting Georgia’s Department of Motor Vehicle Safety from continuing to work with us to install a new drivers’ license system for the State of Georgia. This injunction is the result of a law suit filed in March 2003 by one of our competitors, Digimarc Corporation. The suit claims that the Department of Motor Vehicle Safety did not comply with its own bid process when selecting a vendor for the digital drivers’ license program. The merits of Digimarc Corporation’s claims against the Department of Motor Vehicle Safety are to be addressed in further court proceedings. The Department of Motor Vehicle Safety has confirmed that our contract with them remains in place. However, if the lawsuit is successful and we lose the contract, we could lose up to $15.9 million in revenue that we expected to recognize over the next five and one-half years. In addition, although we expect that the Department of Motor Vehicle Safety would be required to reimburse us for our costs incurred under the contract, if we are unable to obtain reimbursement of those costs, we could be required to recognize a loss of up to approximately $5 million on the Georgia contract.

On September 8, 2003, we sold an aggregate of 3,517,503 shares of our common stock to at $3.775 per share, resulting in gross proceeds of approximately $13.3 million. Our net proceeds were approximately $12.3 million. The shares were sold to funds managed by J. & W. Seligman & Co. Incorporated, or Seligman, and other institutional and accredited investors in a transaction exempt from registration under the Securities Act of 1933 pursuant to Rule 506 of Regulation D thereunder. The securities purchase agreement signed by Seligman includes a binding commitment for Seligman to purchase an additional 456,007 shares of our common stock at $3.775 per share immediately after, and subject to, the closing of the ZN acquisition. We have agreed to file with the SEC a registration statement covering the resale of the shares no later than October 8, 2003, and to use our commercially reasonable efforts to have the registration statement declared effective by the SEC no later than December 7, 2003. For every 15 day period after December 7, 2003 that the registration statement has not been declared effective, we will be required to pay a penalty to the investors equal to 1.5% of the aggregate proceeds from the private placement. At our option, the penalty may be paid in cash or in shares of our common stock. If we elect to pay the penalty in shares of common stock, those shares will be valued at $2.69 per share. In connection with this transaction, each of the ZN shareholders other than ZN MABG agreed not to sell the shares of our common stock that will be issued to them in the ZN acquisition for periods ranging from 60 to 180 days. In addition, we agreed to repurchase shares of common stock from the four ZN management shareholders in certain circumstances. For more information about this arrangement, see the section of this proxy statement entitled “The Securities Purchase Agreement – Registration Rights and Re-Sales of Viisage Common Stock by the ZN Shareholders” on page 46.

Recent Accounting Pronouncements

In April 2002, the Financial Accounting Standards Board, or the FASB, issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS 145 requires that gains and losses from extinguishment of debt be classified as extraordinary items only if they meet the criteria in Accounting Principles Board Opinion No. 30. Applying the provisions of Opinion No. 30 will distinguish transactions that are part of an entity’s recurring operations from those that are unusual and infrequent and meet the criteria for classification as an extraordinary item. SFAS No. 145 is effective beginning January 1, 2003. The adoption of SFAS No. 145 did not have a material impact on our financial position or results of operations.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. This standard is applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a significant impact on our financial position or results of operations. We initiated and executed a restructuring plan in the fourth quarter of 2002 and, accordingly, recorded a restructuring charge in the fourth quarter of 2002 (see Note 12 of notes to consolidated financial statements).

In November 2002, the FASB issued Financial Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45). The interpretation elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under the guarantee and must disclose that information in its interim and annual financial statements. The provisions related to recognizing a liability at inception of the guarantee for the fair value of the guarantor’s obligations do not apply to product warranties or to guarantees accounted for as derivatives. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material effect on our financial position or results of operations.

In November 2002, the EITF reached a consensus on Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables”. EITF 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which the vendor will perform multiple revenue generating activities. EITF 00-21 will be effective for periods beginning after June 15, 2003. We do not expect that the adoption will have an impact on the accounting for revenue from secure identification systems and facial recognition systems under long-term contracts. We will evaluate transactions entered into after June 15, 2003 for all revenue generating activities for compliance with EITF 00-21, but based on preliminary review it is not expected to have a material impact on our financial position and results of operations.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (FAS 148), which (i) amends FAS Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation (ii) amends the disclosure provisions of FAS 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation and (iii) amends APB Opinion No. 28, Interim Financial Reporting, to require disclosure about those effects in interim financial information. Items (ii) and (iii) of the new requirements in FAS 148 are effective for financial statements for fiscal years ending after December 15, 2002. We have adopted the increased disclosure requirements of FAS 148(ii) for the fiscal year ended December 31, 2002. We will continue to use the intrinsic value method of accounting for stock-based employee compensation.

In January 2003, the FASB issued Financial Interpretation No. 46, “Consolidation of Various Interest Entities” (FIN 46), which requires the consolidation of certain interest entities. FIN 46 is applicable to financial statements issued after 2002. There are no entities that will be consolidated with the Company’s financial statements as a result of FIN 46.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances), because that instrument represents an obligation. Many of those instruments were previously classified as equity. The statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Therefore, the adoption of SFAS No. 150 would not be applicable to the Company’s reported historical financial position, results of operations or cash flows.

Changes in and Disagreements with Accountants on Accounting and Financial Matters

None.

Quantitative and Qualitative Disclosures about Market Risk

We have no material exposure to market risk that could affect our future results of operations and financial condition.

BUSINESS OF ZN

General Overview

ZN Vision Technologies AG is a leading provider of facial recognition technologies and services in Europe, specializing in hierarchical graph matching technology. ZN’s hierarchical graph matching technology is based on the latest advancements in computer vision and artificial intelligence. The core technology has been derived from human neural structures. Based on this technology, ZN developed a facial recognition engine and a comprehensive product portfolio for security and surveillance markets. ZN’s technologies and related information systems can be used to permit or deny physical access to secure facilities or conduct identifications in image databases and live video streams. ZN’s products provide a range of security solutions in various industry sectors, including border management, law enforcement, identification documents and a multitude of civil markets.

Background of ZN

In 1992, Professor Dr. Christoph von der Malsburg and Professor Dr. Werner von Seelen founded Zentrum für Neuroinformatik GmbH, or Zentrum, as a spin-off of the University of Southern California, Los Angeles and Ruhr Universität-Bochum, Germany. Between 1992 and April 2000, Zentrum’s activities primarily consisted of research and development and licensing in the field of computer vision technologies.

ZN commenced operations in April 2000. ZN’s founders included Professor Dr. Malsburg, a founder of Zentrum and the vice-chairman of ZN’s non-executive board, Marcel Yon, ZN’s Chief Executive Officer, Dr. Stefan Gehlen, ZN’s Chief Technology Officer, Professor Dr. Thomas Martinetz and Professor Dr. Werner von Seelen. Following its commencement of operations, ZN licensed intellectual property relating to Zentrum’s facial recognition technology and other patents from Zentrum. In August 2002, ZN acquired the intellectual property that it had previously licensed from Zentrum. Between April 2000 and December 2001, ZN hired 18 former employees of Zentrum to continue the development of the facial recognition and medical products technology ZN acquired from Zentrum.

Zentrum currently has no business operations other than leasing an office building to ZN and holding passive investments in other companies. ZN does not have any ownership interest in Zentrum, and Zentrum does not have any ownership interest in ZN.

ZN has been primarily funded through venture capital investments. In particular, German venture capital firm High Tech Beteiligungen GmbH & Co KG, or HTB, invested a total of €6.1 million in ZN in exchange for ZN share capital. HTB’s investment was made in several installments between June 2000 and August 2001. In August 2002, Novar plc, or Novar, invested €4.0 million in ZN in exchange for ZN share capital. As of the date of this proxy statement, Novar owns approximately 25.2% of ZN’s share capital and HTB owns approximately 18.5% of ZN’s share capital. If the acquisition is completed, and assuming that all shares held in escrow pursuant to the securities purchase agreement are released to the ZN shareholders, HTB will acquire 1,177,130 shares of Viisage common stock and Novar will acquire 1,600,600 shares of Viisage common stock. In addition, HTB will receive $111 and Novar will receive $151 in cash.

Employees

As of June 30, 2003, ZN had 61 employees (including students, trainees and executive directors), 38 of whom are engaged in research and development, 14 of whom are in sales and marketing and 9 of whom are in administration and finance. Eighteen percent of ZN’s employees and management hold a PhD., and more than 70% of ZN’s employees hold at least one university degree.

Location and Facilities

ZN leases office space in Bochum, Germany, located in the Rhine-Ruhr region. The offices are located on the campus of the University of Bochum. ZN believes that its properties are adequate for its current business needs. In addition, ZN believes that adequate space can be obtained for its foreseeable business needs.

Technology

ZN’s hierarchical graph matching technology has been derived from the human visual process. ZN’s technology and skills are not confined to facial recognition but rather are also suited for object recognition and intelligent video analysis. The technology is suitable for the analysis of both static images and dynamic sequences and can be applied in self-learning and evolutionary systems.

ZN has obtained numerous patents and trademarks and has filed patent and trademark applications in order to protect its proprietary technology in Germany, several other EU countries as well as in the United States, Canada, Australia, Japan and New Zealand. ZN has entered into several research and development contracts with large industrial organizations and research institutions to enhance its technology.

Activities and Current Products

ZN offers a wide range of facial recognition-based products for verification and identification applications, including access control, database searches, management of identification, law enforcement and forensics, border management, passports and identification documents, smart cards, secure ticketing and intelligent video surveillance.

ZN-Face is a facial recognition-based verification solution. Verification takes less than one second and responds well to various environmental conditions, changes in facial expressions and changes in outward appearances due to aging and the addition of beards, wigs and eyeglasses. The solution has been tested and recommended by a number of private organizations and government agencies. Numerous customers in Germany and abroad, including banks, nuclear facilities and government buildings, have been using ZN-Face for a number of years. ZN-Face has been specifically requested in a number of recent tenders in the German market. Product derivatives are available for access control, identification document authentication, passports and boarding passes with integrated biometrics, credit cards or smart cards. ZN-Face is available as a turnkey solution and as an upgrade to existing systems.

ZN-Phantomas and ZN-ID are database solutions for identification applications based on facial recognition. Pictures drawn from surveillance cameras, identikits or identification investigations are compared by these products to image databases. The solutions are available for both criminal and civil identification purposes. Systems are currently being used by several authorities in Germany, Poland, Slovakia and the Czech Republic.

ZN-SmartEye is an intelligent video surveillance solution with integrated facial recognition capabilities for use in real-time or off-line scenarios. Standard closed-circuit television images are analyzed to extract faces. These faces may then be matched in near real time against databases of wanted individuals. ZN-SmartEye has been tested successfully for several government applications and is operational in casinos in Germany and Russia.

ZN-Count enables near real-time counting of people for both security and statistical applications. The first customer for this product is the European Central Bank.

ZN-PrivacyFilter makes use of ZN’s hierarchical graph matching technology and facial recognition capabilities to offer privacy to individuals appearing on closed-circuit television images. ZN-PrivacyFilter scans video images for faces and encrypts them in near real time. Faces may be decoded subsequently on a “need to-see” basis following procedures defined by the customer. ZN-PrivacyFilter may be used in conjunction with facial recognition applications such as ZN-SmartEye or stand-alone with digital closed-circuit television installations. ZN is working alongside privacy lobby groups and government data protection agencies to promulgate this privacy enhancing technology.

Products, Installation and Maintenance

ZN’s core competency is the development of software. ZN mainly relies on standard off-the-shelf hardware components. A limited number of hardware components have been developed by ZN and its partners, particularly in access control. Hardware and software components are typically assembled at ZN’s premises in Bochum, Germany before a system is installed at the customers’ and end-users’ premises.

A substantial portion of ZN’s installed systems have been installed by ZN distributors and partners. Typically, these partners are responsible for first-level support while ZN offers second-level support. However, ZN has also installed a number of systems without any partner involvement and is able to offer first-level support to these customers.

Competition

There are only a few facial recognition companies with their own proprietary technology and an installed base of customers world-wide. However, competition is intense due to the limited number of projects currently available in the market. Factors that affect competition include a company’s supplier competency, product functionality, performance and reliability of technology, experience in distribution and operations, ease of implementation, rapid deployment, customer service and price. Key competitors in facial recognition markets are Viisage, Identix Inc. and Imagis Technologies Inc.

Markets

ZN targets the following markets:

Area security

Area security includes access control and intelligent video surveillance applications for airports, banks, government and military facilities and other high security areas. Area security also includes time and attendance applications, annual subscriber checks and casino applications.

Criminal ID

Criminal ID is the market for facial image database applications such as mug matching of suspects against a database of known criminals. It also includes intelligent video analysis for law enforcement purposes.

Civil ID

Civil ID covers the market for issuance of ID documents such as passports, drivers licences and similar documents. Facial image databases are used to find double entries to prevent and discover forgery and fraud.

Border management

Border management is the market for securing and controlling border crossings at airports, seaports and land ports. Travelers’ ID is verified against the travelers’ ID document. In addition blacklist searches may be performed.

Distribution Channels

ZN distributes its products and services through a combination of direct sales, value-added resellers and strategic partners.

Direct sales

ZN maintains a sales force. Twenty percent of ZN’s sales revenues in 2002 and thirty-two percent in the six-month period ended June 30, 2003 were attributable to direct sales.

Value-added Resellers

ZN has built a number of successful relationships with value-added resellers. These companies have been selected for their expertise, experience and outreach in their fields of operations. The companies considered are usually important players in the field of security and integration of complex security-related solutions. Value added resellers bundle and sell the ZN-based services and solutions together with their existing offering to end-users. The key aspect of this route to market is to provide additional revenue opportunities for the resellers while providing increased value to customers. ZN provides the necessary technology, training, sales support and marketing collateral for resellers to be successful. Some of these value-added resellers have committed to market ZN solutions exclusively in certain market segments and/or regions. ZN’s value-added resellers include ADT Deutschland GmbH, Bosch Sicherheitssysteme GmbH, Thales Identification, Cegelec France and Siemens AG.

Strategic partners

ZN has built a number of strategic relationships in the field of identification documents, smartcards and access control. Strategic partners are selected due to the fit of their expertise and value preposition with ZN’s strategic goals for the future. These companies include large IT integrators, smart card solution providers and secure printing and document security businesses. Strategic partners are leaders or experts in their field providing platform solutions or complementary, peripheral, and integration products to ZN’s products and solutions. ZN’s strategic partners include Canadian Bank Note Company Ltd., Bundesdruckerei GmbH, Giesecke and Devrient GmbH, Interflex Datensysteme GmbH, Novar plc. and SDU bv.

In the six-month period ended June 30, 2003, Siemens AG, Novar plc and Bosch GmbH each accounted for more than 10% of ZN’s sales revenues. In 2002 Siemens AG accounted for more than 10% of ZN’s sales revenues. In 2001 ZTC electronic GmbH accounted for more than 10% of ZN’s sales revenues. These are the only companies that accounted for more than 10% of ZN’s sales revenues for these periods.

Management of ZN

Marcel Yon, Chief Executive Officer and President of the Executive Board

Marcel Yon, 36, has served as ZN’s Chief Executive Officer and President of the ZN Executive Board since April 2000. Mr. Yon is responsible for ZN’s overall business, strategy and finance and administration. Mr. Yon acquired an ownership interest in Zentrum in 1999 by way of a management buy-in and is the architect behind the formation of ZN. From September 1999 through April 2000, Mr. Yon served as Chief Executive Officer of Zentrum. He previously worked in the field of mergers and acquisitions and strategic consulting for Lazard Brothers & Co., Ltd. in London, England from January 1996 through September 1999. Mr. Yon studied business administration at the University of Göttingen, the University of Southern California at Los Angeles, Berlin University of Technology and Ecole Supérieure de Commerce de Paris. Mr. Yon sits in a number of biometrics working groups and is a frequent speaker at industry conferences on biometrics and identity security.

Hartmuth von Maltzahn, Senior Vice President, Marketing and Sales, Member of the Executive Board

Hartmuth von Maltzahn, 36, has served on the ZN Executive Board with responsibility for marketing and sales since September 2000. Mr. von Maltzahn is responsible for the implementation of ZN’s international marketing and sales strategy. From October 1995 through August 2000, he held various positions with ABB Group Ltd. in the United States and Germany relating to corporate planning and strategy and internal management consulting and he was the head of marketing and sales of a German group division. Mr. von Maltzahn studied physics and economics at the University of Heidelberg, Germany, and Berlin University of Technology, Germany.

Dr. Stefan Gehlen, Chief Technology Officer, Member of the Executive Board

Dr. Stefan Gehlen, 41, has served as ZN’s Chief Technology Officer since April 2000. Dr. Gehlen oversees ZN’s research and development. He joined Zentrum in August 1993 and held various positions with Zentrum until April 2000. He has been instrumental in advancing ZN’s technology in the field of organic vision and facial recognition. Dr. Gehlen holds a PhD in electrical engineering from Darmstadt University of Technology, with a specialization in automation technology, artificial intelligence and image processing.

ZN FINANCIAL INFORMATION

Included in this proxy statement are ZN’s audited financial statements in accordance with German GAAP for the two years in the period ended December 31, 2002. Also included are ZN’s unaudited financial statements for the six-month periods ended June 30, 2002 and 2003.

ZN OPERATING AND FINANCIAL REVIEW

Overview

ZN started its business activities on April 28, 2000. ZN initially licensed, and subsequently acquired, all relevant patents from Zentrum.

ZN principally developed three applications based on the technology developed by and acquired from Zentrum.

•	ZN Face, a facial recognition based access control solution;

•	ZN-Smart Eye, a facial recognition identification system for surveillance applications; and

•	ZN-Phantomas, a facial recognition identification solution for ID databases.

All three products are currently marketed and contribute to the revenues of ZN. ZN’s organizational structure is based on functions (research and development, marketing and sales, general and administration), rather than products.

ZN previously developed computer vision solutions for the medical and healthcare sectors. The medical activities were conducted through Visiomed AG, a subsidiary in which ZN held a 94% interest until Visiomed was sold to Zentrum in July 2002. The divestiture resulted in a non-operating, non-recurring, non-cash loss of €2.3 million in the year ended December 31, 2002.

Changes in financial statements between December 31, 2000 and June 30, 2003 were significant due to the launch and expansion of the business and divestiture of Visiomed in 2002. Sales revenue increased from €20,000 in 2000 to €469,000 in 2001 and €1.4 million in 2002, while other operating income increased from €362,000 in 2000 to €1.6 million in 2001 and €1.6 million in 2002. In 2002, other operating income was mainly made up of cost-reimbursements by Visiomed (€650,000) as well as research and development projects with third parties (€901,000). The significant changes in operating expenditure also resulted from the growth of the business, in particular personnel expenses, which increased from €469,000 to €2.3 million to €3.3 million in 2000, 2001 and 2002, respectively. Due to the early start-up phase of the business, year-to-year comparisons may not be meaningful and the growth rates are not an indication for future developments. For the six months ended June 30, 2003, ZN’s sales revenues were €590,000, which represented a 17% decrease from sales revenues of €715,000 for the same period in the prior year. ZN’s other operating income decreased from €883,000 for the six months ended June 30, 2002 to €568,000 for the six months ended June 30, 2003 due to a decrease in reimbursements from Visiomed. ZN’s other operating expenses increased from €453,000 for the six months ended June 30, 2002 to €684,000 for the six months ended June 30, 2003. Of this increase, €132,000 was attributable to costs incurred in connection with the proposed acquisition by Viisage.

Critical Accounting Policies

ZN’s financial statements are prepared in accordance with the provisions of German commercial law pertaining to stock corporations (German GAAP). Consistent with German GAAP, ZN has adopted accounting policies that ZN believes are most appropriate to its business. The application of these policies has a significant impact on ZN’s reported results.

Currency

ZN’s financial statements for the year 2001 were prepared in the currency Deutsche Mark. For the financial year 2002, ZN changed its reporting currency to the “Euro,” as the Euro became the official currency throughout the European Union. For the ease of comparison, all numbers in this Operating and Financial Review were converted to Euros at the official fixed exchange rate of 1.95583 Deutsche Mark per Euro.

Revenue Recognition and Accounts Receivable

ZN recognizes revenue upon delivery of the product and transfer of risk of ownership to the buyer. All revenues, including revenues with distributors are based on fixed contracts that do not allow the products to be returned. Receivables are stated at the nominal value. Allowances are estimated based on historical experience to cover general bad debt risks and individual customer accounts are adjusted for individual risks.

Research and Development

ZN’s research and development activities involve the development of new software modules and product offerings. ZN is also conducting research and market screening to keep abreast of new technologies in the biometrics market and to provide new or enhanced functionalities to its existing product offerings.

As part of its research and development activities, ZN participates in public research and development projects which are initiated and funded by German or European government agencies. The funding agency defines the focus and the objectives of any research and development project. Typically, several companies and/or universities are awarded such grants collectively and each participant has a pre-defined role in the consortium. The funding agency will then reimburse up to 50% of the costs incurred for the specific research and development project by each recipient of the grant. Costs may be claimed for reimbursement on a quarterly basis, at which point other operating income is recognized. Most research and development contracts have terms of between 1 and 4 years. The recipients of the grants are obliged to provide reports and cost statements on a regular basis and the funding agencies reserve the right to audit for appropriate use of funds. If the results of such an audit reveal that the funds have not been used appropriately, the funding agency requires that the company refund any excess funds it receives.

Research and development expenditures were €1,346,000 and €809,000 in the fiscal year ended December 31, 2002 and in the six months ended June 30, 2003, respectively, representing 28% and 35% of total operating expenditures, excluding depreciation and amortization, in those periods.

Research and development costs are expensed as incurred, as required by German GAAP.

Intangible, Fixed and Financial Assets and Securities

Intangible assets are capitalized at acquisition cost and are subject to linear depreciation; additions are subject to pro-rata-temporis depreciation.

Fixed assets are capitalized at acquisition cost plus the individual relevant incidental acquisition cost minus the acquisition cost reduction. They are subject to linear depreciation based on the probable service life as set forth by regulations.

Financial assets include ZN’s ownership interest in Visiomed AG at December 31, 2001 and at June 30, 2002. They are capitalized at the value of the invested capital. These assets were sold during 2002.

Valuation of securities is based on their current price at the German stock exchange.

Significant Estimates

ZN’s management makes estimates related to bad debt provisions, warranty provisions and provisions for potential liabilities and risks arising from research and development projects. In addition, management estimated the value of the equity participation in Visiomed as at December 31, 2000 and 2001 and as at June 30, 2002. These estimates, which are based on historical experience and analysis of current conditions, have an impact on ZN’s reported results and the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. If actual results differ significantly from these estimates, there could be a material effect on ZN’s financial statements.

Provision for Bad Debt

ZN’s operating result includes a provision for bad debt. Bad debt provisions are estimated at 1% of all trade accounts receivable, plus a provision for any specific risks on individual accounts. While the general provision of 1% is based on historical experience, the estimate for specific risks on individual accounts is based on current information on the respective creditors. Risks relating to specific accounts could arise as a result of the inability of a customer to pay.

Total bad debt provisions amounted to €27,000 for the year ended December 31, 2002 and €47,000 for the six months ended June 30, 2003. Of those amounts, 89% and 70%, respectively represented bad debt related to specific accounts.

Warranty Claims

ZN’s operating result includes a provision for warranty claims. Warranty claims are estimated at 1% of sales revenues, based on historical experience and industry benchmarks. The estimate for warranty provision amounted to €14,000 for the year ended December 31, 2002 and also for the six months ended June 30, 2003. ZN has never experienced any warranty claims.

Potential Liabilities and Risks Related to Research and Development

ZN’s operating results include a provision for potential liabilities related to research and development projects. Potential liabilities related to research and development projects may arise from the funding agency not approving certain expenditures for reimbursement.

ZN estimates such potential liabilities at 3% of other operating income from research and development projects in any year. The estimate is based on experience and industry benchmarks. For the year ended December 31, 2002, the provision was €35,000 and €51,000 for the six months ended June 30, 2003.

Following the completion of a research and development project, the agency that provided the funding conducts an audit to verify the legitimacy and accuracy of any expenditure submitted for reimbursement. If the results of the audit are favorable to ZN, the provision related to that project will be reversed and added to the operating result in the year the audit is completed.

Valuation of Participating Interest in Visiomed

The valuation of the participating interest in Visiomed is based on historical costs, in accordance with German GAAP. As of December 31, 2001, the value of the participating interest in Visiomed was €2.2 million and as of June 30, 2002 it was €2.3 million. Management estimated that this reflected the value of the participating interest in Visiomed. In July 2002, the participation in Visiomed was sold for €47,000 plus an earn-out subject to the future results of Visiomed. Therefore, the value of the equity participation in Visiomed was written-off, resulting in a €2.3 million extraordinary non-recurring, non-cash loss.

The aggregate amount of bad debt provisions, warranty provisions and provisions for potential liabilities and risks arising from research and development projects was €76,000 for the year ended December 31, 2002 and €112,000 as at June 30, 2003.

Trend Information

While general interest in biometric solutions has increased since September 11, 2001, this has not resulted in higher demand for biometric security solutions to date. There is still uncertainly about both the technology that may be deployed in a large scale and the applications to which they may be deployed, if any. While there is a high degree of risk as a result, the biometric sector is also facing the possibility of significant growth potential.

Many customers and potential customers have delayed purchase intentions as a result of uncertainties in global economic markets. Both private sector and government budgets, particularly at state and regional levels, have been or are expected to be reduced notably.

Among other factors, ZN’s success is dependent on both the development of demand for facial recognition solutions and economic factors.

Results of Operations

For the Six-Month Periods Ended June 30, 2002 and 2003

Sales Revenues

ZN’s sales revenues for the six months ended June 30, 2002 were €715,000, of which €408,000 was attributed to ZN-Face, €151,000 to ZN-SmartEye, €25,000 to ZN-Phantomas and €131,000 to other products and services. ZN’s sales revenues for the six months ended June 30, 2003 were €590,000, of which €342,000 was attributed to ZN-Face, €99,000 to ZN-SmartEye, €13,000 to ZN-Phantomas and €136,000 to other products and services. The decrease in sales revenue between these periods is primarily attributable to the timing of projects. For example, although ZN closed a significant contract in June 2003, revenue will not be recognized on that contract until subsequent periods. For the six months ended June 30, 2002, international sales revenues were €155,000, or 22% of total sales revenues, compared with €153,000, or 26% of total sales revenues for the same period in 2003. From April 2000 to date, prices remained constant.

Other Operating Income

For the six months ended June 30, 2002, total other operating income was €883,000, including €262,000 from research and development projects and €621,000 from cross-charges to Visiomed and Zentrum. Other operating income was €568,000 for the six months ended June 30, 2003, including €523,000 from research and development projects and €45,000 from cross-charges to Visiomed and Zentrum. The cross-charges to Visiomed and Zentrum were reduced because both companies incurred their operating expenses directly. The growth in other operating income from research and development projects is attributable to the timing of projects.

Costs of Material

For the six months ended June 30, 2002, costs of material were €189,000, or 26% of sales revenues. For the six months ended June 30, 2003, costs of material were €215,000, or 36% of sales revenues. The increase in costs of material as a percentage of sales revenues is a result of inventory accounting. Per unit margins have remained constant since ZN’s inception.

Personnel Expenses

For the six months ended June 30, 2002, personnel expenses were €1.8 million compared to €1.7 million for the six month period ended June 30, 2003. This decrease was due to a decrease in the number of employees from 59 on June 30, 2002 to 54 on June 30, 2003, excluding students, trainees and executive directors, in anticipation of the proposed acquisition by Viisage.

Amortization of Intangible Assets and Fixed Assets

For the six months ended June 30, 2002, amortization of intangible assets and fixed assets was €51,000. For the six months ended June 30, 2003, amortization of intangible assets and fixed assets was €72,000. This increase resulted from the purchase of patents and equipment in the second half of 2002.

Other Operating Expenses

For the six months ended June 30, 2002, other operating expenses were €453,000, of which €71,000 were attributable to administration costs, €69,000 to external services, €61,000 to rent for the company’s office building, €60,000 to travel expenses, €53,000 to trade show expenses, €34,000 to telephone expenses, €27,000 to increases of accruals, €21,000 to legal and consultancy costs and €26,000 of costs that was incurred on behalf of Visiomed AG and cross-charged to Visiomed. For the six months ended June 30, 2003, other operating expenses were €684,000, of which €254,000 was attributable to legal and consultancy costs, €105,000 to travel expenses, €76,000 to other administration costs, €63,000 to rent for the company’s office building, €62,000 to external services, €40,000 to telephone expenses, €26,000 to trade show expenses. Of the legal and consultancy costs incurred in the six months ended June 30, 2003, €126,000 are attributable to legal fees relating to the proposed acquisition by Viisage.

For the Years Ended December 31, 2000, 2001 and 2002

Sales Revenues

ZN’s sales revenues in 2000 were €20,000, as its operations commenced in April 2000.

ZN’s sales revenues in 2001 were €469,000, of which €214,000 was attributed to ZN-Face, €98,000 to ZN-SmartEye, €47,000 to ZN-Phantomas and €110,000 to other products and services. The increase in sales revenues on a year-over-year basis was attributable to the hiring of the first five sales employees between August 2000 and June 2001.

ZN’s sales revenues in 2002 were €1.4 million, of which €801,000 was attributed to ZN-Face, €235,000 to ZN-SmartEye, €81,000 to ZN-Phantomas and €300,000 to other products and services. The increase in sales revenues on a year-over-year basis was attributable to increased success in the sales and marketing effort. A significant portion of the increase was attributable to sales outside of Germany. In 2002, international sales revenues were €386,000, or 27% of total sales revenues, compared with €35,000, or 7% of total sales revenues in 2001.

From April 2000 to date, prices remained constant.

Other Operating Income

Other operating income consists to 95% of income from research and development projects and of cross-charges of operating expenditure to Zentrum and Visiomed.

ZN did not recognize any other operating income from research and development projects in 2000.

In the second half of 2001, ZN took over five research and development projects from Zentrum, which resulted in other operating income of €332,000 in 2001.

In 2002, total other operating income from research and development projects was €901,000. This income resulted from the five projects ZN took over from Zentrum in 2001 and from two new research and development projects that ZN initiated in 2002.

In 2000, cross-charges of operating expenditure to Zentrum and Visiomed AG amounted to €360,000, with €236,000 charged to Visiomed and €124,000 charged to Zentrum.

In 2001, these cross-charges increased to €1.2 million, due to an increase in the number of people working on behalf of Visiomed. In order to have a more efficient personnel administration, all new employees recruited for Visiomed were hired by ZN and then cross-charged to Visiomed. The cross-charge to Visiomed amounted to €1,092,000 and Zentrum was charged €106,000.

In 2002, each of ZN, Visiomed and Zentrum directly incurred a larger portion of its own operating expenditure. As a result, cross-charging among the companies was reduced. In the July 2002, the employees of ZN who had previously been performing work for Visiomed but were employees of ZN became employees of Visiomed, which reduced the level of cross-charging activity to less than €10,000 per month. The cross-charges to Zentrum were €16,000 and €634,000 to Visiomed.

Costs of Material

Costs of material in 2000 amounted to €210,000 components, of which €186,000 resulted from ZN’s purchase of computers and hardware components on behalf of Visiomed which were subsequently cross-charged to Visiomed. The remaining €24,000 related to purchases of computer hardware & software components, which were purchased on behalf of ZN.

In 2001, costs of material amounted to €67,000, or 14% of sales revenues.

In 2002, costs of material amounted to €372,000, or 26% of sales revenues. This 12% increase in cost of material relative to sales revenues compared to 2001 is attributable to more products being sold through the partner sales channel that yields lower margins than direct sales. This resulted in an increase of cost of material relative to sales of 9%. The remaining 3% of the increase is attributable to a change in product mix, as ZN-Face, ZN’s product with the highest material content, accounted for 56% of sales revenue in 2002, compared with 46% in 2001.

From April 2000 to date, per unit product gross margins remained constant.

Personnel Expenses

ZN commenced operations in April 2000, and most of its employees were hired throughout the second half of the year. Total headcount at December 31, 2000 was 30, but the average number throughout the year was only 5, and total personnel expenses for 2000 amounted to €469,000.

In 2001, personnel expenses amounted to €2.3 million, as the number of employees at year-end increased to 57, excluding students, trainees and executive directors.

In 2002, ZN experienced a slight decrease in the total number of employees to a year-end figure of 52. However, total personnel expenses amounted to €3.3 million, an increase of €1.1 million from 2001. This increase resulted from an increase in the average number of employees from 40 in 2001 to 56 in 2002, excluding students, trainees and executive directors.

Amortization of Intangible Assets and Fixed Assets

Amortization of intangible assets and fixed assets in 2000 amounted to €22,000.

In 2001, amortization of intangible assets and fixed assets was €139,000 because €65,000 of intangible and €176,000 of tangible assets were acquired by ZN. €56,000 of the added intangible assets was purchased commercial software and €149,000 of the added tangible assets was commercial purchased computer hardware, consisting primarily of workstations for newly-hired employees.

In 2002, amortization of intangible assets and fixed assets amounted to €133,000, with €169,000 of intangible and €117,000 of tangible assets being added during the year. €150,000 of the added intangible assets is related to the purchase of patents that had been previously licensed from Zentrum. €78,000 of the added tangible assets resulted from the purchase of equipment for the manufacture of aluminum and plastic parts of ZN-Face.

Other Operating Expenses

In 2000, total other operating expenses were €427,000, which consisted of €221,000 of start-up-related legal and advisory costs and €64,000 of recruiting costs.

In 2001, other operating expenses were €1.2 million, of which €408,000 were attributable to administration costs, €233,000 to legal and consultancy costs, €138,000 to trade show expenses, €112,000 to travel expenses, €106,000 to research and development costs, €56,000 to rent for the company’s office building and €163,000 of costs that was incurred on behalf of Visiomed AG and cross-charged to Visiomed. The significant increase in other operating expenses on a year-over-year basis was due to the expansion of the business throughout the year.

In 2002, other operating expenses amounted to €1,395,000, of which €514,000 was attributable to legal and consultancy costs, €312,000 to other administrative cost, €153,000 to travel expenses, €153,000 to external services, €130,000 to rent for the company’s office building, €107,000 to trade show expenses and €26,000 of costs that was incurred on behalf of Visiomed AG and cross-charged to Visiomed. Of the legal and consultancy costs of €514,000, €250,000 was incurred in connection with an equity financing. €141,000 of the €153,000 of external services was incurred in connection with research and development projects and was billed to the project funding agencies. The increase in rent for the office building from €56,000 in 2001 to €130,000 in 2002 is due to fact that ZN has occupied only half the building until October 2001 and with the increase of employees in 2001, the lease was amended so that ZN now leases the entire building.

The €163,000 of other operating expenses incurred on behalf of Visiomed in 2001 and €26,000 in 2002 relates to materials purchased by ZN on behalf of Visiomed. By pooling the purchase power of the two companies, ZN was able to benefit from more favorable terms with suppliers. As the two companies grew, this synergy decreased and ZN ceased to purchase for Visiomed in the second half of 2002.

Interest and Write-Downs on Financial Assets in Current Assets

ZN recorded interest income of €5,000, €73,000 and €38,000 in 2000, 2001 and 2002, respectively. For the six-month period ended June 30, 2003, interest income was €67,000, compared to interest income of €17,000 for the same period in 2002. The 2003 figure includes the total interest generated from an investment in money market funds in August 2002, which matured in February 2003.

In December 2002, ZN recorded a write-down of financial assets of €21,000 in connection with its investment of the equity financing proceeds in money market funds, as the carrying interest rate of these funds during 2002 was approximately 5% above the current market interest rate. For the same reason, ZN recorded a write-down of €2,000 in February 2003 when the fund matured.

Extraordinary Expenses and Absorbed Loss from Participation

As the majority shareholder of Visiomed, ZN committed to absorb losses of Visiomed of up to €511,000. This commitment was satisfied in 2000 in part by absorbing losses from Visiomed of €233,000 and in part by a capital investment in Visiomed of €268,000 in 2001. In 2001, ZN absorbed the remaining €10,000 of these losses.

The extraordinary non-cash expense of €2.3 million was incurred in 2002 as a result of a write-off of the equity interest in Visiomed upon the disposal of Visiomed to Zentrum. The decision to dispose of the participation in Visiomed resulted from ZN’s decision to focus on the security and biometrics markets.

Annual Loss

ZN has incurred losses in each year of its operations. The losses in 2000, 2001 and 2002 and the six months ended June 30, 2003 were attributable to the start-up nature of ZN’s business. Nevertheless, the €4.5 million loss

ZN recognized in 2002 was also impacted by an extraordinary, non-recurring, non-cash write-off of €2.3 million related to the divestiture of ZN’s equity participation in Visiomed.

US GAAP Reconciliation

ZN’s financial statements have been prepared in accordance with generally accepted accounting principles in Germany, or German GAAP. Had ZN’s financial statements been prepared in accordance with US GAAP, there would have been four substantive differences:

•	the consolidation of Visiomed AG;

•	the expensing of costs relating to the capital increase realized in 2002;

•	the capitalization and amortization of software development costs; and

•	the expensing of compensation cost relating to the ZN option plan.

Summarized below are the details of the four effects:

a)	The Company’s participating interest in Visiomed AG is carried on the cost basis in accordance with German generally accepted accounting principles. In accordance with U.S. generally accepted accounting principles, Visiomed would be consolidated and its financial position and results of operations would be included in the financial statements of the Company. The Company’s ownership percentage in Visiomed was 76.4% in the year ended December 31, 2001 and on June 30, 2002, and 95.1% at the time Visiomed was sold in July 2002. Since the company was sold during the year ended December 31, 2002, Visiomed would be reported as a discontinued operation under U.S. GAAP.

b)	In 2002, ZN incurred costs of €250,000 relating to its capital increase. These costs were expensed as other operating costs, while under US GAAP they would have been treated as a deduction from the amount of capital effectively raised.

c)	In accordance with German GAAP, ZN is required to expense all its software development costs, while under US GAAP software development costs are required to be capitalized when incurred after the technical feasibility of the software program is reached. The amounts to be capitalized under US GAAP, minus amortization, are €220,000, €296,000, €147,000 and €231,000 for the years 2001 and 2002 and the six-month periods ended June 30, 2002 and 2003, respectively.

d)	In accordance with German GAAP, ZN is not required to recognize any compensation expense in connection with options granted under the ZN option plan. However, US GAAP would require that compensation expense be recorded for the intrinsic value of the option for options issued to employees and the fair value for options issued to non-employees. In particular, US GAAP would require that €1.3 million, €2.2 million, €931,000 and €870,000 be expensed in the years ended December 31, 2001 and 2002 and in the six-month periods ended June 30, 2002 and 2003, respectively.

A summary of stock option activity under the ZN option plan is as follows:

	Shares	Exercise Price Per Share	Weighted Average Exercise Price
Options outstanding, December 31, 2000	6,299	€1.00	€1.00
Granted	1,746	1.00	1.00
Exercised	—	1.00	1.00
Cancelled	(119)	1.00	1.00

Options outstanding, December 31, 2001	7,926	€1.00	€1.00
Granted	2,864	1.00	1.00
Exercised	(1,334)	1.00	1.00
Cancelled	(237)	1.00	1.00

Options outstanding, December 31, 2002	9,219	€1.00	€1.00
Granted	1,138	1.00	1.00
Exercised	—	1.00	1.00
Cancelled	(40)	1.00	1.00

Options outstanding, June 30, 2003	10,317	€1.00	€1.00

The following table summarizes information about outstanding options under the ZN option plan as of June 30, 2003:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price Per Share	Number Exercisable	Weighted Average Exercise Price Per Share
€1.00	10,317	12.64 years	€1.00	6,803	€1.00

The above items are the only material matters required for the reconciliation of ZN’s financial statements from German GAAP to US GAAP.

Liquidity and Financial Resources

Except for income and current liabilities in the ordinary course of business, ZN has been funded exclusively through equity investments. Those investments resulted in gross proceeds to ZN of €10.1 million.

In the six months ended June 30, 2002, ZN’s operational activities used €1,008,000 of cash through its net loss of €866,000, offset by non-cash amortization of €51,000 and short-term provisions of €155,000 and cash used by the net increase in operating assets and liabilities of €348,000.

In the six months ended June 30, 2003, ZN’s operational activities used €1,398,000 of cash through its net loss of €1,466,000, offset by non-cash amortization of €72,000 and short-term provisions of €96,000 and cash used by the net increase in operating assets and liabilities of €101,000.

Accounts receivable and other assets were €437,000 as at June 30, 2002 and €557,000 as at June 30, 2003. During the six months ended June 30, 2002, accounts receivable increased by € 30,000, or 7%, and in the same period of 2003 they increased by €53,000, or 11%. The increase in 2002 resulted from an increase in receivables from the German tax authorities of €82,000 from VAT and wage income tax, offset by a decrease of receivables from research and development projects of €60,000. The remaining €8,000 are due to an increase in social security receivables. The increase of €53,000 in 2003 is due to an increase in receivables from research and development projects of €46,000, an increase of €3,000 of tax receivables and an increase of €5,000 from credit notes from suppliers. Investments in tangible and intangible assets used up €28,000 and €21,000 in cash in the six months ended June 30, 2002 and 2003, respectively.

The investment in the participation in Visiomed used cash of €150,000 in the six months ended June 30, 2002. As the participation was sold in August 2002, there was no investment in financial assets in the first six months of 2003.

As at June 30, 2002, ZN had net cash of €531,000. The cash was deposited in interest-bearing bank accounts with major German banks. As at June 30, 2003, ZN had net cash of €906,000 which was deposited in interest-bearing bank accounts with major German banks and €434,000 in short-term money market securities, which can be liquidated on a day-to-day-basis.

In the year ended December 31, 2000, ZN’s operational activities used €1,024,000 of cash through its net loss of €973,000, offset by non-cash amortization of €21,000 and short-term provisions of €124,000 and cash used by the net increase in operating assets and liabilities of €196,000.

In the year ended December 31, 2001, ZN’s operational activities used €875,000 of cash through its net loss of €1,596,000, offset by non-cash amortization of €139,000 and short-term provisions of €88,000 and cash provided by the net decrease in operating assets and liabilities of €494,000.

In the year ended December 31, 2002, ZN’s operational activities used €2,596,000 of cash through its net loss of €4,472,000, offset by non-cash extraordinary loss of €2,291,000, amortization of €133,000 and short-term provisions of €60,000 and cash used by the net increase in operating assets and liabilities of €608,000.

Accounts receivable were €450,000 as at December 31,2000. €386,000 of these receivables are against Zentrum and Visiomed and arise from cross-charges of operating expenses that were billed at the end of the year. During the year ended December 31, 2001 accounts receivable decreased by €43,000 or 10% due to a decrease of receivables against Zentrum and Visiomed to zero, offset by an increase of trade receivables of €217,000 and an increase of receivables from research and development projects of €144,000. The decrease of receivables against Zentrum and Visiomed resulted from the refinancing of Visiomed in which ZN released all its receivables against Visiomed and Zentrum. The increase in receivables from research and development projects is due to initial billings against these projects. In the year ended December 31, 2002, accounts receivable increased by €97,000 or 24%, due to an increase in trade receivables of €28,000 as a result of the increase of sales revenues and an increase of receivables from research and development projects of €55,000 due to increased billing at the end of the fourth quarter at 2002.

Accounts payable increased in the year ended December 31, 2000 from zero to €254,000. Of these payables, 48% were related to start-up costs of legal and recruiting consultancy.

During the year ended December 31, 2001, accounts payable increased by €518,000, or 204%, with €383,000 attributable to a payable position against Visiomed that was granted in the refinancing of Visiomed. The remaining €135,000 resulted from an increase in payables to the German tax authorities of €201,000 from VAT and wage income tax, offset by a decrease of trade payables of €66,000. During the year ended December 31, 2002, accounts payable decreased by €484,000 or 63%. Of this reduction, €383,000 resulted from the elimination of the payable position against Visiomed in the course of the sale of the participation. The payables to the German tax authorities were reduced by €114,000 because cross-charges to Visiomed that generated the VAT payables at the end of 2001 no longer existed at the end of 2002. Trade payables increased by €14,000, or 8%, from €167,000 in 2001 to €181,000 in 2002.

Inventory did not exist as at December 31, 2000.

During the year ended December 31, 2001, inventory increased to €69,000, and during the year ended December 31, 2002, inventory increased again to €97,000. These increases were necessary to support the ramp-up of product sales during the two years.

Investments in tangible and intangible assets used up €101,000, €276,000 and €269,000 in cash in the years ended December 31, 2000, 2001 and 2002, respectively.

The investment in the participation in Visiomed used cash of €50,000 in the year ended December 31, 2000. During the year ended December 31, 2001, the cash use was €2,138,000, and during the year ended December 31, 2002, the cash use was €103,000.

At the end of 2002, ZN had net cash of €1.8 million. The cash was deposited in interest-bearing bank accounts with major German banks. In addition, ZN held €948,000 in short-term money market securities, which can be liquidated on a day-to-day-basis.

ZN’s management believes that the current business plan for 2003 and 2004 indicate that if ZN remained an independent company, it would have to raise new capital in the future to fund the ongoing operations. Management believes that such funding is available to ZN in the market.

Commitments and Contingencies

ZN’s only material commitment for operational expenditures is a lease for its principal offices. For the year ended December 31, 2002, ZN paid a total of €120,636 under this lease. The lease may be terminated by either party at the end of each month, provided the terminating party provides the other party with six months prior notice. The monthly rent for the premises is €11,437. Therefore, the commitment from the lease contract is the current month plus six months notice period, or €80,059.

ZN has no lines of credit, no financial debts and no firm commitments for capital expenditures.

Quantitative and Qualitative Disclosures about Market Risk

ZN has no material exposure to market risk, other than to the U.S. dollar, that could affect its future results of operations and financial condition. All sales to foreign-based customers are invoiced and paid in Euro or U.S. dollars. One recent contract, however, for the supply of facial recognition technology to the government of the Province of Alberta, Canada, is in Canadian dollars. The value of this contract to ZN is Can$495,000. However, no revenues for that contract have been recognized for any period presented in this proxy statement. Other than the Canadian contract, ZN is not aware of any material interest rate, foreign currency exchange rate, commodity price, equity price or similar market risks.

Market Price

ZN’s stock is not publicly traded; therefore, market price and information regarding price history are not available. All shares of ZN capital stock are privately held. The transfer of shares of ZN capital stock is restricted and subject to approvals of ZN’s supervisory board and pre-emptive rights. There is no liquidity of ZN capital stock.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

FOR THE VIISAGE 2004 ANNUAL MEETING

Viisage stockholders may submit proposals on matters appropriate for shareholder action at subsequent annual meetings of stockholders consistent with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be considered for inclusion in the proxy statement and proxy relating to the 2004 Annual Meeting of Stockholders, such proposals must be received by the Company for inclusion in the our proxy statement and proxy card relating to that meeting no later than December 17, 2003.

Pursuant to Rule 14a-4(c) of the Exchange Act, if a stockholder who intends to present a proposal at the 2004 Annual Meeting of Shareholders does not notify us of such proposal on or prior to February 21, 2004, then management proxies would be allowed to use their discretionary voting authority to vote on the proposal when the proposal is raised at the annual meeting, even though there is no discussion of the proposal in the 2004 proxy statement.

OTHER MATTERS

Our Board of Directors does not intend to bring any matters before the special meeting other than those specifically set forth in the notice of the meeting and does not know of any matters to be brought before the meeting by others. If any other matters properly come before the special meeting, it is the intention of the persons named in the accompanying proxy to vote those proxies in accordance with the judgment of our Board of Directors.

INDEPENDENT ACCOUNTANTS

Viisage’s consolidated balance sheets as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2002, have been audited by BDO Seidman, LLP, independent certified public accountants and have been included herein in reliance upon said firm as experts in auditing and accounting.

ZN’s financial statements included herein for the years ended December 31, 2002 and 2001 have been audited by BDO International GmbH and have been included herein in reliance upon said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Viisage is subject to the informational requirements of the Securities Exchange Act and files reports and other information with the SEC. Such reports and other information filed by Viisage may be inspected and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Rooms. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

FINANCIAL STATEMENTS OF VIISAGE

Page
Report of Independent Certified Public Accountants	F-2

Consolidated Balance Sheets as of December 31, 2001, 2002 and June 29, 2003	F-3

Consolidated Statements of Operations for the years ended December 31, 2000, 2001 and 2002 and for the six month periods ended June 30, 2002 and June 29, 2003	F-4

Consolidated Statements of Changes in Shareholders’ Equity for the years ended December 31, 2000, 2001 and 2002 and for the six month period ended June 29, 2003	F-5

Consolidated Statements of Cash Flows for the years ended December 31, 2000, 2001 and 2002 and for the six month periods ended June 30, 2002 and June 29, 2003	F-6

Notes to Consolidated Financial Statements	F-7

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Viisage Technology, Inc.:

We have audited the accompanying consolidated balance sheets of Viisage Technology, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Viisage Technology, Inc. and subsidiary as of December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/    BDO SEIDMAN, LLP

Boston, Massachusetts

February 13, 2003,

except for Note 15(a),

which is as of March 28, 2003

VIISAGE TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share information)

	December31,		June 29, 2003
	2001	2002
Assets			(unaudited)
Current Assets:
Cash and cash equivalents	$20,662	$2,212	$1,173
Restricted cash	—	1,241	—
Accounts receivable	4,821	7,360	6,805
Costs and estimated earnings in excess of billings	23,331	23,372	24,406
Other current assets	302	339	591

Total current assets	49,116	34,524	32,975
Property and equipment, net	18,178	16,629	15,454
Intangible assets, net	42	3,147	3,018
Restricted cash	—	6,163	5,120
Other assets	327	726	1,887

	$67,663	$61,189	$58,454

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$6,724	$7,017	$7,371
Current portion of project financing	4,277	5,263	6,174

Total current liabilities	11,001	12,280	13,545
Obligations under project financing	10,368	9,845	8,839

Total liabilities	21,369	22,125	22,384

Commitments and contingencies
Shareholders’ equity:
Common stock, $0.001 par value; 45,000,000 shares authorized; 19,656,142, 20,250,817 and 20,357,245 shares issued and outstanding at December 31, 2001, 2002 and June 29, 2003, respectively	20	20	20
Additional paid-in capital	61,161	63,461	63,549
Accumulated deficit	(14,887)	(24,417)	(27,499)

Total shareholders’ equity	46,294	39,064	36,070

	$67,663	$61,189	$58,454

The accompanying notes are an integral part of these consolidated financial statements.

VIISAGE TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the Years Ended December 31,			Six Months Ended
	2000	2001	2002	June 30, 2002	June 29, 2003
				(unaudited)
Revenues	$27,539	$26,280	$32,302	15,437	$18,775
Cost of revenues	21,136	19,602	25,239	12,553	14,787

Gross margin	6,403	6,678	7,063	2,884	3,988

Operating Expenses:
Sales and marketing	787	809	5,368	2,562	2,549
Research and development	688	2,054	4,457	1,821	1,882
General and administrative	2,489	2,500	5,069	1,734	2,126
Acquisition expenses	—	1,639	—	—	—
Restructuring charges	—	—	824	—	—

Total operating expenses	3,964	7,002	15,718	6,117	6,557

Operating income (loss)	2,439	(324)	(8,655)	(3,233)	(2,569)

Interest income (expense), net:
Interest income	31	31	196	129	48
Interest expense	(1,668)	(1,241)	(1,071)	(558)	(498)

Interest expense, net	(1,637)	(1,210)	(875)	(429)	(450)

Income (loss) before income taxes	802	(1,534)	(9,530)	(3,662)	(3,019)
Provision for income taxes	—	—	—	—	63

Net income (loss)	802	(1,534)	(9,530)	(3,662)	(3,082)
Preferred stock dividends	(327)	(5)	—	—	—

Income (loss) applicable to common shareholders before cumulative effect	475	(1,539)	(9,530)	(3,662)	(3,082)
Cumulative effect of implementing EITF 00-27	(277)	—	—	—	—

Net income (loss) applicable to common shareholders	$198	$(1,539)	$(9,530)	$(3,662)	$(3,082)

Basic income (loss) per share before cumulative effect	$0.05	$(0.09)	$(0.48)	$(.18)	$(.15)

Basic income (loss) per share applicable to common shareholders	$0.02	$(0.09)	$(0.48)	$(.18)	$(.15)

Weighted average basic common shares outstanding	10,460	16,265	20,046	19,891	20,305

Diluted income (loss) per share before cumulative effect	$0.03	$(0.09)	$(0.48)	$(.18)	$(.15)

Diluted income (loss) per share applicable to common shareholders	$0.01	$(0.09)	$(0.48)	$(.18)	$(.15)

Weighted average dilutive common shares outstanding	14,504	16,265	20,046	19,891	20,305

The accompanying notes are an integral part of these consolidated financial statements.

VIISAGE TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(in thousands)

	Common Stock	Preferred Stock	Additional Paid-in Capital	Accumulated Deficit	Total
Balance, December 31, 1999	$ 9	$2,782	$26,545	$(13,546)	$15,790
Exercise of employee stock options	—	—	193	—	193
Common stock issued for services	—	—	85	—	85
Common stock issued under employee stock purchase plan	—	—	57	—	57
Exercise of warrants	—	—	115	—	115
Private placement of common stock, net of expenses	1	—	3,686	—	3,687
Amortization of beneficial conversion feature of preferred stock	—	218	—	(218)	—
Conversion of preferred stock and accrued dividends	1	(1,980)	2,087	—	108
Cumulative effect of change in accounting principle	—	—	277	(277)	—
Preferred stock dividends	—	—	—	(109)	(109)
Net income	—	—	—	802	802

Balance, December 31, 2000	11	1,020	33,045	(13,348)	20,728
Warrants issued for services	—	—	994	—	994
Exercise of employee stock options	1	—	1,085	—	1,086
Common stock issued for services	—	—	297	—	297
Common stock issued under employee stock purchase plan	—	—	51	—	51
Exercise of warrants	3	—	764	—	767
Conversion of debt and accrued interest	1	—	1,067	—	1,068
Private placement of common stock, net of expenses	2	—	22,750	—	22,752
Conversion of preferred stock and accrued dividends	2	(1,020)	1,108	—	90
Preferred stock dividends	—	—	—	(5)	(5)
Net loss	—	—	—	(1,534)	(1,534)

Balance, December 31, 2001	20	—	61,161	(14,887)	46,294
Exercise of employee stock options and warrants	—	—	974	—	974
Common stock issued for services	—	—	699	—	699
Common stock issued under employee stock purchase plan	—	—	51	—	51
Contributed capital from Lau acquisition	—	—	576	—	576
Net loss	—	—	—	(9,530)	(9,530)

Balance, December 31, 2002	20	—	63,461	(24,417)	39,064
Exercise of employee stock options	—	—	62	—	62
Common stock issued under employee stock purchase plan	—	—	26	—	26
Net loss	—	—	—	(3,082)	(3,082)

Balance, June 29, 2003 (unaudited)	$20	$—	$63,549	$(27,499)	$36,070

The accompanying notes are an integral part of these consolidated financial statements.

VIISAGE TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	December 31,			Six Months Ended
	2000	2001	2002	June 30, 2002	June 29, 2003
				(unaudited)
Cash Flows from Operating Activities:
Net income (loss)	$802	$(1,534)	$(9,530)	$(3,662)	$(3,082)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	2,794	4,511	7,197	2,855	4,056
Value of warrants issued for services	—	994	—	—	—
Expenses paid in common stock	85	297	380	170	120
Loss on disposal of fixed assets	—	—	132	—	—
Loss on disposal of intangible assets	—	—	75	—	—
Change in operating assets and liabilities, net of effects of acquisitions in 2002:
Accounts receivable	(41)	(1,516)	(2,022)	(1,006)	555
Costs and estimated earnings in excess of billings	(4,122)	3,007	289	(2,393)	(1,034)
Other current assets	196	299	(38)	(564)	(371)
Accounts payable and accrued expenses	3,710	(3,773)	406	1,309	354

Net cash provided by (used for) operating activities	3,424	2,285	(3,111)	(3,291)	598

Cash Flows from Investing Activities:
Purchase of equipment converted to project financing	—	(7,946)	—	—	—
Restricted cash	—	—	(7,404)	—	2,284
Purchase of system assets	(100)	—	—	—	—
Cash paid for acquisitions	—	—	(2,822)	(2,747)	(758)
Additions to property and equipment	(62)	(54)	(5,702)	(913)	(2,039)
(Increase) decrease in other assets	301	(29)	(899)	(208)	(533)

Net cash provided (used for) by investing activities	139	(8,029)	(16,827)	(3,868)	(1,046)

Cash Flows from Financing Activities:
Net revolving credit repayments	(3,985)	(2,515)	—	—	—
Proceeds from project financing	—	7,946	4,500	—	2,018
Principal payments on project financing	(4,070)	(4,000)	(4,037)	(2,148)	(2,697)
Net proceeds from issuance of common stock	4,051	24,975	1,025	603	88

Net cash provided by (used for) by financing activities	(4,004)	26,406	1,488	(1,545)	(591)

Net increase (decrease) in cash and cash equivalents	(441)	20,662	(18,450)	(8,704)	(1,039)
Cash and cash equivalents, beginning of period	441	—	20,662	20,662	2,212

Cash and cash equivalents, end of period	$—	$20,662	$2,212	$11,958	$1,173

Supplemental Cash Flow Information:
Cash paid during the period for interest	$1,529	$1,161	$944	$431	$471
Non-cash Transactions:
Conversion of convertible debt and accrued interest to common stock	$—	$1,068	$—	$—	$—
Conversion of preferred stock and accrued dividends to common stock	$2,087	$1,110	$—	$—	$—
Equipment purchased under capital leases	$—	$—	$—	$—	$584
Directors fees paid in common stock	$85	$297	$380	$170	$120
Assets contributed from Lau Acquisition Corp.	$—	$—	$576	$—	$—
Value of warrants issued for service	$—	$994	$—	$—	$—
Common stock issued for private placement costs	$—	$—	$319	$—	$—
Services paid in common stock	$—	$—	$—	$320	$—
Net assets acquired from Lau Technologies	$—	$—	$—	$1,384	$—

The accompanying notes are an integral part of these consolidated financial statements.

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information for the six-month periods ended June 30, 2002 and June 29, 2003 is unaudited)

1.    DESCRIPTION OF BUSINESS

We are a leading provider of advanced technology solutions for identity verification. We focus on identification solutions that improve personal convenience and security, deter fraud, and reduce identification program costs. We combine our systems integration and software design capabilities with our proprietary software and hardware products and other industry standard products to create complete customized solutions. These turnkey solutions integrate image and data capture, create relational databases, incorporate multiple biometrics and improve our customers’ ability to move and manage information. Applications can include driver’s licenses, voter registration, national ID’s, law enforcement, social services, access control and PC network and internet access security. Our primary customers have been government agencies with particular penetration in Departments of Motor Vehicles.

Our patented facial-recognition technology is focused on three major product application areas.

•	FaceEXPLORER™, our technology for image retrieval and analysis. FaceEXPLORER™ is specifically designed for high performance in real-time and large-database applications, and is deployed in the world’s largest facial-recognition application with a database of more than 14.5 million enrolled images and is growing by 15,000 new images per day.

•	FacePASS™ for physical access control and keyless entry; and

•	FaceFINDER™ for surveillance and identification.

We were incorporated in Delaware on May 23, 1996 as part of the planned reorganization of Lau Acquisition Corp., or Lau. On November 6, 1996, Lau completed the transfer of substantially all of the assets, liabilities and operations of its Viisage Technology division to us in exchange for 5,680,000 shares of our common stock. We completed our initial public offering in November 1996.

As of December 31, 2002 and June 29, 2003, Lau Acquisition Corporation d/b/a Lau Technologies (“Lau”) owned approximately 31% and 30%, respectively, of our outstanding common stock.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Biometrica Systems, Inc. All significant inter-company balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Computation of Net Income (Loss) per Share

We follow SFAS No. 128 Earnings Per Share where basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding.

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the six-month periods ended June 30, 2002 and June 29, 2003 is unaudited)

The computation of diluted earnings (loss) per share is similar to the basic earnings (loss) per share computation except the denominator is increased to include the number of additional shares that would have been outstanding if the dilutive potential common shares had been issued. In addition, the numerator is adjusted for any changes in income or loss that would result from the assumed conversions of those potential shares.

Basic and diluted earnings (loss) per share calculations are as follows (in thousands):

				Six Months Ended
Year Ended December 31,	2000	2001	2002	June 30, 2002	June 29, 2003
Net income (loss) available to common shareholders used in basic and diluted EPS	$198	$(1,539)	$(9,530)	$(3,662)	$(3,082)

Weighted average common shares used in basic EPS	10,460	16,265	20,046	19,891	20,309
Effect of dilutive securities:
Convertible preferred stock	—	—	—	—	—
Warrants	2,694	—	—	—	—
Options	1,350	—	—	—	—
Convertible debt	—	—	—	—	—

Weighted average common shares and dilutive potential common shares used in diluted EPS	14,504	16,265	20,046	19,891	20,309

The diluted per share amounts do not reflect the impact of options outstanding, the conversion of convertible subordinated debt, the conversion of convertible preferred stock, or stock warrants, for approximately 3,534,000 shares in the six months ended June 29, 2003, 2,643,000 shares in the six months ended June 30, 2002, 3,382,000 shares in 2002, 3,163,000 shares in 2001, and 2,707,000 shares in 2000, because the effect of each is antidilutive.

Contract Revenue and Cost Recognition

In our secure identification segment, we provide customized identification systems under services contracts that provide for a fixed price for each identification card produced. Revenue is recognized using the percentage of completion method based on labor costs incurred and/or cards produced. Within our facial recognition segment, our contracts typically provide for the development, customization and installation of facial recognition systems for government agencies, law enforcement agencies and businesses. These contracts are generally fixed price, and include milestones and acceptance criteria for the various deliverables under the contract. Contract prices vary depending on, among other things, design and integration complexities, the nature and number of workstations and sites, the size of the database, the level of post-installation support and the competitive environment. In certain cases, we provide licenses of off-the-shelf versions of our facial recognition software on a per user basis. Revenue is recognized using the percentage of completion method based on completion of milestones and satisfaction of acceptance criteria. In each case, contract losses, if any, are recognized in the period in which they become determinable. Costs and estimated earnings in excess of billings are recorded as a current asset. Billings in excess of costs and estimated earnings and accrued contract costs are recorded as current liabilities. Generally, contracts provide for billing when contract milestones are met and/or cards are produced. Retainages and amounts subject to future negotiation are not material. Costs and estimated earnings in excess of billings include approximately $4.0 million expected to be billed and collected after December 31, 2002.

To a much lesser extent, we recognize revenue related to off-the-shelf facial recognition software licenses in accordance with Statement of Position No. 97-2, Software Revenue Recognition. We recognize revenue when

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the six-month periods ended June 30, 2002 and June 29, 2003 is unaudited)

persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, collection is probable and there are no post delivery obligations. Revenue related to software licenses is generally recognized upon shipment and was approximately $200,000 in 2002. There was no revenue from software licenses in 2001 or 2000.

Cash and Cash Equivalents

We consider all highly liquid instruments, with maturity of three months or less when acquired, to be cash equivalents. As of December 31, 2002, cash and cash equivalents of $2.2 million consisted entirely of cash. This number excludes approximately $7.4 million the use of which was restricted under our term loan agreements.

As of June 29, 2003, we had cash and cash equivalents of $1.2 million, which consisted entirely of cash. This amount excludes approximately $5.1 million, the use of which was restricted under our term loan agreements.

Fair Value of Financial Instruments

The carrying amounts of our financial instruments, including cash and cash equivalents, accounts receivable and payable and short and long-term borrowings, approximate fair values.

Accounts Receivable and Concentrations of Credit Risk

Accounts receivable are due principally from government agencies and contractors to government agencies, under long-term contracts entered into between us and our customers. Billings rendered in connection with work performed are done in accordance with the terms of the contract and collateral is not required. Management periodically reviews accounts receivable for possible uncollectible amounts. In the event management determines a specific need for an allowance, a provision for doubtful accounts is provided. As of June 29, 2003, December 31, 2002 and 2001, management determined that no allowance was necessary.

For the six-month period ended June 29, 2003, two customers, the Departments of Public Safety for the states of Georgia and Oklahoma, each accounted for more than 10% of our revenue and an aggregate of 37% of our revenue. For the six-month period ended June 30, 2002, four customers, Mississippi Department of Information Technology Services, Pennsylvania Department of Transportation, Illinois Secretary of State and the Florida Department of Highway Safety and Motor Vehicles each accounted for more than 10% of our revenue and an aggregate of 49% of our revenue. As of June 29, 2003, there were no outstanding accounts receivable balances for these customers.

For 2002, two customers, Connecticut Department of Information Technology and Mississippi Department of ITS each accounted for over 10% of our revenues and an aggregate of 22% of revenues for the year. As of December 31, 2002, the accounts receivable balances for these customers totaled approximately $349,000. For 2001, four customers, Illinois Secretary of State, Unisys Corporation (Florida Department of Safety and Motor Vehicles), Kentucky Transportation Cabinet and Pennsylvania Department of Transportation, each accounted for over 10% of our revenues and an aggregate of 49% of revenues for the year. Accounts receivable for these customers were $2.4 million at December 31, 2001. For 2000, four customers, Ohio Bureau of Motor Vehicles, Unisys Corporation (Florida Department of Safety and Motor Vehicles), Pennsylvania Department of Transportation, and Maryland Department of Transportation, each accounted for over 10% of our revenues and an aggregate of 58% of revenues for the year. The loss of any such customers could have a material adverse impact on our business, operating results and financial condition.

Property and Equipment

Property and equipment are recorded at cost or the lesser of fair value or the present value of minimum lease payments for items acquired under capital leases. Depreciation and amortization are calculated using the straight-line or usage-based methods over the estimated useful lives of the related assets (3 to 7 years) or the lease term, whichever is shorter.

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the six-month periods ended June 30, 2002 and June 29, 2003 is unaudited)

Intangible Assets

Intangible assets consist primarily of completed technology, patents, customer lists and other assets primarily arising from the acquisition of a business or business assets. These intangible assets are amortized using the straight-line method over their estimated useful lives of 5 to 17 years (in thousands).

	December 31,
			June 29,	Weighted Average
	2001	2002	2003	Useful Life
Gross carrying amount:
Patents	$49	$534	$665	17 years
Completed technology	—	2,384	2,384	5 years
Customer lists	—	596	596	10 years

Total intangible assets	49	3,514	3,645

Accumulated amortization:	—
Patents	(7)	(52)	(69)
Completed technology	—	(265)	(478)
Customer lists	—	(50)	(80)

Total accumulated amortization	(7)	(367)	(627)

Intangible assets, net	$42	$3,147	$3,018

Amortization expense related to intangible assets for 2002, 2001, 2000 and the six-month periods ended June 30, 2002 and June 29, 2003 was approximately $360,000, $3,500, $3,500, $144,000 and $259,000, respectively. Estimated amortization of our intangible assets for the next five fiscal years is as follows (in thousands):

Estimated amortization expense
For the year ended December 31, 2003	$560
For the year ended December 31, 2004	$560
For the year ended December 31, 2005	$512
For the year ended December 31, 2006	$408
For the year ended December 31, 2007	$408

Long Lived Assets

We evaluate long-lived assets with finite lives, such as intangible assets, non contract property and equipment and certain other assets, for impairment in accordance with Financial Accounting Standards Board issued Statement of Financial Standards No. 144 (SFAS 144), Accounting for the Impairment or Disposal of Long-Lived Assets. This statement supersedes Statement of Financial Accounting Standards No. 121 (SFAS 121), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of and amends Accounting Principles Board Opinion No. 30, Reporting Results of Operations—Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS 144 retained the fundamental provisions of SFAS 121 for recognition and measurement of impairment, but amended the accounting and reporting standards for segments of a business to be disposed of. We record an impairment charge whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets are written down to fair value. The adoption of SFAS 144 did not have a material impact on our financial position or results of operations.

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the six-month periods ended June 30, 2002 and June 29, 2003 is unaudited)

Research and Development

Research and development costs are charged to expense as incurred.

Software Development

We review software development costs incurred in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, which requires that certain costs incurred in the development of computer software to be sold or leased be capitalized once technological feasibility is reached. Prior to 2002, we had not capitalized any software development costs because development costs incurred subsequent to the establishment of technological feasibility had not been material. In fiscal year 2002, we capitalized approximately $207,000 in software development costs, which are being amortized over three years. We recorded amortization expense of $34,000 related to this asset in fiscal 2002. During the six-month period ended June 29, 2003, no additional software development costs were capitalized. We recorded $35,000 of amortization during this period.

Costs related to software developed for internal use are expensed as incurred until technological feasibility has been reached. Costs for externally purchased software is capitalized and depreciated over its estimated useful life not to exceed five years.

Income Taxes

We account for income taxes under SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using currently enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Due to the uncertainty surrounding the realization of our net deferred tax asset, we have provided a full valuation allowance against this amount.

Stock-Based Compensation

We account for our stock-based compensation plans under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and accordingly account for employee stock based compensation utilizing the intrinsic value method. SFAS No. 123, Accounting for Stock-Based Compensation, establishes a fair value based method of accounting for stock-based compensation plans. We have adopted the disclosure only alternative under SFAS No. 123, which requires disclosure of the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted as well as certain other information.

In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (“FAS 148”), which (i) amends FAS Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation (ii) amends the disclosure provisions of FAS 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation and (iii) amends APB Opinion No. 28, “Interim Financial Reporting,” to require disclosure about those effects in interim financial information. Items (ii) and (iii) of the new requirements in FAS 148 are effective for financial statements for fiscal years ending after December 15, 2002. We have adopted FAS

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the six-month periods ended June 30, 2002 and June 29, 2003 is unaudited)

148 for the fiscal year ended December 31, 2002 and continue to account for stock-based compensation utilizing the intrinsic value method. The additional disclosures required by FAS 148 are as follows (in thousands):

	December 31,			Six Months Ended
	2000	2001	2002	June 30, 2002	June 29, 2003
Net income (loss) as reported	$802	$(1,534)	$(9,530)	$(3,662)	$(3,082)
Add: stock based employee compensation expense included in reported net income (loss), net of tax	—	—	—	—	—
Deduct: total stock based employee compensation expense determined under the fair value based method for all awards, net of tax	(1,183)	(3,036)	(2,279)	(1,677)	(1,663)

Pro forma net income (loss)	$(381)	$(4,570)	$(11,809)	$(5,339)	$(4,785)

Earnings (loss) per share:
Basic—as reported	$0.02	$(0.09)	$(0.48)	$(0.18)	$(0.15)
Basic—pro forma	(0.09)	(0.28)	(0.59)	(0.27)	(0.23)
Diluted—as reported	0.01	(0.09)	(0.48)	(0.18)	(0.15)
Diluted—pro forma	(0.09)	(0.28)	(0.59)	(0.27)	(0.23)

Recent Accounting Pronouncements

In April 2002, the Financial Accounting Standards Board, or the FASB, issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS 145 requires that gains and losses from extinguishment of debt be classified as extraordinary items only if they meet the criteria in Accounting Principles Board Opinion No. 30. Applying the provisions of Opinion No. 30 will distinguish transactions that are part of an entity’s recurring operations from those that are unusual and infrequent and meet the criteria for classification as an extraordinary item. SFAS No. 145 is effective beginning January 1, 2003. The adoption of SFAS No. 145 did not have a material impact on our financial position or results of operations.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. This standard will be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material impact on our financial position or results of operations. We initiated and executed a restructuring plan in the fourth quarter of 2002 and, accordingly, recorded restructuring costs in the fourth quarter of 2002 (see Note 12).

In November 2002, the FASB issued Financial Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). The interpretation elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under the guarantee and must disclose that information in its interim and annual financial statements. The provision related to recognizing a liability at inception of the guarantee for the fair value of the guarantor’s obligations do not apply to product warrantees or to guarantees accounted for as derivatives. The initial recognition and initial

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the six-month periods ended June 30, 2002 and June 29, 2003 is unaudited)

measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material effect on our financial position or results of operations.

In November 2002, the EITF reached a consensus on Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables”. EITF 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which the vendor will perform multiple revenue generating activities. EITF 00-21 will be effective for periods beginning after June 15, 2003. The Company does not expect that the adoption will have an impact on the accounting for revenue from secure identification systems and facial recognition systems under long-term contracts. The Company will evaluate transactions entered into after June 15, 2003 for all revenue generating activities for compliance with EITF 00-21, but based on preliminary review it is not expected to have a material impact on the Company’s financial position and results of operations.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (“FAS 148”), which (i) amends FAS Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation, (ii) amends the disclosure provisions of FAS 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation and (iii) amends APB Opinion No. 28, Interim Financial Reporting, to require disclosure about those effects in interim financial information. Items (ii) and (iii) of the new requirements in FAS 148 are effective for financial statements for fiscal years ending after December 15, 2002. We have adopted the increased disclosure requirements of FAS 148 (ii) for the fiscal year ended December 31, 2002. We will continue to use the intrinsic value method of accounting for stock-based employee compensation.

In January 2003, the FASB issued Financial Interpretation No. 46, Consolidation of Various Interest Entities (FIN 46), which requires the consolidation of certain interest entities. FIN 46 is applicable to financial statements issued after 2002. There are no entities that will be consolidated with our financial statements as a result of FIN 46.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances), because that instrument represents an obligation. Many of those instruments were previously classified as equity. The statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Therefore, the adoption of SFAS NO. 150 would not be applicable to our reported historical financial position, results of operations or cash flows.

3.    RELATED PARTY TRANSACTIONS

Debt

During the first quarter of 1999, we issued Lau options to purchase 60,000 shares of our common stock in exchange for Lau’s guarantee of an indemnification obligation of ours. The fair value of the options, amounting to $36,000, was credited to shareholders’ equity and included in deferred financing cost as a component of other assets. The value of these options is being amortized over the 7 year indemnification period and charged to interest expense. The options were exercised in February 2002 at $1.90 per share.

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the six-month periods ended June 30, 2002 and June 29, 2003 is unaudited)

In May 2003 we entered into a loan agreement with Lau Technologies which provided for four term notes aggregating $7.3 million but not to exceed an outstanding principal balance of $7.0 million at any point in time. Two of these term notes, in the amounts of approximately $1.6 million and $287,000, replaced existing system finance lease obligations we had with a commercial leasing organization. These finance lease obligations were paid in full with the proceeds of the two new term notes. The remaining two new term notes, totaling $3.0 million and $2.5 million, are additional financing related to two new state contracts. All four new term notes bear interest at a rate of 8.5%. We believe that the terms of this loan agreement are the same as the terms that would have been provided to us by an unaffiliated lender. In particular, the financial covenants under this loan agreement are the same as the financial covenants under our loan agreement with our primary bank lender. We will draw funding on these notes as needed to meet our obligations for equipment purchases on the related state contracts. As of June 29, 2003 we had approximately $3.7 million outstanding under this loan agreement, leaving approximately $3.3 million available for future needs.

Licenses

In fiscal 2001 and 2000, we obtained from Lau an exclusive, perpetual, worldwide license to use a U.S. patent purchased from Daozeng Lu and Simon Lu, and all improvements thereto, which relates to a system for automatically verifying the identity of an individual using identification parameters that are carried on an escort memory such as an identification or credit card. In 2002, we purchased this patent from Lau as part of the acquisition of Lau’s facial recognition assets.

Other

On January 10, 2002, we acquired the assets of Lau Security Systems (see Note 14), including technology, patents, contracts and distribution channels. In return, we agreed to pay Lau a royalty of 3.1% of facial recognition revenues over the next 12 and one half years, up to a maximum of $27.5 million and assume certain liabilities related to the acquired business. In 2002, this royalty was approximately $108,000 and is included in operating expenses in fiscal 2002. Royalty expense was approximately $71,000 for the six months ended June 29, 2003.

Under an Administration and Services Agreement that was terminated effective February 1, 2002, Lau provided general accounting, data processing, payroll, certain human resources, employee benefits administration and certain executive services to us. The agreement required us to pay a monthly fee based on the estimated actual cost of such services and permitted us to terminate selected services upon 30 days written notice. In 2001 and 2000 fees were approximately $195,000 and $195,000, respectively. There was no fee related to these services in 2002 or 2003 as this agreement has been terminated and we are performing these tasks internally. In 2002, we provided administrative services for Lau for an annual fee of approximately $114,000. For the period ended June 29, 2003, the administrative services were approximately $54,000.

A Use and Occupancy Agreement with Lau requires us to pay our proportionate share of the cost of shared facilities and office services including rent, insurance, property taxes, utilities and other operating expenses, based on square footage or equipment utilized. The annual fee for facilities and services is revised for changes in space utilized and in operating expenses. The amounts for facilities and services for the years 2002, 2001 and 2000 and the six-month periods ended June 29, 2003 and June 30, 2002 were approximately $699,000, $360,000, $360,000, $0 and $346,000, respectively. The increase in 2002 is primarily due to an adjustment of the rental rate to current market lease rates at the time Lau amended its lease term to extend through January of 2004. See Note 7 for lease information.

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the six-month periods ended June 30, 2002 and June 29, 2003 is unaudited)

Our employees participate in various Lau employee benefit plans. We pay our proportionate share of the costs of such plans based on the number of participating employees.

Management believes the methods for allocating expenses and those costs related to shared facilities and equipment are reasonable and approximate what these costs would be on a stand-alone basis.

We have purchased certain system components and technical personnel services from Lau. The amounts for such components and services were approximately $522,000 in 2001 and, $200,000 in 2000. No purchases of this nature were made from Lau in 2002 or 2003. During 2001 and 2000 we provided software development services as a subcontractor to Lau amounting to $203,000 and $345,000 respectively. We provided no software development services to Lau in 2002 or 2003. We purchased consulting services related to the facial recognition business unit from Lau employees in 2002 totaling approximately $250,000. These agreements, which provide for aggregate annual payments of approximately $250,000, terminate after ten years or at the discretion of the Lau consultants.

At December 31, 2002, 2001, 2000 and for the six-month periods ended June 30, 2002 and June 29, 2003, we had approximately $50,000, $13,000 and $14,000, $0 and $0, respectively, of accounts receivable due from Lau and approximately $126,000, $156,000 and $95,000, $8,000 and $328,000, respectively, of accounts payable due to Lau.

We have employment and noncompetition agreements with certain officers. Such agreements provide for employment and related compensation, and restrict the individuals from competing, as defined, with us during the terms of their respective agreements and for up to two years thereafter. The agreements also provide for stock options under our stock option plan and for severance payments upon termination under circumstances defined in such agreements.

4.    PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows (in thousands):

	December 31,		June 29, 2003	Weighted Average Useful Life
	2001	2002
System assets held under capital leases	$22,680	$14,327	$14,911	5 years
System assets	11,716	16,216	18,183	5 years
Computer and office equipment	1,111	1,185	1,258	5 years

	35,507	31,728	34,352
Less—Accumulated depreciation	17,329	15,099	18,897

	$18,178	$16,629	$14,455

During 2002, we had additions to system assets totaling $4,500,000. The net book value of system assets under capital leases was approximately $4.7 million, $8.6 million and $5.0 million as of December 31, 2002, 2001 and June 29, 2003, respectively. We disposed of net fixed assets as part of the restructuring of approximately $156,000. Fully depreciated assets under capital leases totaling approximately $8.1 million have been removed from the above numbers in 2002. Fully depreciated computer equipment totaling approximately $839,000 has also been removed from the above numbers. Depreciation expense on fixed assets for the years ended December 31, 2000, 2001 and 2002 and the six-month periods ended June 30, 2002 and June 29, 2003 was approximately $2.8 million, $4.5 million, $6.8 million, $2.7 million and $3.8 million, respectively.

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the six-month periods ended June 30, 2002 and June 29, 2003 is unaudited)

5.    ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following (in thousands):

	December 31,		June 29, 2003
	2001	2002
Accounts payable	$2,295	$3,441	$4,360
Accrued earned and unbilled costs	2,797	1,487	724
Accrued payroll and related taxes	208	393	327
Accrued vacation	299	478	478
Accrued restructuring costs	—	420	219
Other accrued expenses	1,125	798	1,263

	$6,724	$7,017	$7,371

6.    LONG TERM DEBT AND PROJECT FINANCING ARRANGEMENTS

In May 2003, we entered into a new loan agreement with Commerce Bank and Trust Company that superceded the original loan agreement for our existing term loans. The following table lists the approximate term note information for the bank and Lau Technologies as of June 29, 2003 (in thousands):

Lender	Original Loan Amount	Monthly Payment Provisions	Date of Loan	Due Date of Loan	Interest Rate	Outstanding Principal Balance December 31, 2001	Outstanding Principal Balance December 31, 2002	Outstanding Principal Balance June 29, 2003
1	$4,000	$84	02/07/2001	06/20/2006	8.00%	$3,769	$3,044	$2,659
1	3,200	72	09/11/2001	03/11/2006	6.25%	3,200	2,522	2,167
1	1,800	34	12/12/2002	12/31/2007	5.25%	—	1,800	1,641
1	1,500	27	12/12/2002	04/24/2008	5.25%	—	1,500	1,379
1	1,200	24	12/12/2002	06/24/2007	5.25%	—	1,200	1,083
2	3,000	53	05/30/2003	06/30/2009	8.50%	—	—	1,534
2	2,500	51	05/30/2003	05/30/2008	8.50%	—	—	433
2	1,562	64	05/30/2003	08/30/2005	8.50%	—	—	1,506
2	287	42	05/30/2003	12/30/2003	8.50%	—	—	246

Total	$19,049	$451				$6,969	$10,066	$12,648

1.	Commerce Bank & Trust Company
2.	Lau Technologies

In accordance with the new loan agreements, all of our term notes are collateralized by certain assets of ours and the related contract assets. We are required to maintain various financial covenants, including profitability by quarter (as defined), tangible net worth, debt to worth ratio, debt service coverage and limits on capital expenditures. Additionally, in accordance with the new agreement we must maintain $5.1 million of cash on deposit with the lenders. This amount is recorded as restricted cash in long term assets.

In April 2003 we entered into approximately $1.5 million of equipment financing with three of our suppliers. These project lease arrangements are accounted for as capital leases. There are no financial covenants associated with these leasing arrangements. As of June 29, 2003 we have utilized $584,000 under these

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the six-month periods ended June 30, 2002 and June 29, 2003 is unaudited)

arrangements. The interest rates are between 6% and 8% and are fixed. The terms of these leases range from 12 months to 60 months.

We also have one capital lease arrangement where we are also required to maintain the same financial ratios and minimum levels of tangible capital funds, as stated above.

Pursuant to this arrangement, the lessor purchases certain of our digital identification systems and leases them back to us for deployment with identified and contracted customers approved by the lessor. The lessor retains title to systems and has an assignment of our rights under the related customer contracts, including rights to use the software and technology underlying the related systems. Under these arrangements, the lessor bears the credit risk associated with payments by our customers, but we bear performance and appropriation risk and are generally required to repurchase a system in the event of a termination by a customer for any reason except credit default. These project lease arrangements are accounted for as capital leases. At December 31, 2002 and 2001 and June 29, 2003, we had approximately $5.0 millions, $7.7 million and $1.9 million outstanding under these lease-financing arrangements respectively.

At December 31 of each year, approximate future minimum lease payments under project financing capital leases and maturities of term notes are as follows (in thousands):

	Capital Leases	Term Notes
Year Ending:
2003	$3,185	$2,313
2004	1,688	2,469
2005	478	2,638
2006	—	1,643
2007	—	872
2008	—	131

Total minimum payments	5,351	10,066
Less—Interest portion	309

Present value of net minimum lease payments	5,042
Less—Current portion	2,950	2,313

Long term portion	$2,092	$7,753

For the quarter ended June 29, 2003, we were in violation of the net income covenant on one of our capital leases. We received a waiver of this covenant and we have agreed with the lender to amend this covenant for future periods. We believe that we will be in compliance with the amended debt covenant and will remain in compliance with all other debt covenants. However, this expectation is dependent on achieving our business plan. If we do not remain in compliance with such covenants, the banks and the lessors could require immediate repayment of outstanding amounts.

7.    COMMITMENTS AND CONTINGENCIES

Leases

We lease certain equipment and facilities used in its operations and the shared facilities discussed in Note 3. Rental expense for operating leases for the years ended December 31, 2000, 2001 and 2002 and the six-month periods ended June 30, 2002 and June 29, 2003 was approximately $360,000, $360,000, $1,289,000, $700,000 and $480,000, respectively.

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the six-month periods ended June 30, 2002 and June 29, 2003 is unaudited)

At December 31, 2002, approximate future minimum rentals under the operating leases and lease for shared facilities are as follows (in thousands):

Operating Leases
Year Ending:
2003	$1,296
2004	525

Total minimum lease payments	$1,821

Employment Agreements

We have employment agreements with certain individuals that provide for up to one year of severance payments as a result of early termination by us. The agreements also provide for non competition either directly or indirectly for up to two years after the termination of employment.

8.    RETIREMENT BENEFITS

We participate in the Lau 401(k) plan and pay our proportionate share of plan expenses based on the number of participants. The plan permits pretax contributions by participants of up to 15% of base compensation. We may make discretionary contributions to the plan, subject to certain limitations. Participants are fully vested in their contributions and vest 20% per year in employer contributions. Our costs for this plan amounted to approximately $191,000, $99,000 and $91,000 for the years ended December 31, 2002, 2001 and 2000, respectively. For the six-month periods ended June 30, 2002 and June 29, 2003, our costs net of employee forfeitures for this plan were approximately $72,000 and $0, respectively.

We do not offer any postretirement benefits.

9.    INCOME TAXES

There was no provision for income taxes for the years ended December 31, 2002, 2001 and 2000 due to the net operating losses, or NOL, or NOL carryovers.

A reconciliation of the federal statutory rate to our effective tax rate for the years ended December 31, 2002, 2001 and 2000 and for the six-month periods ended June 30, 2002 and June 29, 2003 is as follows:

	December 31,			June 30, 2002	June 29, 2003
	2000	2001	2002
Federal statutory rate	34.0%	(34.0)%	(34.0)%	34.0%	34.0%
State taxes, net of federal benefit	6.0	(6.0)	(6.0)	6.0	6.0
Valuation allowance recorded	(40.0)	40.0	40.0	(40.0)	(40.0)

	—%	—%	—%	—%	—%

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the six-month periods ended June 30, 2002 and June 29, 2003 is unaudited)

The components and approximate tax effects of our deferred tax assets and liabilities as of December 31, 2002, and 2001 and June 29, 2003 are as follows (in thousands):

	December 31,		June 29, 2003
	2001	2002
Deferred tax assets (liabilities):
Net operating loss carryforwards for tax purposes	$11,280	$15,728	$17,337
Bases differences related to contract assets	(5,518)	(5,051)	(5,279)
Property, plant and equipment	(108)	(140)	(197)
Accruals and other reserves	160	190	(142)

Net deferred tax asset before valuation allowance	5,814	10,727	11,719
Valuation allowance	(5,814)	(10,727)	(11,719)

Net deferred tax asset	$—	$—	$—

Due to the uncertainty surrounding the realization of our net deferred tax asset, we have provided a full valuation allowance against this amount.

At December 31, 2002, we have available estimated net operating loss carryforwards for federal tax purposes of approximately $39.3 million to reduce, subject to certain limitations, future income taxes. These carryforwards expire from 2012 through 2022 and are subject to review and possible adjustment by the Internal Revenue Service.

10.    SHAREHOLDERS’ EQUITY

Stock Option Plans

Under the 1996 Management Stock Option Plan and the 1996 Director Stock Option Plan (the Plans), the Board of Directors may grant incentive and nonqualified stock options to employees and officers and nonqualified stock options to directors. Generally, incentive stock options are granted at fair market value and are subject to the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. Nonqualified options are granted at exercise prices determined by the Board of Directors. Options granted to date to directors vest immediately or between one to four years from the date of grant. Options granted to management and employees vest at various rates over periods ranging from three to seven years or, in some cases, earlier if certain performance criteria are met. The performance criteria are based on each $1 million increase in Company value up to approximately $1 billion, as adjusted. All options granted under the Plans expire ten years from the date of grant.

In fiscal year 2001, we adopted the “2001 Stock in Lieu of Cash Compensation for Directors Plan” to compensate the non-employee members of the Board of Directors. The number of shares that may be issued under the plan shall not exceed, in the aggregate, 800,000 shares of our common stock.

During 2002, our Board of Directors received an aggregate of 61,686 shares of common stock in addition to $40,000 in cash compensation. The fair market value of the common stock on the grant date was approximately $380,000 and was expensed during the year ended December 31, 2002.

At December 31, 2002, we have reserved 3,807,100 shares of common stock for issuance under the management plan, of which 516,601 shares are available for future grants. We have reserved 576,616 shares of common stock for issuance under the directors’ plan, of which 190,000 are available for future grants.

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the six-month periods ended June 30, 2002 and June 29, 2003 is unaudited)

In February 2003, our Board of Directors approved, subject to stockholder approval, an amendment to the management plan to increase the number of shares reserved for issuance thereunder to 4,807,100 shares.

A summary of stock option activity under the Plans is as follows:

	Shares	Exercise Price Per Share	Weighted Average Exercise Price
Options outstanding, December 31, 1999	1,689,823	$0.94 - $12.50	$2.38
Granted	336,000	3.19 - 12.25	10.11
Exercised	(75,332)	0.94 - 2.96	2.64
Cancelled	(13,500)	5.92 - 12.25	10.58

Options outstanding, December 31, 2000	1,936,991	$0.94 - $12.50	$3.65
Granted	961,500	0.84 - 3.99	2.98
Exercised	(603,077)	0.84 - 12.25	1.80
Cancelled	(13,334)	1.38 - 12.25	2.57

Options outstanding, December 31, 2001	2,282,080	$0.84 - $12.50	$3.87
Granted	1,578,000	3.08 - 8.41	4.58
Exercised	(414,763)	0.94 - 3.06	2.07
Cancelled	(875,322)	0.94 - 12.50	3.60

Options outstanding, December 31, 2002	2,569,995	$0.84 - $12.50	$4.72
Granted	357,500	3.63 - 4.83	4.28
Exercised	(191,667)	1.14 - 3.99	3.22
Cancelled	(19,663)	3.99-6.30	5.43

Options outstanding, June 29, 2003	2,716,165	$0.84-$12.50	$4.60

The following table summarizes information about outstanding options as of December 31, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price per Share	Number Exercisable	Weighted Average Exercise Price per Share
$0.84 - $ 1.88	85,666	6.60 years	$1.20	84,332	$1.19
2.25 - 4.04	1,569,734	8.08 years	3.27	415,823	3.58
4.44 - 7.25	692,970	8.88 years	6.02	149,970	5.39
7.80 - 12.50	221,625	6.35 years	12.28	131,375	12.36

$0.84 - $12.50	2,569,995		$4.72	781,500	$4.78

We have computed the pro forma disclosures required under SFAS No. 123 for options granted using the Black-Scholes option-pricing model prescribed by SFAS No. 123. The weighted average assumptions used are:

	2000	2001	2002	June 30, 2002	June 29, 2003
Risk free interest rate	5.0-6.0%	4.0-5.0%	4.0-5.0%	4.0-5.0%	4.0-5.0%
Expected dividend yield	—	—	—	—	—
Expected lives	3-10 years	3-10 years	3-10 years	3-10 years	3-10 years
Expected volatility	80%	80%	80%	80%	80%
Fair value of options granted	$8.55	$2.51	$3.83	$5.21	$3.63

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the six-month periods ended June 30, 2002 and June 29, 2003 is unaudited)

The total value of options granted under our plans was computed as approximately $6.0 million for 2002, $3.0 million for 2001, and $2.9 million for 2000, respectively. Of these amounts, approximately $1.6 million, $3.0 million and $1.2 million, would have been charged to operations for the years ended December 31, 2002, 2001 and 2000, respectively, for currently vested options. The remaining unvested amount of $4.6 million as of the December 31, 2002, will be amortized over the related future vesting periods.

The total value of options granted under our plans was computed as approximately $1.3 million for the six months ended June 29, 2003 and $3.3 million for the six months ended June 30, 2002. Of these amounts, approximately $1.7 million and $1.7 million would have been charged to operations for the six months ended June 29, 2003 and the six months ended June 30, 2002, respectively, for currently vested options. The remaining unvested amount of $4.9 million as of June 29, 2003, will be amortized over the related future vesting periods.

Employee Stock Purchase Plan

In 1997, we adopted the 1997 Employee Stock Purchase Plan and between 1997 and May 2001 reserved 340,000 shares of common stock for issuance under the plan. The purchase price is determined by taking the lower of 85% of the closing price on the first or last day of periods defined in the plan. As of June 29, 2003, 176,973 shares have been issued and options to purchase 4,160 shares of common stock at $3.77 per share were vested under the plan.

Preferred Stock

As of December 31, 2002 and June 29, 2003, there is no outstanding preferred stock.

Common Stock

In February 2002, Lau exercised an option to purchase 60,000 shares of common stock at $1.90 per share, pursuant to an agreement entered into with us in 1999 under which Lau guaranteed a contract indemnification obligation of ours.

At December 31, 2002 and June 29, 2003, we had outstanding warrants, which can be converted into 812,469 shares of common stock, with exercise prices ranging from $10.79 to $12.35 and expiration dates from November 30, 2005 to November 6, 2006.

11. BUSINESS	SEGMENTS, GEOGRAPHICAL INFORMATION, AND CONCENTRATIONS OF RISK

We follow SFAS No. 131 Disclosures about Segments of a Business Enterprise and Related Information, which establishes standards for reporting information about operating segments. Operating segments are defined as components of a company about which separate financial information is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

Prior to fiscal 2002 we were engaged in one business, the development and implementation of digital identification systems and solutions. We have an integrated business model: identification solutions through system integration and biometric software. For the years prior to December 31, 2001 we reported one business segment. During fiscal 2002, our direct investment in facial recognition technology has increased due to three acquisitions of facial recognition businesses, which significantly enhanced our portfolio of facial recognition technologies, customers and distribution channels. Due to the impact of the acquisitions on assets and revenues we determined we were in two reportable segments for fiscal 2002 and, accordingly, we reported two operating segments, facial recognition and secure identification.

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the six-month periods ended June 30, 2002 and June 29, 2003 is unaudited)

Secure Identification Segment (SIPS)

Our secure identification business develops and implements digital identification systems and solutions. Our systems can produce identification cards that are virtually tamper proof, and utilize facial recognition and other biometrics with or without cards for the real-time identification (one-to-many) and verification (one-to-one) of individuals. Applications can include driver’s licenses, voter registration, national identification cards, law enforcement and social services. Our primary customers have been government agencies with particular penetration in Departments of Motor Vehicles.

Facial Recognition Segment (FRS)

We offer several facial recognition software systems that can be utilized in virtually any solution requiring identification or verification of an individual. The human face is a unique and prominent feature that can be easily captured by a digital camera and verified visually in most cases by an individual with little special training. We are concentrating on four principal areas: real-time large database applications; physical keyless entry and access control; screening applications; and surveillance applications. We have several on-going facial recognition identification projects, including projects with the Pinellas County Sheriff’s Office, the Illinois Secretary of State, Illinois State Police, the State of Connecticut Department of Information Technology, the State of Mississippi Department of Information Technology Services and a number of other installations, including more than 110 surveillance applications in casinos.

The following table provides financial information by segment for the six-month periods ended June 29, 2003 and June 30, 2002, which is used by the chief operating decision maker in assessing segment performance. We allocate direct costs and administrative expenses to each business segment based on management’s analysis of each segment’s resource needs. Revenues are reported within the segments by customer contracts. Within the secure identification segment there is a component of the contract that utilizes our facial recognition technology. The following table identifies the value of facial recognition revenue that is included in the secure identification segment (in thousands).

Six Months Ended 06/29/03	SIPS	FRS	Total
Credential revenue	$15,645	$—	$15,645
Facial recognition revenue	428	2,702	3,130

Total segment revenue	$16,073	$2,702	$18,775

Segment profit (loss) before taxes	$95	$(3,114)	$(3,019)
Depreciation and amortization	$3,723	$333	$4,056
Interest expense	$450	$—	$450
Total assets	$52,065	$6,389	$58,454
Expenditures for long lived assets	$1,967	$1,363	$3,330

Six Months Ended 06/30/02	SIPS	FRS	Total
Credential revenue	$12,827	$—	$12,827
Facial recognition revenue	620	1,990	2,610

Total segment revenue	$13,447	$1,990	$15,437

Segment profit (loss)	$583	$(4,245)	$(3,662)
Depreciation and amortization	$2,717	$138	$2,855
Interest expense	$429	$—	$429
Total assets	$59,151	$6,533	$65,684
Expenditures for long lived assets	$248	$3,620	$3,868

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the six-month periods ended June 30, 2002 and June 29, 2003 is unaudited)

The following table provides financial information by segment for fiscal 2002 which is used by the chief operating decision maker in assessing segment performance. We allocate direct costs and administrative expenses to each business segment based on management’s analysis of each segments resource needs. Revenues are reported within the segments by customer contracts. Within the secure identification segment there is a component of the contract that utilizes our facial recognition technology. The following table identifies the value of facial recognition revenue that is included in the secure identification segment (in thousands).

December 31, 2002	SIPS	FRS	Total
Credential revenue	$25,943	$—	$25,943
Facial recognition revenue	1,427	4,932	6,359

Total segment revenue	$27,370	$4,932	$32,302

Segment profit (loss)	$1,088	$(10,618)	$(9,530)
Depreciation and amortization	$6,729	$468	$7,197
Interest expense	$875	$—	$875
Assets	$55,953	$5,236	$61,189
Expenditures for long lived assets	$4,939	$4,484	$9,423

We did not report business segments prior to 2002. We have not restated our results, other than revenue, from 2001 or 2000 to provide segment information because it would be impracticable to do so. The following table provides revenue data, by segment, for the years ended December 31, 2001 and 2000 (in thousands).

December 31, 2001	SIPS	FRS	Total
Credential revenue	$22,274	$—	$22,274
Facial recognition revenue	483	3,523	4,006

Total segment revenue	$22,757	$3,523	$26,280

December 31, 2000	SIPS	FRS	Total
Credential revenue	$26,565	$—	$26,565
Facial recognition revenue	407	567	974

Total segment revenue	$26,972	$567	$27,539

Virtually all of our direct revenue has been derived within the United States and account for approximately 100.0%, 95.4%, 98.8%, 100.0% and 100.0% of total revenues for the years ended December 31, 2000, 2001 and 2002 and the six-month periods ended June 30, 2002 and June 29, 2002, respectively.

We believe that for the near future we will continue to derive a significant portion of our revenues from a limited number of large contracts. For the years ended December 31, secure identification segment customers who accounted for more than 10% of revenues in a given years are as follows:

•	For 2002, two customers accounted for an aggregate of 22%

•	For 2001, four customers accounted for an aggregate of 49%

•	For 2000, four customers accounted for an aggregate of 58%

•	For the six months ended June 29, 2003, two customers accounted for an aggregate of 41%

•	For the six months ended June 30, 2002, two customers accounted for an aggregate of 29%

No single facial recognition customer accounted for over 10% of total revenue in any one year.

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the six-month periods ended June 30, 2002 and June 29, 2003 is unaudited)

12.    RESTRUCTURING CHARGES AND ACQUISITION EXPENSES

In connection with the acquisitions and the resulting consolidation of operations, management committed to a restructuring plan in the fourth quarter of 2002. Additionally, the plan was executed in December 2002.

In connection with these actions we recorded restructuring costs of $824,000 in accordance with Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring) and SEC Staff Accounting Bulletin No. 100, Restructuring and Impairment Charges. Included in the charge was $156,000 for the abandonment and write off of excess property, equipment and leasehold improvements. Additionally $248,000 was recorded for workforce reduction, consisting of severance and extended insurance benefits attributable to employees. The remaining $420,000 represents an accrual for non-cancelable lease payments for abandoned lease space, less management’s estimates of sublease income. These estimates will be evaluated by management quarterly and are subject to change based on actual events.

All charges associated with the restructuring are included as restructuring costs under operating expenses in the statement of operations for fiscal 2002. We expected annualized savings associated with the workforce reduction to total approximately $2.2 million beginning in the first quarter of 2003.

For the six months ended June 29, 2003, we have realized a net savings of approximately $600,000 as a result of the workforce reduction that was completed in the fourth quarter of 2002. The anticipated savings of approximately $1.1 million for the six month period ended June 29, 2003 was offset with headcount additions and additional expenses associated with employee terminations in 2003.

Below is a summary of restructuring costs for the year ended December 31, 2002.

	Charged to Operations	Total Cash Payments	Accrued Restructuring Liabilities at June 29, 2003
Cash Provisions:
Workforce reduction	$248,000	$248,000	$0
Non-cancelable leases	420,000	—	219,000

	668,000	$248,000	$219,000

Non cash:
Write-off of excess property and equipment	156,000

Total	$824,000

In 2001, we incurred a fourth quarter one-time expense of $1.6 million relating to costs incurred in its attempt to purchase Polaroid Corporation’s Identification Systems Business. These expenses related to legal and professional activities for due diligence as well as financing break-up fees associated with this unsuccessful acquisition.

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the six-month periods ended June 30, 2002 and June 29, 2003 is unaudited)

13.    QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table sets forth selected quarterly financial data for 2002 and 2001 (in thousands, except per share amounts):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2002
Revenues	$6,399	$9,038	$8,109	$8,756
Operating loss	(651)	(2,581)	(2,603)	(2,820)
Net loss	(857)	(2,805)	(2,818)	(3,050)
Net loss applicable to common shareholders	(857)	(2,805)	(2,818)	(3,050)
Basic net loss per share applicable to common shareholders	(0.04)	(0.14)	(0.14)	(0.16)
Diluted net loss per share applicable to common shareholders	(0.04)	(0.14)	(0.14)	(0.16)
2001
Revenues	$6,368	$6,871	$6,116	$6,925
Operating income (loss)	525	505	521	(1,875)
Net income (loss)	218	220	190	(2,162)
Net income (loss) applicable to common shareholders	213	220	190	(2,162)
Basic net income (loss) per share applicable to common shareholders	0.01	0.01	0.01	(0.12)
Diluted net income (loss) per share applicable to common shareholders	0.01	0.01	0.01	(0.12)

The net income (loss) applicable to common shareholders reflects the impact of the preferred stock dividends in the first quarter of 2001.

During the fourth quarter of 2002 and 2001, we incurred one-time expenses (see Note 12).

14.    ACQUISITIONS

On January 10, 2002, we acquired the assets of Lau Security Systems, a division of Lau Technologies, including all of its intellectual property, contracts and distribution channels. The intellectual property acquired from Lau included, among other things, twenty-four U.S. or foreign patent grants or applications for inventions relating to facial recognition technologies or the production of identification cards, the patent acquired by Lau from Daozeng Lu and Simon Lu for verifying the identity of an individual using identification parameters carried on an escort memory, and numerous invention disclosures that are being considered for patent application. The transaction also included an exclusive license of Lau’s rights to use the patented facial recognition technology it licensed from MIT for use in the federal access control field. As a result of this transaction, certain obligations on the part of Viisage to license intellectual property to Lau were terminated. The Company agreed to pay Lau a royalty of 3.1% of the facial recognition revenues over twelve and a half years, up to a maximum of $27.5 million and assume certain liabilities related to the acquired business. As the transaction was between entities under common control (Lau owned 31% of our stock and their Chief Operating Officer is Chairman of our Board of Directors), assets have been recorded based at their historical cost basis. The estimated excess of the assets acquired over liabilities assumed has been recorded as additional paid in capital. The future royalty payments will be recorded as an expense as they are incurred and will not be added to the purchase price, as the royalty contains no minimum amount.

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the six-month periods ended June 30, 2002 and June 29, 2003 is unaudited)

The historical values of the assets acquired less liabilities assumed are as follows (in thousands):

Lau Acquisition
Accounts receivable	$517
Costs and estimated earnings in excess of billings	17
Property, plant and equipment	21
Patents	278
Accounts payable	(257)

Total	$576

The results of fiscal 2002 include the impact of the Lau acquisition from the date of the acquisition, January 10, 2002. Accordingly, we have recorded additional revenue of approximately $2.2 million directly related to the acquisition. We have also recorded an expense for the related royalties of approximately $108,000. Since the impact of the Lau acquisition on operations represents a full year, no pro forma information has been provided for the year ended December 31, 2002. Royalties for the six months ended June 29, 2003 were approximately $71,000.

On March 18, 2002, we acquired the capital stock of Biometrica Systems, Inc., or Biometrica, a former licensee and distributor of our facial recognition technologies in the casino market, for a purchase price of approximately $2.5 million in cash, which includes direct acquisition costs of $100,000 and additional earn-out payments equal to 5% of revenues (as defined) through 2006. In Biometrica, we acquired a large facial recognition customer base; facial recognition engineers; marketing expertise for opening new markets; and intellectual property for integrated biometric cameras, DVR technology and wireless facial recognition technology. Biometrica’s assets included, among other things, intellectual property relating to the BiometriCam, a compact camera with built-in facial recognition software. The acquisition was accounted for as a purchase, and the purchase price has been allocated to net assets acquired based on their estimated fair values. We have recorded approximately $240,000 in amortization related to the acquired intangible assets from the date of the acquisition through December 31, 2002 and $243,000 of amortization in the six months ended June 29, 2003. The operating results of Biometrica have been included since the date of the acquisition, March 18, 2002, (approximately $596,000 in revenue). The impact of the first two months of operations was not material and, accordingly, pro forma information has not been provided for the year ended December 31, 2002. The total earnout recorded in 2002 and 2003 was approximately $12,000 and $6,000, respectively.

The $2.5 million purchase price was allocated as follows: $1.9 million was assigned to the BiometriCam in intellectual property and $596,000 was assigned to customer contracts. These intangible assets will be amortized over their weighted average useful life of approximately 7 years.

On June 3, 2002, we acquired all of the intellectual property and related assets of the Miros division of eTrue.com, a major facial recognition firm with customer installations across the globe, for approximately $275,000 in cash. In addition to acquiring patented technology, including Miros’ TrueFace® software, we also gained access to an established customer base and new distribution channels. The purchase price of $275,000 represents technology and has been allocated to intangible assets. This intangible asset is being amortized over three years.

The summary table below, prepared on an unaudited pro forma basis, combines our results of operations with the results of operations of Lau Security Systems and Biometrica as if the acquisition had occurred on January 1, 2001. The pro forma results do not include the acquisition of Etrue.com, as the impact was not

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the six-month periods ended June 30, 2002 and June 29, 2003 is unaudited)

material. The unaudited pro forma results are not necessarily indicative of what would have occurred if the acquisitions had been in effect for the year presented and are not indicative of future operating results (in thousands).

December 31,	2001
Revenues	$28,528
Net loss	(1,794)
Basic loss per share	(0.11)
Diluted loss per Share	(0.11)

15.    SUBSEQUENT EVENTS

(a)    On March 28, 2003, we entered into a securities purchase agreement with ZN Vision Technologies AG, a German provider of facial recognition and computer vision technologies, and all of the shareholders of ZN. Pursuant to the securities purchase agreement, the ZN shareholders agreed to sell, and we agreed to purchase, all of the capital stock of ZN. As consideration for the shares of ZN, we will pay approximately $13,000 in cash and an aggregate of 6,360,000 shares of our common stock, of which 5,221,454 shares will be issued directly to the ZN shareholders and 1,138,546 shares will be reserved for issuance under ZN’s option plan, which we will assume upon the closing of the acquisition. The acquisition is expected to be completed in the fourth quarter of 2003 and is subject to approval by our stockholders.

(b)    On July 31, 2003, the superior court for Fulton County, Georgia issued a preliminary injunction prohibiting Georgia’s Department of Motor Vehicle Safety from continuing to work with us to install a new drivers’ license system for the state of Georgia. This injunction is the result of a law suit filed in March 2003 by one of our competitors, Digimarc Corporation. The suit claims that the Department of Motor Vehicle Safety did not comply with its own bid process when selecting a vendor for the digital drivers’ license program. The merits of Digimarc Corporation’s claims against the Department of Motor Vehicle Safety are to be addressed in further court proceedings. The Department of Motor Vehicle Safety has confirmed that our contract with them remains in place.

Revenue for our contract with the Georgia Department of Motor Vehicle Safety recognized through June 29, 2003 is approximately $4.97 million. The following table identifies the periods in which that revenue was earned (in thousands):

Period Ended:	Revenue
June 29, 2003	$4,395
December 31, 2002	571

$4,966

(c)    On September 8, 2003, we sold an aggregate of 3,517,503 shares of our common stock to certain institutional investors in a private placement transaction at $3.775 per share, resulting in gross proceeds of approximately $13.3 million. Our net proceeds were approximately $12.3 million. The shares were sold to funds managed by J. & W. Seligman & Co. Incorporated (“Seligman”) and certain other institutional and accredited investors in a private placement transaction exempt from registration under the Securities Act of 1933 pursuant to Rule 506 of Regulation D thereunder. The securities purchase agreement signed by Seligman includes a binding commitment for Seligman to purchase an additional 456,007 shares of our common stock at $3.775 per share immediately after the closing of the ZN acquisition. We have agreed to file with the SEC a registration statement covering the resale of the shares within 30 days after the closing of the transaction, and to use our commercially

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the six-month periods ended June 30, 2002 and June 29, 2003 is unaudited)

reasonable efforts to have the registration statement declared effective by the SEC within 90 days after the closing. For every 15 day period after the 90th day that the registration statement has not been declared effective, we will be required to pay a penalty to the investors equal to 1.5% of the aggregate proceeds from the private placement. At our option, the penalty may be paid in cash or in shares of our common stock. If we elect to pay the penalty in shares of common stock, those shares will be valued at $2.69 per share. In connection with this private placement transaction, each of the ZN shareholders other than ZN MABG agreed not to sell the shares of our common stock that will be issued to them in the ZN acquisition for periods ranging from 60 to 180 days. In addition, we agreed to repurchase shares of common stock from the four ZN management shareholders in certain circumstances.

16.    VALUATION AND QUALIFYING ACCOUNTS

We had no valuation reserves for accounts receivable for the periods presented.

FINANCIAL STATEMENTS OF ZN

(German GAAP)

INDEPENDENT AUDITOR’S REPORT

To the shareholders of

ZN Vision Technologies AG

We have audited the accompanying balance sheets of ZN Vision Technologies AG as of December 31, 2001 and 2002, and the related statements of operations and stockholders’ equity for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of ZN Vision Technologies AG as of December 31, 2001 and 2002, and the results of its operations for the years then ended in conformity with accounting principles generally accepted in the Federal Republic of Germany. Although not wishing to qualify this assessment, we would like to point out that the Company’s continued existence will depend on the continued influx of funds if the capital reserves are exhausted.

Düsseldorf, Germany	BDO International GmbH
June 20, 2003
Dr. Rosenbaum Bartscher

ZN VISION TECHNOLOGIES AG

BALANCE SHEETS

(in thousands)

(German GAAP)

	December 31,
	2001	2002
ASSET
Fixed assets
Intangible assets	€55	€184
Property, plant and equipment	161	166
Financial assets	2,188	—

	2,404	350

Current assets
Inventories	69	97
Accounts receivable from trading	230	258
Other assets	177	246
Liquid assets	1,717	2,759

	2,193	3,360

	€4,597	€3,710

CAPITAL
Shareholders’ equity
Capital subscribed	€50	€60
Capital surplus	6,136	10,136
Accumulated deficit	(978)	(2,574)
Net loss	(1,596)	(4,472)

	3,612	3,150

Loan Capital
Other provisions and accrued liabilities	212	272
Advance payments received	167	184
Accounts due to affiliated companies	384	—
Other liabilities	222	104

	985	560

	€4,597	€3,710

See accompanying notes to audited financial statements.

ZN VISION TECHNOLOGIES AG

STATEMENT OF OPERATIONS

(in thousands)

(German GAAP)

	Year Ended December 31,
	2001	2002
Sales	€469	€1,417
Cost of materials	(67)	(372)

Gross profit	402	1,045
Personnel expenses	(2,304)	(3,314)
Amortization on intangible and fixed assets	(139)	(133)
Other operating income	1,597	1,599
Other operating expenses	(1,215)	(1,395)

Operating result	(1,659)	(2,198)

Write down of long-term financial assets and current securities	—	(21)
Other interest and similar income	74	40
Interest and similar expenses	(1)	(2)
Extraordinary non-cash loss	—	(2,291)
Absorbed loss from subsidiary	(10)	—

Annual loss	€(1,596)	€(4,472)

See accompanying notes to audited financial statements.

ZN VISION TECHNOLOGIES AG, BOCHUM

STATEMENT OF STOCKHOLDERS’ EQUITY

For the years ended December 31, 2001 and 2002

(in thousands)

(German GAAP)

	Capital Subscribed	Capital Surplus	Accumulated Deficit	Total Stockholders’ Equity
Balance, December 31, 2000	€50	€1,534	€(978)	€606
Company refinancing		4,602		4,602
Annual loss for the year 2001			(1,596)	(1,596)

Balance, December 31, 2001	50	6,136	(2,574)	3,612
Company refinancing	10	4,000		4,010
Annual loss for the year 2002			(4,472)	(4,472)

Balance, December 31, 2002	€60	€10,136	€(7,046)	€3,150

See accompanying notes to audited financial statements.

ZN VISION TECHNOLOGIES AG

NOTES TO THE AUDITED FINANCIAL STATEMENTS

(German GAAP)

I.    GENERAL INFORMATION

PROVISTA Achtundvierzigste Vermögensverwaltungs-Aktiengesellschaft, or Provista, was founded on November 22, 1999 in Hamburg and was recorded in the register of companies at Hamburg district court under the registration number HRB 73649 on December 14, 1999.

In 2000, PROVISTA was renamed ZN Vision Technologies AG and the registered office was relocated to Bochum. ZN Vision Technologies AG was recorded in the register of companies at Bochum district court on February 6, 2001 under the registration number HRB 6954.

II.    FINANCIAL YEAR

The financial year is the calendar year.

III.    FORMAT AND VALUATION

The presentation and valuation of assets and liabilities in the balance sheet for the period ending December 31, 2001 and 2002 conform to the regulations set down in the German Commercial Code for large corporations and the principles of proper accounting.

Intangible assets are capitalized at acquisition cost and are subject to linear depreciation; additions are subject to pro-rata-temporis depreciation.

The fixed assets are capitalized at acquisition cost plus the individually allocated acquisition costs minus the acquisition cost reductions and scheduled depreciation.

Additions to the fixed assets are subject to scheduled linear depreciation based on the probable service life.

Low-value capital assets are fully depreciated in the year of acquisition and registered in the fixed assets movements schedule as a disposal.

Disposals are expensed at the acquisition cost minus the accumulated depreciation up to the time of disposal.

Receivables and other assets are stated at the nominal value, whereby valuation discounts are applied in order to take account of risks. Adequate account is taken of the general interest and credit risk by applying a general bad debt allowance to the trade receivables. In addition, individual bad debt allowances are applied for individual risks.

The cash balance and cash in credit institutions are recorded in the balance sheet at their nominal values.

In the accrual of provisions sufficient account is taken of foreseeable risks and uncertain liabilities. The total level of accrued provisions is calculated so that according to reasonable commercial assessment it is appropriate.

The liabilities were stated at their nominal value or at the repayment amount if higher.

ZN VISION TECHNOLOGIES AG

NOTES TO THE AUDITED FINANCIAL STATEMENTS—(Continued)

(German GAAP)

IV.    EXPLANATORY NOTES ON BALANCE SHEET

The development of the individual items in the fixed assets as of December 31, 2001 and December 31, 2002 are as follows:

	Balance December 31,
	2001	2002
	(in thousands)
I. INTANGIBLE ASSETS
Licenses, industrial property rights and similar rights and assets as well as licenses to such rights and assets	€55	€184

II. FIXED ASSETS
a) Technical equipment	15	74
b) Other technical equipment, machines and office equipment	146	92

	161	166

III. FINANCIAL ASSETS
Participations	2,188	0

	€2,404	€350

The participation in Visiomed is reported at December 31, 2001 under financial assets. At that point in time ZN held 76.36% of the shares and the shareholder equity of Visiomed was T€ 828. The participation was sold in 2002.

The inventories pertain to raw material in the form of computer hardware and unfinished goods, which are largely semi-finished ZN Face consoles.

The accounts receivable were T€ 285 on December 31, 2002 and are subject to valuation adjustments of T€ 27. On December 31, 2001, trade receivables were T€ 256 and the valuation adjustments were T€ 26.

As of December 31, 2002, the other assets largely contain receivables from research and development grants (T€ 199) and receivables owed by the Inland Revenue Authority ensuing from tax refund claims (T€ 44). As of December 31, 2001, the receivables from research and development grants are T€ 144 and receivables owed by the Inland Revenue Authority (T€ 18).

The other securities on December 31, 2002, consisted of fixed interest securities (T€ 514) maturing in February 2003 and money market funds (T€ 434) that can be liquidated on a day-to-day basis.

Cash and deposits at credit institutions are current accounts and highly liquid instruments with maturity of six months or less when acquired, that can be considered to be cash equivalents.

The capital stock consists of 60,000 and 50,000 individual share certificates with a face value of € 1 as of December 31, 2002 and 2001, respectively.

In the fiscal year 2002 and 2001, T€ 4,000 and T€ 4,601 respectively was transferred to the capital reserves in line with the stipulations of Para. 272 Section 2 Clause 4 of the HGB (German Commercial Code).

The accumulated loss at the end of the fiscal year 2002 was T€ 2,574 and at the end of the fiscal year 2001 T€ 978.

ZN VISION TECHNOLOGIES AG

NOTES TO THE AUDITED FINANCIAL STATEMENTS—(Continued)

(German GAAP)

As of December 31, 2002 the other provisions include provisions for remuneration (T€ 132), vacation entitlements (T€ 54) and risks in connection with research and development grants (T€ 35). As of December 31, 2001, the other provisions include provisions for remuneration (T€ 120), vacation entitlements (T€ 50) and outstanding invoices to be received (T€ 18).

As of December 31, 2002, all liabilities have a time to maturity not greater than one year. At the end of the fiscal year 2001 T€ 15 of the liabilities had a time to maturity of one to five years. All other liabilities had a time to maturity not greater than one year.

V.    EXPLANATORY NOTES ON INCOME STATEMENT

The income statement has been prepared in accordance with the cost categories oriented format.

In the fiscal year 2002 sales revenues are T€ 1,417. These sales revenues contain sales revenues from ZN Face amounting to T€ 606, ZN-Smart Eye to T€ 148, ZN-Phantomas to T€ 139 and support, training and other services amounting to T€ 523. In the fiscal year 2001, ZN generated sales revenues of T€ 469 in total, of which the three products ZN-Face, ZN-Smart Eye and ZN-Phantomas accounted for T€ 214, T€ 98, T€ 47 respectively. Products designed for individual customers accounted for sales revenues of T€ 110 in the fiscal year 2001.

In the fiscal year 2002, sales revenues outside Germany, Austria and Switzerland accounted for T€ 547 representing 39% of total sales revenues compared with T€ 35 or 7% in the fiscal year 2001.

In the fiscal year 2002, the other operating income largely contains income from cross-charges of operating expenditure to Visiomed and Zentrum (T€ 650), and income from research and development grants (T€ 901). The respective figures for the fiscal year 2001 are T€ 1,198 and T€ 332.

The personnel cost in the fiscal year 2002 amounted to T€ 3,314 with an average number of employees during the year of 56. In the fiscal year 2001 the personnel cost were T€ 2,304 and the average number of employees was 40.

In the fiscal year 2002 the other operating expenses in particular contain legal and consultancy costs (T€ 514), trade show expenses (T€ 107), travel expenses (T€ 153), rent (T€ 130) and costs incurred for external services (T€ 153).

The main items in the fiscal year 2001, were legal and consultancy costs (T€ 233), travel expenses (T€ 112)), trade show expenses (T€ 138) and administrative costs (T€ 129). The 2001 figure also includes T€ 163 of material that was incurred on behalf of and cross-charged to Visiomed.

The non-cash extraordinary loss incurred in the fiscal year 2002 of T€ 2,291 resulted from the sale of a participation in Visiomed. It is calculated from the difference between the sale price and the book value of the participation.

As a result of a loss transfer agreement signed on May 6, 2001, ZN has obliged itself to offset losses generated by Visiomed in the fiscal year 2000 and 2001 up to a maximum amount of T€ 511. In the fiscal year 2000, losses from Visiomed amounting to T€ 233 were absorbed by ZN.

In a shareholders’ agreement signed on September 24, 2001, ZN has obliged itself to pay T€ 501 into the free capital reserve of Visiomed in order to respect the loss transfer agreement signed on May 6, 2001. In line with this agreement and in view of the loss transferred in 2000, ZN paid the outstanding sum of T€ 268 into the capital reserve of Visiomed.

ZN VISION TECHNOLOGIES AG

NOTES TO THE AUDITED FINANCIAL STATEMENTS—(Continued)

(German GAAP)

The remaining amount of T€ 10 from the loss transfer agreement was absorbed by ZN in the fiscal year 2001.

Furthermore, ZN has transferred a sum of T€ 1,882 to the free capital reserve of Visiomed with effect as of December 17, 2001. In order to raise this sum, ZN AG ceded a claim Visiomed held against Zentrum worth T€ 249, which Visiomed AG set off to the same amount against one of the liabilities it owed to Zentrum. Furthermore, for its part ZN set off a claim worth T€ 1,250 held against Visiomed and supported a liability worth T€ 383 owed to Visiomed. It is intended to settle this liability by setting it off against future services ZN provides to Visiomed.

VI.    SUPPLEMENTARY NOTES TO FINANCIAL STATEMENTS

The losses ensuing from the ordinary business activities conducted during the fiscal year 2001 and 2002 have been incurred as planned due to the start-up phase of the business.

Related party transactions included in the fiscal year 2002:

•	The services ZN rendered to Visiomed and Zentrum which are accounted for as other operating income (T€ 650)

•	Payments to Zentrum of T€ 338 including the purchase of IPR’s (T€ 174), rent (T€ 140) and car expenses (T€ 11).

•	Services rendered by the law firm of White & Case, Feddersen of which supervisory board member Dr. Frank Evers is a partner of T€ 95.

•	Services rendered by the consultancy firm of C.H. Reynolds Luchterhand AG of which supervisory board member Phillip Graf von Hochberg is a partner of T€ 312.

Related party transactions included in the fiscal year 2001:

•	The services ZN rendered to Visiomed and Zentrum which are accounted for as other operating income (T€ 1,198)

•	Payments to Zentrum of T€ 188 including the purchase of IPR’s (T€ 10), rent (T€ 65) and personnel and other operating expenses (T€ 112).

•	Services rendered by the law firm of White & Case, Feddersen of which supervisory board member Dr. Frank Evers is a partner of T€ 82.

ZN VISION TECHNOLOGIES AG

NOTES TO THE AUDITED FINANCIAL STATEMENTS—(Continued)

(German GAAP)

VII.    RECONCILIATION FROM GERMAN TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”) (in thousands)

Net Loss
STATEMENT OF OPERATIONS DIFFERENCES:
Year ended December 31, 2001:
German GAAP, as reported	€(1,596)
Differences:
Accounting for investment in Visiomed AG	(1,048)
Accounting for software	210
Accounting for costs of raising capital	—
Stock option accounting	(1,348)

United States GAAP	€(3,781)

Year ended December 31, 2002:
German GAAP, as reported	€(4,472)
Differences:
Accounting for investment in Visiomed AG	1,048
Accounting for software	296
Accounting for costs of raising capital	250
Stock option accounting	(2,160)

United States GAAP	€(5,038)

RECONCILIATION OF NET ASSETS:
December 31, 2001:
German GAAP, as reported	€3,612
Differences:
Accounting for investment in Visiomed AG	(1,048)
Accounting for software	220

United States GAAP	€2,784

December 31, 2002:
German GAAP, as reported	€3,150
Accounting for software	517

United States GAAP	€3,667

a)	Participating Interests

The Company’s participating interest in Visiomed AG is carried on the cost basis in accordance with German generally accepted accounting principles. In accordance with U.S. generally accepted accounting principles, Visiomed would be consolidated and its financial position and results of operations would be included in the financial statements of the Company. The Company’s ownership percentage in Visiomed was 76.4% in the year ended December 31, 2001 and 95.1% at the time Visiomed was sold in July 2002. Since the company was sold during the year ended December 31, 2002, Visiomed would be reported as a discontinued operation under U.S. GAAP.

ZN VISION TECHNOLOGIES AG

NOTES TO THE AUDITED FINANCIAL STATEMENTS—(Continued)

(German GAAP)

VII.    RECONCILIATION FROM GERMAN TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

b)	Intangible Assets

According to German GAAP software development costs are not capitalized. According to US-GAAP software development costs must be capitalized, if they are incurred after the point of time the feasibility of the software program is achieved and before general release to customers. Capitalized software costs are amortized over three years.

c)	Capital Reserves

In the financial statements according to German GAAP, the costs incurred in relation to raising capital (transaction costs) in the amount of T€ 250 in the year 2002 are expensed as incurred. According to US-GAAP they are recorded as a reduction of the capital received.

d)	Employee and Non-Employee Stock Options

Compensation costs resulting from stock option plans are not recognized as an expense under German generally accepted accounting principles. Under U.S. generally accepted accounting principles the Company applies APB Opinion No. 25 to stock options granted to employees. Under APB No. 25, compensation expense is recognized for the difference between the market price of the common stock and the exercise price. In accordance with U.S. GAAP, options to non-employees are accounted for in accordance with Statement of Financial Accounting Standards No. 123. Under FAS 123 the fair value of stock options issued to non-employees is recognized as expense. Compensation non-cash expense is recognized over the vesting period of the options. The offsetting credit is to additional paid-in capital.

ZN VISION TECHNOLOGIES AG

NOTES TO THE AUDITED FINANCIAL STATEMENTS—(Continued)

VII.    RECONCILIATION FROM GERMAN TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2001	2002
	T€	T€*
Cash flows from operating activities
Net loss	(3,781)	(5,038)
Depreciation and amortization	186	300
Non cash compensation	1,348	2,160

Changes in operating assets and liabilities:	(2,247)	(2,578)
Change in stock	(69)	(28)
Change in accounts receivable from trading	(217)	(28)
Change in trade accounts payable	(66)	17
Change in short-term provisions	88	60
Change in other assets	260	(67)
Change in other liabilities, accounts due to affiliated companies and in advance payments received	585	(502)

Cash flows from operating activities	(1,666)	(3,126)

Cash flows from investing activities
Investments in fixed assets, property, plant and intangible assets	(534)	(761)
Deposits of transfer of fixed assets, property, plant and intangible assets	—	29
Investments in financial assets	(1,090)	1,140

Cash flows used by investing activities	(1,624)	(408)

Cash flows from financing activities
Increase in capital	—	10
Deposits from HTB GmbH & Co. KG	4,602	—
Sale of capital stock	—	3,750

Cash flows from financing activities	4,602	3,760

Net increase in cash	1,312	1,042
Cash at the beginning of the year	405	1,717

Cash at end of year	1,717	2,759

Supplemental disclosure of cash flow information
Cash paid for interest	1	2

ZN VISION TECHNOLOGIES AG

NOTES TO THE AUDITED FINANCIAL STATEMENTS—(Continued)

(German GAAP)

VIII. EXECUTIVE	AND SUPERVISORY BOARDS OF ZN

The following persons made up the executive board during the fiscal years 2002 and 2001:

Marcel Yon, Essen, Chairman

Dr. Stefan Gehlen, Bochum

Hartmuth von Maltzahn, Essen

The members of the executive board are freed from the restrictions of Section 181 2. Alt. BGB (German Commercial Code), that prohibits a single person from acting on both sides of a transaction.

In the fiscal year 2002 the following persons made up the supervisory board:

Dr. Frank Evers, Hamburg, Chairman

Dr. Christoph v.d. Malsburg, Bochum

Dr. Manfred Müller, Karlsruhe (until August 2, 2002)

Patrick Boos, München (as of August 2, 2002)

Bernd Heinen, Neuss (as of August 2, 2002)

Phillip Graf von Hochberg, Frankfurt/Main (as of August 2, 2002)

Georg Ludwig, Dusseldorf (as of August 2, 2002)

In the fiscal year 2001 the following persons made up the supervisory board:

Dr. Frank Evers, Hamburg, Chairman

Dr. Christoph v.d. Malsburg, Bochum

Dr. Manfred Müller, Karlsruhe

ZN VISION TECHNOLOGIES AG

BALANCE SHEETS

(in thousands)

(German GAAP)

(unaudited)

	December 31,	June 30,
	2002	2003
ASSET
Fixed assets
Intangible assets	€184	€159
Property, plant and equipment	166	139

	350	298

Current assets
Inventories	97	97
Accounts receivable from trading	258	257
Other assets	246	300
Liquid assets	2,759	1,340

	3,360	1,994

	€3,710	€2,292

CAPITAL
Shareholders’ equity
Capital subscribed	€60	€60
Capital surplus	10,136	10,136
Accumulated deficit	(2,574)	(7,046)
Net loss	(4,472)	(1,466)

	3,150	1,684

Loan Capital
Other provisions and accrued liabilities	272	368
Payables and advance payments received	184	217
Other liabilities	104	23

	560	608

	€3,710	€2,292

See accompanying notes to unaudited financial statements.

ZN VISION TECHNOLOGIES AG

STATEMENT OF OPERATIONS

(in thousands)

(German GAAP)

(unaudited)

	Six Months Ended June 30,
	2002	2003
Sales	€715	€590
Cost of materials	(189)	(215)

Gross profit	526	375
Personnel expenses	(1,787)	(1,718)
Amortization on intangible and fixed assets	(51)	(72)
Other operating income	883	568
Other operating expenses	(453)	(684)

Operating result	(882)	(1,531)

Write down of long-term financial assets and current securities	—	(2)
Other interest and similar income	17	67
Interest and similar expenses	(1)	—

Annual loss	€(866)	€(1,466)

See accompanying notes to unaudited financial statements.

ZN VISION TECHNOLOGIES AG

STATEMENT OF STOCKHOLDERS’ EQUITY

For the year ended December 31, 2002 and the six months ended June 30, 2002 and 2003

(in thousands)

(German GAAP)

(unaudited)

	Capital Subscribed	Capital Surplus	Accumulated Deficit	Total Stockholders’ Equity
Balance, December 31, 2001	€50	€6,136	€(2,574)	€3,612
Loss for January 1, 2002 to June 30, 2002	—	—	(866)	(866)

Balance, June 30, 2002	50	6,136	(3,440)	2,746
Company refinancing	10	4,000	—	4,010
Loss for July 1 to December 31, 2002	—	—	(3,606)	(3,606)

Balance, December 31, 2002	60	10,136	(7,046)	3,150
Loss for January 1, to June 30, 2003	—	—	(1,466)	(1,466)

Balance, June 30, 2003 (unaudited)	€60	€10,136	€(8,512)	€1,684

See accompanying notes to unaudited financial statements.

ZN VISION TECHNOLOGIES AG

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

(German GAAP)

I.    GENERAL INFORMATION

PROVISTA Achtundvierzigste Vermögensverwaltungs-Aktiengesellschaft, or Provista, was founded on November 22, 1999 in Hamburg and was recorded in the register of companies at Hamburg district court under the registration number HRB 73649 on December 14, 1999.

In 2000, PROVISTA was renamed ZN Vision Technologies AG and the registered office was relocated to Bochum. ZN Vision Technologies AG was recorded in the register of companies at Bochum district court on February 6, 2001 under the registration number HRB 6954.

II.    FINANCIAL YEAR

The financial year is the calendar year.

III.    EXPLANATORY NOTES ON BALANCE SHEET

The inventories pertain to raw material in the form of computer hardware and unfinished goods, which are largely semi-finished ZN Face consoles. Inventory is assumed to be equal to the beginning of the year.

As of June 30, 2003, the other assets largely contain receivables from research and development grants (T€ 245) and receivables owed by the Inland Revenue Authority ensuing from tax refund claims (T€ 48). As of December 31, 2002, the receivables from research and development grants are T€ 199 and receivables owed by the Inland Revenue Authority of T€ 44.

Liquid assets on June 30, 2003, consisted of money market funds (T€ 434) that can be liquidated on a day-to-day basis and cash and deposits at credit institutions (T€ 906), which are current accounts and highly liquid instruments with maturity of six months or less when acquired, that can be considered to be cash equivalents. On December 31, 2002 liquid assets consist of money market funds (T€ 434), fixed interest securities (T€514) maturing in February 2003 and cash and deposits at credit institutions (T€ 1,811).

As of June 30, 2003 the other provisions include provisions for remuneration (T€ 147), vacation entitlements (T€ 120) and risks in connection with research and development grants (T€ 51). As of December 31, 2002, the other provisions include provisions for remuneration (T€ 132), vacation entitlements (T€ 54) and risks in connection with research and development grants (T€ 35)

As of June 30, 2003 and of December 31, 2002, all liabilities have a time to maturity not greater than one year.

IV.    EXPLANATORY NOTES ON INCOME STATEMENT

The income statement has been prepared in accordance with the cost categories oriented format.

In the first six month of the year 2003, sales revenues outside Germany, Austria and Switzerland accounted for T€ 151 representing 26% of total sales revenues compared with T€ 162 or 23% in the first six month of the year 2002.

In the first six month of the year 2003 ZN no longer had any shares in Visiomed. With effect as of June 30, 2002, ZN has transferred a sum of T€ 150 to the free capital reserve of Visiomed. This was achieved by setting off a claim worth T€ 74 held against Visiomed and supporting a liability worth T€ 76 owed to Visiomed. This liability was settled in 2002.

ZN VISION TECHNOLOGIES AG

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS—(Continued)

(German GAAP)

V.    SUPPLEMENTARY NOTES TO FINANCIAL STATEMENTS

The losses ensuing from the ordinary business activities conducted during the six months periods ending June30, 2003 and 2002 have been incurred as planned due to the start-up phase of the business.

Related party transactions included in the first six months of the year 2003:

•	The services ZN rendered to Visiomed and Zentrum which are accounted for as other operating income (T€ 45).

•	Payments to Zentrum of T€ 72 including rent (T€ 60) and and car expenses (T€ 10).

•	Services rendered by the law firm of White & Case, Feddersen of which supervisory board member Dr. Frank Evers is a partner of T€ 138.

•	Services rendered by the consultancy firm of C.H. Reynolds Luchterhand AG of which supervisory board member Phillip Graf von Hochberg is a partner of T€ 3.

Related party transactions included in the first six months of the year 2002:

•	The services ZN rendered to Visiomed and Zentrum which are accounted for as other operating income (T€ 621).

•	Payments to Zentrum of T€ 68 including rent (T€ 60) and car expenses (T€ 6).

•	Services rendered by the consultancy firm of C.H. Reynolds Luchterhand AG of which supervisory board member Phillip Graf von Hochberg is a partner of T€ 6.

ZN VISION TECHNOLOGIES AG

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS—(Continued)

(German GAAP)

VI.	RECONCILIATION FROM GERMAN TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”) (in thousands) (unaudited)

Net Loss
STATEMENT OF OPERATIONS DIFFERENCES:
Six months ended June 30, 2002:
German GAAP, as reported	€(866)
Differences:
Accounting for investment in Visiomed AG	(427)
Accounting for software	147
Stock option accounting	(931)

United States GAAP	€(2,077)

Six months ended June 30, 2003:
German GAAP, as reported	€(1,466)
Differences:
Accounting for investment in Visiomed AG	—
Accounting for software	231
Stock option accounting	(870)

United States GAAP	€(2,105)

RECONCILIATION OF NET ASSETS:
December 31, 2002:
German GAAP, as reported	€3,150
Accounting for software	517

United States GAAP	€3,667

June 30, 2003:
German GAAP, as reported	€1,684
Accounting for software	748

United States GAAP	€2,432

a)	Participating Interests

The Company’s participating interest in Visiomed AG is carried on the cost basis in accordance with German generally accepted accounting principles. In accordance with U.S. generally accepted accounting principles, Visiomed would be consolidated and its financial position and results of operations would be included in the financial statements of the Company. The Company’s ownership percentage in Visiomed was 76.4% during the six months ended June 30, 2002 and it was sold in July 2002. Since the company was sold during the year ended December 31, 2002, Visiomed would be reported as a discontinued operation under U.S. GAAP

b)	Intangible Assets

According to German GAAP software development costs are not capitalized. According to U.S.GAAP software development costs must be capitalized, if they are incurred after the point of time the feasibility of the software program is achieved and before general release to customers. Capitalized software costs are amortized over three years.

c)	Employee and Non-Employee Stock Options

Compensation costs resulting from stock option plans are not recognized as an expense under German GAAP. Under U.S. GAAP the Company follows the disclosure only provisions of Statement of Financial Accounting Standards No. 123, and applies APB Opinion No. 25 to stock options granted to employees. Under APB No. 25, compensation expenses is recognized for the difference between the intrinsic value of the stock option and the exercise price. In accordance with U.S. GAAP, options to non-employees are accounted for in accordance with Statement of Financial Accounting Standards No. 123. Under FAS 123 the fair value of stock options issued to non-employees is recognized as expense. Compensation non-cash expense is recognized over the vesting period of the options. The offsetting credit is to additional paid-in capital.

ZN VISION TECHNOLOGIES AG

NOTES TO THE AUDITED FINANCIAL STATEMENTS—(Continued)

(German GAAP)

VI.	RECONCILIATION FROM GERMAN TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”) (CONTINUED)

STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2002	2003
	T€	T€
Cash flows from operating activities
Net loss	(2,077)	(2,105)
Depreciation and amortization	134	241
Non cash compensation	931	870
Changes in operating assets and liabilities
Change in accounts receivable from trading	(5)	1
Change in trade accounts payable	(5)	(4)
Change in short-term provisions	155	96
Change in other assets	(25)	(53)
Change in other liabilities, accounts due to affiliated companies and in advance payments received	(313)	(44)

Cash flows from operating activities	(1,205)	(998)

Cash flows from investing activities
Investments in fixed assets, property, plant and intangible assets	(258)	(421)
Investments in financial assets	277	—

Cash flows used by investing activities	19	(421)

Cash flows from financing activities
Cash flows from financing activities	—	—

Net increase (decrease) in cash	(1,186)	(1,419)
Cash at the beginning of the period	1,717	2,759

Cash at end of the period	531	1,340

Supplemental disclosure of cash flow information
Cash paid for interest	1	—

Annex A—1

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

AGREEMENT (the “Agreement”) entered into this 28th day of March 2003 by and among:

1.    Viisage Technology, Inc., a Delaware corporation (the “Buyer”)

and

2.    Novar GmbH, registered with the commercial register of the local court of Albstadt under HRB 1195 (“Novar”)

and

3.    ZN Mitarbeiterbeteiligungsgesellschaft buergerlichen Rechts mit beschraenkter Haftung (“ZN MABG”), Universitaetsstrasse 160, 44801 Bochum, Germany

and

4.    Odeon Venture Capital AG, registered with the commercial register of the local court of Essen under HRB 14563 (“Odeon”)

and

5.    Prof. Dr. Christoph v.d. Malsburg, Wiemelhauser Strasse 180, 44799 Bochum, Germany (“Malsburg”)

and

6.    High Tech Beteiligungen GmbH & Co. KG (“HTB”), registered with the commercial register of the local court of Duesseldorf under HRA 14298, duly represented by the personal liable general partner High Tech Private Equity GmbH, registered with the commercial register of the local court of Duesseldorf under HRB 38753

and

7.    Prof. Dr. Thomas Martinetz, Magdalenenweg 18, 85457 Woerth, Germany (“Martinetz”)

and

8.    Dr. Stefan Gehlen, Am Stens Hof 73, 44869 Bochum (“Gehlen”)

(each of the individuals and entities named in clauses 2 through 8 above are hereinafter individually referred to as a “Seller” and collectively as the “Sellers”)

and

9.    ZN Vision Technologies AG, registered with the commercial register of the local court of Bochum under HRB 6954 (the “Company”).

Each of the Buyer, the Company and each of the Sellers is referred to individuals herein as a “Party” and collectively as the “Parties”).

A-1/1

WITNESSETH:

WHEREAS, the Sellers own all of the shares (the “Shares”) of the issued capital stock of the Company;

WHEREAS, the Sellers have agreed to sell and assign and the Buyer has agreed to purchase and accept assignment of the Shares for the consideration and on the terms and conditions hereinafter set forth;

WHEREAS, it is anticipated that the Company will become a wholly-owned subsidiary or an integrated division of the Buyer and Bochum, Germany will become the European base of the combined businesses of the Company and the Buyer; and

WHEREAS, an index of defined terms used herein is contained in Article X of this Agreement;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

1.1    Shareholdings in the Company.    The Company has a share capital of sixty thousand euros (EUR 60,000 ) and has sixty thousand (60,000) registered no par value Shares. The following table sets forth opposite the name of each the number of Shares held by such Seller and the respective percentage ownership of the Shares of such Seller (such percentage a Seller’s “Company Percentage”):

Name	Number of Shares	Approximate Company Percentage
Novar	15,100	25.2%
ZN MABG	10,741	17.9%
Odeon	9,951	16.6%
Prof. Dr. Christoph v. d. Malsburg	9,951	16.6%
HTB	11,105	18.5%
Prof. Dr. Thomas Martinetz	2,178	3.6%
Dr. Stefan Gehlen	974	1.6%

	60,000	100.00%

1.2    Transfer of Shares.    Subject to the terms and conditions of this Agreement, each Seller shall sell, transfer and assign to the Buyer and the Buyer shall acquire and accept assignment from each such Seller, at the Closing described below, all of the Shares held by such Seller as set forth in Section 1.1.

1.3    The Closing.    The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place via international overnight delivery and at the offices of Choate, Hall & Stewart, Exchange Place, 53 State Street, Boston, Massachusetts commencing at 9:00 a.m. local time on June 30, 2003, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three business days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the “Closing Date”).

1.4    Actions at the Closing.    At the Closing:

(a)    the Sellers shall transfer and assign the Shares pursuant to a transfer document in the form attached hereto as Exhibit A and the Company and the Sellers shall perform their respective obligations under Section 1.8;

A-1/2

(b)    The Sellers and the Company shall deliver to the Buyer the following:

(i)    evidence of all of the waivers, permits, consents, approvals or other authorizations, registrations, filings and notices, which are required on the part of the Company and the Sellers hereunder;

(ii)    a certificate of the Sellers dated the Closing Date (the “Company Certificate”) confirming that

(A)	the representations and warranties of the Sellers set forth in Article II are true and correct in all material respects (except that those qualified by materiality shall be true and correct in all respects), in each case as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date);

(B)	the Sellers and the Company have performed or complied in all material respects with their respective covenants required to be performed or complied with under Article IV of this Agreement as of or prior to the Closing Date; and

(C)	no Legal Proceeding (as hereinafter defined) involving the Sellers or the Company is pending wherein an unfavorable judgment, order, decree, stipulation or injunction would

(1)	prohibit consummation of any of the transactions contemplated by this Agreement, or

(2)	cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction is in effect;

(iii)    copies of the resignations, effective as of the first shareholders’ meeting after the Closing Date, of each member of the supervisory board of the Company; and

(iv)    an agreement terminating the Company’s shareholders agreement dated August 2, 2002 and specifically waiving all rights of HTB and Novar thereunder in substantially the form attached hereto as Exhibit B.

(c)    the Buyer shall have effected all of the registrations, filings and notices referred to in Section 4.2 hereof which are required on the part of the Buyer;

(d)    the Buyer shall deliver to the Sellers a certificate of the Buyer dated the Closing Date (the “Buyer Certificate”) confirming that

(A)	the representations and warranties of the Buyer set forth in Article III are true and correct in all material respects (except that those qualified by materiality shall be true and correct in all respects), in each case as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date);

(B)	the Buyer has performed or complied in all material respects with its covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date; and

(C)	no Legal Proceeding involving the Buyer shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would

(i)	prohibit consummation of any of the transactions contemplated by this Agreement, or

(ii)	cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction is in effect;

(e)    the Buyer, the Sellers and United States Trust Company (the “Escrow Agent”) shall execute and deliver the Escrow Agreement attached hereto as Exhibit C (the “Escrow Agreement”) and the Buyer shall

A-1/3

deliver to the Escrow Agent a certificate for the Escrow Shares (as defined below) being placed in escrow on the Closing Date pursuant to Section 1.8; and

(f)    the Company shall deliver commercial register extracts as of a date reasonably proximate to the Closing Date identifying the officers of the Company.

1.5    Additional Action.    The Parties agree that they will, at any time, and from time to time, at or after the Closing Date, upon the reasonable request of the other, cause to be executed, acknowledged and delivered, all such further documents, agreements, powers of attorney and assurances as may be reasonably required for better transferring, and confirming to each Party or to its assigns the sale and transfer to the Buyer of the Shares or any other transaction of this Agreement.

1.6    Purchase Price and Payment; Adjustment to Purchase Price.

(a)    As consideration for the Shares, except for those Shares held by ZN MABG, (the “Purchase Price”), at the Closing the Buyer will (i) pay the Sellers, except ZN MABG, US $0.01 per Share in cash and (ii) issue 106 shares of the Buyer’s common stock, $0.001 par value per share (“Buyer Common Stock”) per Share, i.e. an aggregate of 5,221,454 shares of the Buyer’s Common Stock, such cash and shares of Buyer Common Stock to be paid and issued as follows:

(i)    the Buyer shall deposit 522,146 shares of Buyer Common Stock (the “Escrow Shares”) in escrow in accordance with Section 1.9 to be held for one year from the Closing Date and disposed of in accordance with the terms of Escrow Agreement;

(ii)    the Buyer shall pay to each Seller, other than ZN MABG, an amount of cash equal to the product of (A) $0.01 times (B) the number of Shares held by such Seller, as set forth in the table below, and the Buyer shall deliver to each Seller, other than ZN MABG, a certificate representing the number of shares of Buyer Common Stock set forth opposite such Seller’s name in the table below:

To be paid and issued to	No. of Shares of Buyer Common Stock	Total cash consideration US$ (US$ 0.01 per Share)
Novar	1,440,540	$151.00
Odeon	949,325	$99.51
Malsburg	949,325	$99.51
HTB	1,059,417	$111.05
Martinetz	207,781	$21.78
Gehlen	92,920	$9.74

Total to Sellers except ZN MABG	4,699,308	$492.59

(b)    As consideration for the 10,741 Shares held by ZN MABG, at the Closing the Buyer will pay ZN MABG EUR 1.00 per Share in cash, i.e. an amount equal to EUR 10,741. In addition, the Buyer will assume the rights and obligations of ZN MABG under the Company Option Plan (as hereinafter defined) and reserve 1,138,546 shares of Buyer Common Stock (i.e., 106 shares of Buyer Common Stock for each of the 10,741 Shares held by ZN MABG or for each of the 10,741 option rights over the same number of Shares, as the case may be) (the “Option Consideration”) for issuance under the Company Option Plan and as consideration to the trustors for any unexercised option rights, according to Section 1.8 below.

The Purchase Price and Option Consideration as set forth in (a) and (b) above is subject to adjustment in accordance with Section 4.5(g), but shall in any event be paid on the Closing Date.

1.7    Fractional Shares.    No certificates fractional shares of Buyer Common Stock shall be issued to the Sellers. In lieu of any fractional shares that would have otherwise been issued, each Seller that would have been entitled to receive a fractional share of Buyer Common Stock shall, upon proper surrender of such person’s share

A-1/4

certificates, receive such whole number of shares of Buyer Common Stock as is equal to the precise number of shares to which such person would be entitled, rounded up or down to the nearest whole number.

1.8    Shares Held by Company Option Plan.

(a)    The Company has established a share option plan (the “Company Option Plan”) in connection with which shareholders of the Company have transferred Shares to and entered into trust agreements with ZN MABG, as trustee of the shares under the Company Option Plan. The Company and ZN MABG have entered into a general stock option agreement on January 25, 2001 (the “General Agreement”) and into separate option rights agreements with the beneficiaries of the Option Plan (collectively the “Beneficiaries”). The Beneficiaries have rights to acquire the ZN MABG Shares under certain conditions set forth in the Company Option Plan. The Beneficiaries are the only persons or entities that have any option rights or are otherwise entitled to acquire any of the ZN MABG Shares, unless any option rights never vest or are not exercised in which case the corresponding Shares held by ZN MABG will revert back to the donating shareholders of the Company.

(b)    Seelen, Martinetz, Malsburg, Odeon, ZN AG, ZN MABG and the Buyer have entered into an Agreement on the Continuation of ZN AG’s Stock Option Program as set forth in Exhibit D, effective upon Closing, whereby the Buyer agrees to continue the Company Option Plan and to fulfill any and all of ZN MABG’s rights and obligations under the Company Option Plan. In the Agreement on the Continuation of the ZN AG’s Stock Option Program, ZN MABG, the Company and the Buyer have agreed to enter into agreements with the Beneficiaries before Closing, substantially in the form as set forth in Schedule 1 to Exhibit D (each an “Entry Agreement”), effective upon Closing, whereby the Beneficiaries approve of, among other things, the transfer of ZN MABG’s rights and obligations under the Company Option Plan to the Buyer and agree to amend the Company Option Plan in order to allow the Buyer to transfer shares of Buyer Common Stock instead of shares in the Company to the Beneficiaries upon exercise of their option rights. Should any option rights not be exercised by January 1, 2016, the Buyer will issue the Option Consideration to the shareholders who have transferred the Shares to ZN MABG for the purpose of the Company Option Plan, diminished however by any net worth adjustment or indemnification adjustment which may be applicable to the corresponding option rights pursuant to the agreements set forth in Exhibit D.

(c)    ZN MABG will use its Reasonable Best Efforts (as hereinafter defined) to ensure that each Beneficiary signs an Entry Agreement prior to the Closing. To the extent ZN MABG is unable to obtain the signature of any Beneficiary prior to the Closing, ZN MABG will exercise its rights under Section 9 of the General Agreement to buy out all of such Beneficiary’s option rights under the Company Option Plan. Notwithstanding anything herein to the contrary, the Sellers shall be fully responsible for and shall fully indemnify the Buyer against any liability, loss or damage that arises out of or results from the revocation by any Beneficiary of an executed Entry Agreement or the exercise by a Beneficiary of appraisal, dissenter’s or similar rights in connection with the buy-out of such Beneficiary’s rights under the Company Option Plan.

(d)    As consideration for the ZN MABG Shares, the Buyer will pay to ZN MABG the amount specified in Section 1.6(b) above. Should any of the Beneficiaries not have signed an Entry Agreement prior to the Closing, instead of the Option Consideration, the Buyer will pay the Purchase Price according to Section 1.6(a) above to ZN MABG as far as the corresponding Shares are concerned.

1.9    Escrow.    On the Closing Date, the Buyer shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares, as described in Section 1.6(a) (i), for the purpose of securing the indemnification obligations of the Sellers (other than ZN MABG) set forth in this Agreement and for the purpose described in Section 4.5(g) hereof. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

A-1/5

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers individually represent and warrant to the Buyer that the statements contained in this Article II are true and correct. For purposes of this Article II, the phrase “to the knowledge of the Sellers” or any phrase of similar import shall be deemed to refer to the actual knowledge of each of the Sellers, as well as any other knowledge which any Seller would have possessed had such Seller made a reasonable inquiry of the Company’s executive board members with respect to the matter in question.

2.1    Organization, Qualification and Corporate Power.    The Company is a corporation duly organized, validly existing under the laws of Germany. The Company is duly qualified to conduct business under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has made available to the Buyer or its legal and financial advisors complete and accurate copies of its Articles of Association and minutes of its meetings of shareholders, supervisory board and executive board. The Company is not in default under or in violation of any provision of its Articles of Association. All returns, resolutions and other documents concerning the Company necessary to be filed with the Trade Register have been duly filed. There are no resolutions amending the Company’s Articles of Association or other facts or circumstances which require registration with the Trade Register but which have not been so registered. For purposes of this Agreement, “Company Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of the Company, taken as a whole excluding, in any such case, any event, circumstance or change resulting from (i) changes in stock markets, interest rates, exchange rates, commodity prices or other general economic conditions, (ii) changes in conditions generally affecting the biometrics and computer vision industries, unless such event, circumstance or change has a disproportionate impact on the Company, (iii) changes in laws, regulations or accounting practices, (iv) the announcement of this transaction or (v) the Company’s sales efforts between the date hereof and the Closing Date.

2.2    Capitalization.    The authorized and issued capital stock and share capital of the Company is as set forth in Section 1.1. All such share capital was paid to the Company in accordance with applicable laws including without limitation Section 272 of the German Commercial Code. Each Seller owns the number of Shares set forth opposite its name in the table in Section 1.1 of record and beneficially. Each Seller has good, valid and marketable title to the Shares issued in the name of such Seller, as set forth in Section 1.1. Set forth on Exhibit E is the name of each Beneficiary, the number of Shares to which such Beneficiary may have a subscription right under the Company Option Plan and the vesting schedule of each option to which such Beneficiary may have a right or claim under the Company Option Plan. All of the issued and outstanding Shares are duly authorized, validly issued, fully paid, nonassessable. None of the Shares are represented by certificates or other instruments. The Sellers ratify and confirm that 5,100 Shares were validly transferred to Novar GMBH pursuant to a Share Sale and Assignment Agreement dated August 2, 2002. Except as listed on Exhibit E, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Except as disclosed in documents identified on the Sellers’ Disclosure Schedule, there are no agreements to which the Company or any Seller is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. To the knowledge of the Sellers, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. All of the issued and outstanding Shares were issued in compliance with applicable laws.

A-1/6

2.3    Authorization of Transaction.    Each Seller and the Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, subject only to the execution and delivery of a transfer document in substantially the form attached hereto as Exhibit A. The execution and delivery by the Sellers and the Company and the consummation by the Sellers and the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary action, whether corporate or otherwise, by each of the Sellers and the Company, including without limitation the supervisory board of the Company, subject only to the execution and delivery of a transfer document in substantially the form attached hereto as Exhibit A. This Agreement has been duly and validly executed and delivered by the Sellers and the Company and constitutes a valid and binding obligation of the Sellers and the Company, enforceable against the Sellers and the Company in accordance with its terms.

2.4    Noncontravention.    Subject to the execution and delivery of a transfer document substantially in the form of Exhibit A, neither the execution and delivery by the Sellers and the Company of this Agreement, nor the consummation by the Sellers and the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Articles of Association or other organizational documents of the Sellers or the Company, (b) require on the part of the Sellers or the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), (c) except as disclosed in documents identified on the Sellers’ Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Sellers or the Company is a party or by which the Sellers or the Company is bound or to which any of their assets is subject, (d) result in the imposition of any Security Interest (as defined below) upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Sellers or the Company or any of their properties or assets. For purposes of this Agreement: “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar German or U.S. legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of the Company and not material to the Company, (iv) purchase money security interests arising from transactions in the Ordinary Course of Business, and (v) rights of set off of banks for failure to pay standard and customary fees; and “Ordinary Course of Business” means the ordinary course of the Company’s business, consistent with past custom and practice (including with respect to frequency and amount).

2.5    Financial Statements.    The Company has provided to the Buyer (a) the audited balance sheets and statements of income for each of the last two fiscal years. Such financial statements (collectively, the “Financial Statements”) have been prepared in accordance with applicable laws and regulations and the generally accepted accounting principles in Germany (“German GAAP”) applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition and results of operations as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company.

2.6    Absence of Certain Changes.    Since December 31, 2002, there has occurred no event or development known to the Sellers which has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect.

2.7    Undisclosed Liabilities.    To the knowledge of the Sellers, the Company does not have any liability, except for (a) liabilities shown on the balance sheet as of December 31, 2002, (b) liabilities which have arisen since December 31, 2002 in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during 2002 and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by German GAAP to be reflected on a balance sheet. Without limiting the generality of the foregoing, to the knowledge of the Sellers, the Company does not have any liabilities or

A-1/7

obligation (i) to repay state subsidies received by the Company or any of its predecessors that are not reserved or provided for in the Financial Statements, (ii) with respect to Visiomed AG or (iii) with respect to ZN GmbH. Except as disclosed in documents identified on the Sellers’ Disclosure Schedule, the Company has no residual obligations, contingent liabilities or future obligations to Visiomed AG or ZN GmbH.

2.8    Tax Matters.    The Company has filed on a timely basis all tax returns that it was required to file, and all such tax returns were complete and accurate in all material respects. The unpaid taxes of the Company for tax periods through December 31, 2002 do not exceed the accruals, reserves or provisions for taxes set forth on the Company’s audited balance sheet at December 31, 2002. The Company does not have any actual or potential liability for any tax obligation of any taxpayer other than the Company, provided that it is understood that the Company has income tax withholding obligations with respect to its employees. All taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required have been paid to the proper Governmental Entity.

2.9    Intellectual Property.

(a)    To the knowledge of the Sellers, the Company owns or has the right to use all intellectual property relating to its facial recognition and computer vision technology necessary for the operation of its business (the “Company Intellectual Property”). Each item of Company Intellectual Property will be owned or available for use by the Company or the Buyer immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing, unless the agreement governing the ownership or use of such item of Company Intellectual Property is terminated by either party following the Closing in accordance with the terms of such agreement. The Company has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property. To the knowledge of the Sellers, (a) no other person or entity has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses identified on the Sellers’ Disclosure Schedule), (b) no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property and (c) the Company has good title to all Company Intellectual Property previously held by ZN GmbH, free and clear of any liens, encumbrances or obligations. Within the materials identified on the Sellers’ Disclosure Schedule is a list of each patent, trademark and service mark or any application therefor of the Company.

(b)    To the knowledge of the Sellers, none of the Company Intellectual Property or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any intellectual property rights of any person or entity. The Company has not received any complaint, claim or notice, or threat alleging any such infringement, violation or misappropriation of any intellectual property of any third party.

(c)    Within the materials identified on the Sellers’ Disclosure Schedule is a list of each license or other agreement (or type of license or other agreement) pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property, other than license agreements and client orders entered into or originated in the Ordinary Course of Business.

(d)    Within the materials identified on the Sellers’ Disclosure Schedule is a list of each item of Company Intellectual Property that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf software programs licensed by the Company pursuant to “shrink wrap” licenses).

(e)    The Company has not disclosed the core facial recognition or computer vision source code for any of the software owned by the Company (the “Software”), and the Company has taken reasonable measures to prevent disclosure of such source code, it being acknowledged that the Company has entered into source code escrow agreements identified on the Sellers’ Disclosure Schedule or otherwise entered into in the Ordinary Course of Business.

A-1/8

(f)    All of the copyrightable materials (including Software) incorporated in or bundled with the Company Intellectual Property manufactured, marketed, sold or licensed to third parties have been created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company. Except as disclosed in documents identified on the Sellers’ Disclosure Schedule, no portion of such copyrightable materials was jointly developed with any third party.

(g)    To the knowledge of the Sellers, the Company Intellectual Property manufactured, marketed, sold or licensed to third parties is free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

(h)    To the knowledge of the Sellers, Company has claimed all employees’, trainees’ and students’ inventions which have been announced to it by such employees, trainees or students and which can be of relevance for the Company’s business.

2.10    Litigation.    There is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a “Legal Proceeding”) which is pending or has been threatened in writing delivered to the Company, which (a) if determined adversely to the Company, could have a Company Material Adverse Effect or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

2.11    Certain Business Relationships With Affiliates.    Except as disclosed in agreements identified on the Sellers’ Disclosure Schedule, no Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company. Within the materials identified on the Sellers’ Disclosure Schedule are documents which describe any transactions or relationships between the Company and any Affiliate thereof which have occurred or existed since January 1, 2000. For purposes of this Section 2.11, “Affiliate” means any member of the executive or supervisory board, officer, key employee or stockholder of the Company, and any immediate family member of any of the foregoing.

2.12    Brokers’ Fees.    Except for the agreement dated 16 February 2002 between the Company and Reynolds Luchterhand and the side letters dated 31 August 2002 and 22 January 2003, respectively, between such parties (collectively, the “RL Agreements”), the Company does not have any liability or obligation to pay any fees or commissions to any broker, finder, financial advisor or agent with respect to the transactions contemplated by this Agreement. The aggregate liability of the Company under the RL Agreement is EUR 430,000. The Company does not have any outstanding liability or obligation to pay any fees or commissions to any such persons relating to its transactions with Novar GmbH.

2.13    Disclosure.    The Company has provided complete and accurate copies of all documents and materials listed on the disclosure schedule provided by the Company to the Buyer on the date hereof and accepted in writing by the Buyer (the “Sellers’ Disclosure Schedule”). Prior to the execution and delivery of this Agreement, complete copies of all such documents and materials have been placed under a deed certified by a notary and delivered to the Buyer and the Sellers. Such documents and materials provide a true and fair understanding of the business, legal and financial condition of the Company as of the date hereof. No representation or warranty by the Sellers or the Company contained in this Agreement, and no statement contained in any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Sellers or the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule provided by the Buyer to the Company on the date hereof

A-1/9

and accepted in writing by the Company (the “Buyer’s Disclosure Schedule”). For purposes of this Article III, the phrase “to the knowledge of the Buyer” or any phrase of similar import shall be deemed to refer to the actual knowledge of the Chief Executive Officer of the Buyer and each of the executive officers of the Buyer who report directly to the Chief Executive Officer.

3.1    Organization, Qualification and Corporate Power.    The Buyer is a corporation duly organized, validly existing and in good corporate and tax standing under the laws of the State of Delaware. The Buyer is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect (as defined below). The Buyer has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished or made available to the Company complete and accurate copies of its Certificate of Incorporation and By-laws. For purposes of this Agreement, “Buyer Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of the Buyer and its subsidiaries, taken as a whole excluding, in any such case, any event, circumstance or change resulting from (i) changes in stock markets, interest rates, exchange rates, commodity prices or other general economic conditions, (ii) changes in conditions generally affecting the biometrics and computer vision industries, unless such event, circumstance or change has a disproportionate impact on the Buyer, (iii) changes in laws, regulations or accounting practices, (iv) the announcement of this transaction, (v) any matter identified on the Buyer’s Disclosure Schedule or (vi) the Buyer’s sales efforts between the date hereof and the Closing Date.

3.2    Capitalization.    The authorized capital stock of the Buyer consists of (a) 45,000,000 shares of Buyer Common Stock, of which 20,257,314 shares were issued and outstanding as of February 19, 2003, and (b) 2,000,000 shares of Preferred Stock, $.001 par value per share, of which no shares are issued or outstanding. All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the Buyer Common Stock will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Except as identified on the Buyer’s Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Buyer is a party or which are binding upon the Buyer providing for the issuance or redemption of any of its capital stock.

3.3    Authorization of Transaction.    The Buyer has all requisite power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and the Escrow Agreement and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

3.4    Noncontravention.    Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act, neither the execution and delivery by the Buyer of this Agreement or the Escrow Agreement, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer is a party or by which either is bound or to which any of their assets are subject, (d) result in the imposition of any Security Interest upon any assets of the Buyer or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of their properties or assets.

A-1/10

3.5    Reports and Financial Statements.    The Buyer has made available to the Company complete and accurate copies of its (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission (the “SEC”), and (b) all other reports filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since January 1, 2002 (such reports are collectively referred to herein as the “Buyer Reports”). The Buyer Reports constitute all of the documents required to be filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from January 1, 2002 through the date of this Agreement. The Buyer Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Buyer.

3.6    Tax Matters.    The Buyer has filed on a timely basis all tax returns that it was required to file, and all such tax returns were complete and accurate in all material respects. The unpaid taxes of the Buyer for tax periods through December 31, 2002 do not exceed the accruals, reserves or provisions for taxes set forth on the Buyer’s Balance Sheet (as defined below). The Buyer does not have any actual or potential liability for any tax obligation of any taxpayer other than the Buyer, provided that it is understood that the Buyer has income tax withholding obligations with respect to its employees. All taxes that the Buyer is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required have been paid to the proper Governmental Entity.

3.7    Intellectual Property.

(a)    To the knowledge of the Buyer, the Buyer owns or has the right to use all intellectual property necessary for the operation of its business (the “Buyer Intellectual Property”). The Buyer has taken all reasonable measures to protect the proprietary nature of each item of Buyer Intellectual Property. To the knowledge of the Buyer, no other person or entity is infringing, violating or misappropriating any of the Buyer Intellectual Property.

(b)    To the knowledge of the Buyer, none of the Buyer Intellectual Property or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any intellectual property rights of any person or entity. The Buyer has not received any complaint, claim or notice, or threat alleging any such infringement, violation or misappropriation of any intellectual property of any third party.

3.8    Litigation.    There is no Legal Proceeding which is pending or, to the Buyer’s knowledge, threatened against the Buyer which, if determined adversely to the Buyer, could have, individually or in the aggregate, a Buyer Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

3.9    Brokers’ Fees.    Except as set forth on the Buyer’s Disclosure Schedule, the Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, financial advisor or agent with respect to the transactions contemplated by this Agreement.

3.10    Absence of Certain Changes.    Since December 31, 2002, there has occurred no event or development known to the Buyer other than information which has been publicly disclosed which has had, or could reasonably be expected to have in the future, a Buyer Material Adverse Effect.

A-1/11

3.11    Undisclosed Liabilities.    To the knowledge of the Chief Executive Officer and the Chief Financial Officer of the Buyer, the Buyer does not have any liability, except for (a) liabilities shown on the audited balance sheet (and the related footnotes) (the “Buyer’s Balance Sheet”) included Buyer’s March 25, 2003 draft of its annual report on Form 10-K for the year ended December 31, 2002, a copy of which has previously been delivered to the Sellers, (b) liabilities which have arisen since December 31, 2002 in the ordinary course of business and which are similar in nature and amount to the liabilities which arose during 2002, (c) contractual and other liabilities incurred in the ordinary course of business which are not required by U.S. GAAP to be reflected on a balance sheet and (d) the potential incurrence of indebtedness to one or more lending institutions relative to the Buyer’s equipment financing and working capital needs, as previously disclosed to the Sellers.

3.12    Disclosure.    No representation or warranty by the Buyer contained in this Agreement, and no statement contained in the any document, certificate or other instrument delivered or to be delivered by or on behalf of the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE IV

COVENANTS

4.1    Closing Efforts.    Each of the Parties shall use its best efforts, to the extent commercially reasonable (“Reasonable Best Efforts”) between the date hereof and the Closing Date, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the transactions contemplated hereby are satisfied.

4.2    Governmental and Third-Party Notices and Consents.    Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities and the SEC, and to effect all registrations, filings and notices with or to Governmental Entities and the SEC, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be delivered by the Sellers or the Company in connection with the transactions contemplated hereby.

4.3    Stockholder Approval.    The Buyer shall use its Reasonable Best Efforts to obtain, as promptly as practicable, the requisite stockholder approval, at a special meeting of stockholders of the Buyer. In connection with such special meeting of stockholders, the Buyer shall provide to its stockholders a written proxy (the “Disclosure Statement”) which includes a summary of this Agreement and the transactions contemplated hereby. The Company and Sellers agree to cooperate with the Buyer in the preparation of the Disclosure Statement. The Company and Sellers shall ensure that the information they provide for the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information furnished by the Buyer in writing for inclusion in the Disclosure Statement). The Buyer will provide the Company and the Sellers with not less than five (5) business days to review a substantially complete draft of the Disclosure Statement and provide comments thereon prior to submission to the SEC of the Disclosure Statement.

4.4    Operation of Business.    Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Company shall conduct its operations in the Ordinary Course of

A-1/12

Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing Date, the Company shall not, without the prior written consent of the Buyer, which shall not be unreasonably withheld or delayed, take any action that would require approval of the Company’s supervisory board or the Company’s shareholders assembly. In addition, prior to the Closing Date, the Company shall not change in any material respect its accounting methods, principles or practices unless required by law, institute or settle any material Legal Proceeding that could have an adverse effect on the Company and take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Sellers set forth in Section II of this Agreement becoming untrue in any manner that would be materially adverse to the Company or (ii) any of the conditions to the transactions contemplated hereby not being satisfied. It is understood that none of the Company’s actions performed in accordance with this Section 4.4 shall constitute a breach of the Sellers’ representations, warranties or covenants hereunder.

4.5    Access to Information; Notice of Terminations; Visitation Rights; Net Book Value Calculations, Etc.

(a)    The Company shall permit representatives of the Buyer to have reasonable access (at all times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company, provided such access would not be in breach of any law or agreement by which the Company is bound.

(b)    The Buyer shall permit representatives of the Company to have reasonable access (at all times, and in a manner so as not to interfere with the normal business operations of the Buyer) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Buyer, provided such access would not be in breach of any law or agreement by which the Buyer is bound.

(c)    The Company shall promptly notify the Buyer if at any time prior to Closing it receives or delivers notice of cancellation or termination of any lease, sublease or any material agreement identified in the Seller’s Disclosure Schedule. It is understood that the fact that any such lease, sublease or agreement is cancelled or terminated shall not constitute a breach of the Sellers’ representations and warranties hereunder.

(d)    The Buyer shall invite a person designated by the Sellers (the “Sellers’ Designee”) to attend in a non-voting observer capacity, in person or by telephone, each meeting of the Buyer’s Board of Directors that occurs between the date hereof and the earlier of (i) the date on which the Sellers’ Nominee (as hereinafter defined) is elected to the Buyer’s Board of Directors or (ii) the termination of this Agreement, provided that the Sellers’ Designee shall not be entitled to attend executive sessions of such meetings or any discussions at such meetings in which the Buyer’s Board of Directors determines that it would be inappropriate for reasons of conflict of interest for Sellers’ Designee to be present for such discussions. In addition, the Buyer shall provide to Sellers’ Designee copies of all notices, agendas and minutes of all such meetings at the same time it provides such materials to the Buyer’s Board of Directors, provided such copies may omit matters which the Buyer’s Board of Directors determines would not be appropriate to disclose to Sellers’ Designee for reasons of conflict of interest. The Sellers’ Designee shall sign such agreements and be subject to all policies of the Buyer, including without limitation insider trading policies, to which the members of the Buyers’ Board of Directors, in their capacities as such, are subject.

(e)    Between the date hereof and the Closing Date, the Company’s management shall deliver, or cause to be delivered, to the Buyer a copy of each monthly financial statement and each management financial report that is delivered to the Company’s supervisory board, simultaneously with the delivery thereof to such supervisory board.

A-1/13

(f)    Between the date hereof and the Closing Date, the Buyer’s management shall deliver, or cause to be delivered, to the Company a copy of each monthly financial statement and each management financial report that is delivered to the Buyer’s Board of Directors, simultaneously with the delivery thereof to such Board of Directors.

(g)    Attached hereto as Exhibit F is a pro forma calculation of the Company’s net book value as of the date hereof (the “Pro Forma Company Signing Date Net Book Value”), derived in accordance with German GAAP and such other principles as are set forth on Exhibit F hereto. At least five (5) business days (i.e., banking days in Frankfurt, Germany) prior to the Closing Date, the Company shall deliver to the Buyer a certificate signed by the Company setting forth a pro forma calculation of the Company’s net book value, determined in accordance with German GAAP and the other principles set forth on Exhibit F, as of the Closing Date (the “Pro Forma Company Closing Net Book Value”), which certificate shall be accompanied by reasonably detailed information showing how such net book value calculation was derived (the “Company Closing Net Book Value Certificate”). It is expected that the Pro Forma Company Closing Net Book Value will be equal to or greater than the difference between (i) the Pro Forma Company Signing Date Net Book Value minus (ii) the product of (A) EUR 400,000 times (B) the number of months elapsed between the date of this Agreement and the Closing Date (the “Minimum Company Closing Net Book Value”); provided, that any partial month shall be treated as a whole month for such calculation. The Purchase Price and the Option Consideration shall be reduced to the extent, if any, to which the Pro Forma Company Closing Net Book Value is less than the Minimum Company Closing Net Book Value (the “Pro Forma Shortfall”); provided, that if the Pro Forma Shortfall is in excess of EUR 2,000,000, the Buyer may terminate this Agreement pursuant to Section 8.1(b). The value of any such reduction of the Purchase Price and the Option Consideration shall be determined in accordance with the last sentence of Section 6.3(c) hereof.

(h)    At least five (5) business days prior to the Closing Date, the Buyer shall deliver to the Sellers a certificate (the “Buyer Closing Net Book Value Certificate”) signed by the Buyer setting forth a pro forma calculation of the Buyer’s net book value, determined in accordance with U.S. GAAP, as of the Closing Date (the “Pro Forma Buyer Closing Net Book Value”), which certificate shall be accompanied by reasonably detailed information showing how such net book value calculation was derived. If the Pro Forma Buyer Closing Net Book Value is less than US$ 20,000,000, the Sellers shall have the right to terminate this agreement as set forth in Section 8.1(c).

(i)    Prior to the Closing, either Buyer or the Sellers may notify the other party in writing (a “Net Book Value Dispute Notice”) if they dispute the calculation of the Pro Forma Company Closing Net Book Value or the Pro Forma Buyer Closing Net Book Value, as the case may be (a “Net Book Value Dispute”). If the Buyer or the Sellers fail to deliver a Net Book Value Dispute Notice within five (5) business days of receipt of the Buyer Closing Net Book Value Certificate or the Company Closing Net Book Value Certificate, as the case may be, they shall be deemed to have waived their rights under this Section 4.5(i). Following the delivery of a Net Book Value Dispute Notice, the Buyer and the Sellers shall in good faith attempt to resolve such Net Book Value Dispute, such resolution to be conclusive and binding upon the Parties. If the Buyer and the Sellers do not resolve such Net Book Value Dispute within fifteen (15) days after delivery of a Net Book Value Dispute Notice, the Buyer and the Sellers shall submit the Net Book Value Dispute to KPMG, or, if such firm is unable or unwilling to serve in such capacity, another internationally recognized independent accounting firm conversant in matters of German GAAP and mutually agreeable to the Buyer and the Sellers, which firm shall not have had a material relationship with the Buyer, the Company or any of the Sellers within the two years preceding the appointment (the “Arbiter”), for resolution. If the Buyer and the Sellers cannot agree on the selection of the independent accounting firm to act as Arbiter, the Buyer and the Sellers shall request the American Arbitration Association to appoint such a firm, and such appointment shall be conclusive and binding upon the parties. Promptly, but no event later than twenty (20) days after its acceptance of its appointment as Arbiter, the Arbiter shall resolve the Net Book Value Dispute, based on a review of such materials as it deems relevant (which materials the Parties agree to make available to the Arbiter promptly upon request), and such resolution shall be conclusive and binding upon the Parties. The fees, costs and expenses of the Arbiter (i) shall be borne by Buyer in the proportion

A-1/14

that the aggregate euro amount of such disputed items so submitted that are unsuccessfully disputed by Buyer (as finally determined by the Arbiter) bears to the aggregate euro amount of such items so submitted and (ii) shall be borne by Sellers in the proportion that the aggregate euro amount of such disputed items so submitted that are successfully disputed by Buyer (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted.

4.6    Exclusivity.    Until 15 July 2003, the Company and the Sellers shall not, and, to the extent permitted by law, the Company shall require each member of its executive and supervisory boards, officers, key employees, representatives and agents not to, without the approval of the Buyer’s Chief Executive Officer, directly or indirectly,

(i)	initiate, solicit or encourage any inquiry, proposal, or offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or any portion of the Company,

(ii)	furnish in relation to such transaction any confidential information concerning the business, properties or assets of the Company or any portion of the Company to any party (other than the Buyer) or

(iii)	engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction.

If the Company receives any serious inquiry, proposal or offer of the nature described above, the Company shall, promptly notify the Chief Executive Officer of the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

4.7    Expenses.    Except as set forth in Article VI and the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. For the avoidance of any doubt, any reasonable legal and accounting fees and expenses incurred by the Company in connection herewith are understood to be liabilities of the Company and not of the Sellers.

4.8    Post-Closing Covenants.    Following the Closing Date, the Parties agree that:

(a)    So long as the Sellers own at least an aggregate of two million (2,000,000) shares of the issued and outstanding capital stock of the Buyer, they will be entitled to nominate one director for election by the Buyer’s shareholders (the “Sellers’ Nominee”). At the Buyer’s 2003 Annual Meeting of Shareholders, the Buyer expects the stockholders of the Buyer to ratify the resolution of the Buyer’s Board of Directors fixing the number of directors at eight, leaving one vacancy (the “Vacancy”) to be filled by the Sellers’ Nominee. Within a reasonable period of time following the Closing, the Buyer’s Board of Directors will, in accordance with Section 2.6 of the Buyer’s By-laws, appoint the Sellers’ Nominee to the Board of Directors to fill the Vacancy.

(b)    the Buyer shall reserve the right to make an election under Section 338 of the Internal Revenue Code, solely for U.S. tax purposes.

(c)    If the Company receives any proceeds from the sale by ZN GmbH of its interest in Xcell Diagnostics Ltd. or Visiomed AG, directly or by means of an ex post purchase price increase, the Buyer will pay, or will cause the Company to pay, such amount, net of any transaction costs or irrecoverable taxes, to the Sellers listed in the table below in the percentages listed opposite their names:

Odeon	43.17%
Malsburg	43.17%
Martinetz	9.45%
Gehlen	4.21%
Total:	100.0%

A-1/15

ARTICLE V

CONDITION TO CLOSING

The respective obligations of each Party to consummate the transactions contemplated hereby are subject to the condition that this Agreement and the issuance of the Buyer’s Common Stock to the Sellers shall have received the requisite approval of the Buyer’s stockholders.

ARTICLE VI

INDEMNIFICATION

6.1    Indemnification by the Sellers.    The liability of the Sellers under this Article VI shall be several, but not joint or joint and several, and pro rata in accordance with their respective Company Percentages, subject to the limitations set forth in Section 6.5 below. Each Seller, other than ZN MABG which shall have no liability hereunder, (the “Indemnifying Stockholders”) shall individually indemnify the Buyer in respect of, and hold it harmless against, any damages, losses, liabilities, obligations and claims of any kind, interest or expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), but excluding (i) losses with regard to taxes other than payments to the tax authorities or accumulated deficits and (ii) losses resulting from fluctuations in the price of Buyer Common Stock or from changes affecting the stock markets generally, exchange rates or other general economic conditions (“Damages”) incurred or suffered by the Buyer resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant of the Sellers or the Company contained in this Agreement or the Company Certificate.

In accordance with Exhibit D, to the extent the Sellers (other than ZN MABG) are liable for any Damages hereunder, the Buyer shall be entitled to reduce the Option Consideration in an amount equal to (i) the total Damages suffered by the Buyer multiplied by (ii) ZN MABG’s Company Percentage.

6.2    Indemnification by the Buyer.    The Buyer shall indemnify each Sellers in respect of, and hold such Seller harmless against, any and all Damages incurred or suffered by such Seller resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Buyer contained in this Agreement or the Buyer Certificate.

6.3    Indemnification Claims.

(a)    A party entitled, or seeking to assert rights, to indemnification under this Article VI (an “Indemnified Party”) shall give written notification to the party from whom indemnification is sought (an “Indemnifying Party”) of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought. Such notification shall be given within 20 business days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such suit or proceeding constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VI and (ii) the Indemnifying Party may

A-1/16

not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense; provided, that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered “Damages” for purposes of this Article VI. The party controlling such defense (the “Controlling Party”) shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

(b)    In order to seek indemnification under this Article VI, an Indemnified Party shall give written notification (a “Claim Notice”) to the Indemnifying Party which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such Damages. If the Indemnified Party is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

(c)    Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”) in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, either by check or by wire transfer; provided, that if the Indemnified Party is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such number of Escrow Shares as have an aggregate Compensation Value (as defined below) equal to the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided, that if the Indemnified Party is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such number of Escrow Shares as have an aggregate Compensation Value equal to the Agreed Amount) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 6.3(d) for the resolution of such dispute (a “Dispute”). For purposes of this Agreement, the “Compensation Value” of any Buyer Common Stock delivered in satisfaction of an indemnity claim or value of any option right under the Company Option Plan shall be US$ 4.00 per share (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock) and the U.S. dollar to Euro exchange rate shall be US $1.06 to EUR 1.00.

A-1/17

(d)    During the 60-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the “ADR Procedure”). In the event the Indemnifying Party and the Indemnified Party agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the “ADR Service”), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this Section 6.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Indemnifying Party and the Indemnified Party agree to pursue an ADR Procedure, neither the Indemnifying Party nor the Indemnified Party may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnifying Party and the Indemnified Party shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Party, the Indemnified Party or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the Indemnifying Party and the Indemnified Party shall be shared equally by the Indemnifying Party and the Indemnified Party. If the Indemnified Party is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, pursuant to an ADR Procedure, as a result of a judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Shares shall be distributed to the Buyer and/or the Indemnifying Stockholders (which notice shall be consistent with the terms of the resolution of the Dispute).

(e)    Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

6.4    Survival of Representations and Warranties.    (a) Except as set forth in paragraph (b) below, the representations and warranties contained in this Agreement, the Company Certificate or the Buyer Certificate shall survive the Closing and shall expire on the earlier to occur of (i) the date which is one year after the Closing Date, or (ii) September 30, 2004.

(b)    The representations and warranties set forth in Section 2.2, 2.3, 2.8, 3.2 and 3.3 (and the portion of the Company Certificate or the Buyer Certificate relating thereto) shall survive until 30 days following expiration of all statutes of limitation applicable to the matters referred to therein. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages as a result of a breach of such

A-1/18

representation or warranty (an “Expected Claim Notice”), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Shares have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Shares to the Indemnifying Stockholders in accordance with the terms of the Escrow Agreement.

6.5    Limitations, Etc.

(a)    Notwithstanding anything to the contrary herein, (i) the aggregate liability of each Seller will not exceed such Seller’s sale proceeds from the Buyer Common Stock received by such Seller hereunder, net of any irrecoverable taxes, and (ii) the aggregate liability of the Buyer will not exceed the aggregate net, after tax, proceeds from the Buyer Common Stock received by the Sellers hereunder. Any indemnification obligation of the Sellers would be treated as an ex-post adjustment to the Purchase Price. Each Seller may satisfy any indemnification obligation hereunder in cash or shares of Buyer Common Stock, at its option, provided that any Buyer Common Stock used for such purposes shall not be valued by the current market price, but according to their Compensation Value. To the extent that the Buyer Common Stock has been divested by a Seller, the Seller will be liable for no more than any consideration received at the time of selling, net of any unrecoverable taxes and any fees and expenses reasonably incurred.

(b)    In any claim for indemnification under this Article VI, the Buyer shall proceed first with the Escrow Shares.

(c)    The indemnification obligations of either the Sellers or the Buyer set forth in Sections 6.1 and 6.2 above shall not take effect until the cumulative amount of damages for which such indemnification is claimed exceeds the aggregate amount of EUR 250,000 (the “Deductible Amount”), provided that

(i)    to the extent any Damages exceed the Deductible Amount, the Indemnified Party shall be entitled to recover only the amount of Damages in excess of the Deductible Amount, and

(ii)    with respect to any breach of the Sellers’ representations and warranties under Section 2.8, the Sellers shall not be liable unless the Damages arising in connection with such breach exceeds, in the aggregate, the amount of cumulative losses of the Company as reflected in the Financial Statements, provided that this clause (ii) shall not provide duplicate or additional protection for the Sellers to the extent that breaches of the Sellers’ and representations and warranties under Section 2.8 do not constitute “Damages” hereunder.

(d)    An Indemnifying Party shall have the right to undertake reasonable efforts to mitigate Damages suffered by the Indemnified Party for a reasonable period, provided, however, that such efforts shall not prevent or delay the Indemnified Party from exercising its rights hereunder.

(e)    The liability of the Sellers under this Article VI shall be several, but not joint or joint and several, and pro rata in accordance with their respective Company Percentages. No Seller shall have any right of contribution against the Company or the Buyer with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

(f)    Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article VI and the Escrow Agreement shall be the exclusive remedy of the Indemnified Parties with

A-1/19

respect to claims resulting from, relating to or arising out of this Agreement or any breach thereof including, without limitation, any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

(g)    To avoid uncertainty, the Parties agree and acknowledge that no Indemnified Party shall be entitled to seek or impose multiple, punitive or consequential Damages from or upon any Indemnifying Party in any claim for indemnification under this Article VI, but that an Indemnified Party shall be entitled to indemnification, subject to the limitations specified herein, to the extent of any Damages (whether arising as a result of the imposition of multiple, punitive or consequential Damages or otherwise) actually suffered or incurred by such Indemnified Party arising out of an action, proceeding or claim brought by a third party.

(h)    The Buyer may satisfy any indemnification obligations hereunder in cash (U.S. dollars) or shares of Buyer Common Stock, at its option. The value of any shares of Buyer Common stock used to satisfy any such obligations shall be the Compensation Value.

ARTICLE VII

REGISTRATION RIGHTS, ETC.

7.1    Registration of Shares.    The Buyer shall file with the SEC, as promptly as practicable, and in no event later than five (5) business days, following the Closing, a registration statement on Form S-3 covering the Buyer Common Stock, other than Buyer Common Stock that constitutes Option Consideration, to be issued to the Sellers (the “Registration Statement”). The Buyer shall cause the Registration Statement to be declared effective by the SEC as soon as practicable, and in any event within forty-five (45) days after the Closing Date. The Buyer shall cause the Registration Statement to remain effective until the date which is one year after the Closing Date. After the first anniversary of the Closing Date, The Buyer shall file with the SEC a registration statement on Form S-8 (or any successor form) or such other form as shall be appropriate to effect the registration of sales of Buyer Common Stock that constitutes Option Consideration in a manner similar to that in which the Buyer has registered sales of shares under its existing equity incentive plans.

7.2    Limitations on Registration Rights.

(a)    The Buyer may, by written notice to the Sellers, suspend the Registration Statement after effectiveness and require that the Sellers immediately cease sales of shares pursuant to the Registration Statement, in the event that

(A)	the Buyer files a registration statement (other than a registration statement on Form S-8 or its successor form) with the SEC for a primary public offering of its securities or

(B)	the Buyer is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that the Buyer desires to keep confidential for business reasons, if the Buyer determines in good faith that the public disclosure requirements imposed on the Buyer under the Securities Act in connection with the Registration Statement would require disclosure of such activity, transaction, preparations or negotiations.

(b)    If the Buyer delays or suspends the Registration Statement or requires the Sellers to cease sales of shares pursuant to paragraph (a) above, the Buyer shall, as promptly as practicable and in any event not more than five (5) business days following the termination of the circumstance which entitled the Buyer to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Registration Statement and/or give written notice to all Sellers authorizing them to resume sales pursuant to the Registration Statement. If as a result thereof the prospectus included in the Registration Statement has been amended to comply with the requirements of the Securities Act, the Buyer shall enclose such revised prospectus with the notice to Sellers given pursuant to this paragraph (b), and the Sellers shall make no offers or sales of shares pursuant to the Registration Statement other than by means of such revised prospectus.

A-1/20

(c)    The Buyer shall not exercise the rights set forth in Section 7.2 (a) for more than thirty (30) trading days in the aggregate.

7.3    Registration Procedures.

(a)    In connection with the filing by the Buyer of the Registration Statement, the Buyer shall furnish to each Seller a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

(b)    The Buyer shall use its best efforts to register or qualify the Shares covered by the Registration Statement under the securities laws of each state of the United States; provided, however, that the Buyer shall not be required in connection with this paragraph (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

(c)    If the Buyer has delivered preliminary or final prospectuses to the Sellers and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, the Buyer shall promptly notify the Sellers and, if requested by the Buyer, the Sellers shall immediately cease making offers or sales of shares under the Registration Statement and return all prospectuses to the Buyer. The Buyer shall promptly provide the Sellers with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Sellers shall be free to resume making offers and sales under the Registration Statement.

(d)    The Buyer shall pay the expenses incurred in complying with its obligations under this Article VII, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Buyer, and fees and expenses of accountants for the Buyer, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Sellers in connection with sales under the Registration Statement and (ii) the fees and expenses of any counsel retained by Sellers.

7.4    Requirements of Sellers.    The Buyer shall not be required to include any Shares in the Registration Statement unless:

(a)    the Seller owning such shares furnishes to the Buyer in writing such information regarding such Seller and the proposed sale of Shares by such Seller as the Buyer may reasonably request in writing in connection with the Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities;

(b)    such Seller shall have provided to the Buyer its written agreement:

(i)    to indemnify the Buyer and each of its directors and officers against, and hold the Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the Buyer or such directors and officers may become subject by reason of any statement or omission in the Registration Statement made in reliance upon, and in conformity with, a written statement by such Seller furnished pursuant to this Section 7.4; and

(ii)    to report to the Buyer sales made pursuant to the Registration Statement.

7.5    Indemnification.    The Buyer agrees to indemnify and hold harmless each Seller whose shares are included in the Registration Statement against any losses, claims, damages, expenses or liabilities to which such Seller may become subject by reason of any untrue statement of a material fact contained in the Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon and are in conformity with information furnished in writing to the Buyer by or on behalf of Seller for

A-1/21

use in the Registration Statement. The Buyer shall have the right to assume the defense and settlement of any claim or suit for which the Buyer may be responsible for indemnification under this Section 7.5.

7.6    Assignment of Rights.    A Seller may not assign any of its rights under this Article VII except in connection with the transfer of some or all of its Shares to a child or spouse, or trust or corporation for their benefit, or, in the case of a partnership, to the partners of such partnership pursuant to a pro rata distribution, or, in the case of a corporation, to its corporate parent or any of its or its corporate parent’s wholly-owned subsidiaries, provided each such transferee agrees in a written instrument delivered to the Buyer to be bound by the provisions of this Article VII.

7.7    Restrictions on Certain Activities by Sellers.    The following rights and restrictions shall apply to each of the Sellers other than ZN MABG, which will not receive any shares of Buyer Common Stock hereunder:

(a)    During the period following the effectiveness of the registration statement until the second anniversary of the Closing Date, the Sellers shall not sell through the facilities of the Nasdaq National Market in any single trading day that number of shares of Buyer Common Stock that is equal to or greater than 20% of the previous trading day’s volume in the Buyer’s common stock on the Nasdaq National Market, and no such sale may be at a price per share which is lower than the previous trading day’s closing price per share, less 10% (“Restricted Dealing”).

(b)    If prior to the second anniversary of the Closing Date, Lau Technologies sells more shares of Buyer Common Stock or an equivalent number in value of warrants, preferred stock, similar securities or options than the Sellers would be entitled to under paragraph (a) above, the Sellers shall be entitled to sell an additional number of shares of Buyer Common Stock that is equivalent to the excess sold by Lau Technologies over the number determined in paragraph (a) above, adjusted pro rata to the relative holdings of Lau Technologies and the Sellers in the Buyer.

(c)    Not withstanding the provisions of this Article VII, each Seller shall have the right to sell any or all of its shares of Buyer Common Stock in one or more private placements provided, that (i) such transaction complies with all applicable securities laws and (ii) the purchaser of the Buyer Common Stock in such transaction will be bound by the same rights and obligations as stipulated in paragraph (a) and (b) above.

(d)    Prior to each sale of Buyer Common Stock issued hereunder before the second anniversary of the Closing Date, each Seller, or all Sellers jointly, shall inform Buyer of the number of shares of Buyer Common Stock it intends to sell.

(e)    The Sellers and the Buyer will agree on a US based bank that will process any and all Restricted Dealings. Prior to the execution of any Restricted Dealings, the Buyer and the Sellers will agree on the process of any Restricted Dealings.

(f)    The Buyer will use its best endeavours to help the Sellers identify, and negotiate with, an investor that would accept to acquire shares of Buyer Common Stock from the Sellers in a private placement, provided that any such investor agrees to commit to the restrictions applicable to the Sellers set forth in this Section 7.7.

(g)    Notwithstanding the foregoing, a Seller that is a corporation may transfer or assign shares of Buyer Common Stock issued to it hereunder to its parent corporation or to its or its parent corporation’s wholly-owned subsidiaries; provided that any such transferee or assignee shall first agree in writing with the Buyer to be bound by the restrictions set forth in this Article VII; and, provided, further, that no such transfer or assignment shall relieve such Seller of any of its obligations under Article VI hereof.

A-1/22

7.8    Additional Representations and Warranties of the Sellers, Other than Malsburg.    Each Seller, other than Malsburg, hereby severally and not jointly represents and warrants to the Buyer as follows:

(a)    Such Seller is executing this agreement outside of the United States of America and its territories;

(b)    Such Seller’s principal address, as set forth in the preamble hereto, is a location outside of the United States of America and its territories;

(c)    Such Seller is not “U.S. person” (as defined in Rule 902(k) of the Securities Act) and is not acquiring shares of Buyer Common Stock for the account or benefit of any “U.S. person”;

(d)    Such Seller will resell shares of Buyer Common Stock acquired hereunder only in accordance with (i) the provisions of Regulation S promulgated under the Securities Act, (ii) pursuant to an effective registration statement under the Securities Act or (iii) pursuant to an available exemption from registration under the Securities Act; and

(e)    Such Seller agrees not to engage in hedging transactions with respect to any shares of Buyer Common Stock acquired hereunder unless the Registration Statement has been declared effective or such transactions are otherwise exempt from the registration requirements under the Securities Act.

7.9    Representations and Warranties of Malsburg.    Malsburg has received all such information as he deems necessary and appropriate to enable him to evaluate the financial risk inherent in acquiring and holding shares of Buyer Common Stock. By virtue of Malsburg’s business and financial experience, Malsburg is capable of evaluating the merits and risks of an investment in Buyer Common Stock and has the capacity to protect his own interests. Malsburg is an individual who, together with his spouse, has a net worth (i.e., total assets in excess of total liabilities) in excess of US $1,000,000.

7.10    Transfer Restriction; Legends.

(a)    The Parties agree and acknowledge that the Buyer shall, and shall instruct its transfer agent to, refuse to register any sale, mortgage, pledge, hypothecation or other transfer of shares of Buyer Common Stock acquired hereunder unless such sale, mortgage, pledge, hypothecation or other transfer is made in compliance with the Regulation S promulgated under the Securities Act.

(b)    Each certificate representing the shares of Buyer Common Stock issued to the Sellers, other than Malsburg, hereunder shall bear a legend evidencing a restriction on transfer substantially in the following form:

“TRANSFER RESTRICTED

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”). These shares were issued in a transaction exempt from the registration requirements of the Act pursuant to Regulation S promulgated thereunder. These shares may not be sold, mortgaged, pledged, hypothecated or otherwise transferred unless such sale, mortgage, pledge, hypothecation or transfer is conducted in accordance with (i) the provisions of Regulation S promulgated under the Act, (ii) pursuant to an effective registration statement under the Act or (iii) pursuant to an available exemption from registration under the Act. In addition, these shares may not be used in connection with any hedging transaction unless in compliance with the Act.”

(c)    Each certificate representing shares of Buyer Common Stock issued to Malsburg hereunder shall bear a legend evidencing a restriction on transfer substantially in the following form:

A-1/23

“TRANSFER RESTRICTED

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”). No sale or disposition of these shares may be made without an effective registration statement related thereto or an opinion of counsel satisfactory to the Company that such registration is not required under the Act.”

ARTICLE VIII

TERMINATION

8.1    Termination of Agreement.    The Parties may terminate this Agreement and abandon the transactions contemplated hereby prior to the Closing (whether before or after requisite stockholder approval), as provided below:

(a)    the Parties may terminate this Agreement by mutual written consent;

(b)    the Buyer may terminate this Agreement by giving written notice to the Sellers and the Company in the event that (i) there has been an event, change or occurrence which, individually or together with any one or more other events, changes or occurrences, could be reasonably expected to have a Company Material Adverse Effect or a material adverse effect on the ability of the Company or any of the Sellers to perform their respective obligations hereunder or (ii) there is a Pro Forma Shortfall in excess of EUR 2,000,000;

(c)    the Sellers may terminate this Agreement by giving written notice to the Buyer in the event that (i) there has been an event, change or occurrence which, individually or together with any one or more other events, changes or occurrences, could be reasonably expected to have a Buyer Material Adverse Effect or a material adverse effect on the ability of the Buyer to perform its obligations hereunder or (ii) the Buyer’s net book value on the Closing Date is less than US$ 20,000,000;

(d)    any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Buyer’s stockholders have voted on whether to approve the issuance of the Buyer Common Stock to the Sellers and the requisite stockholder approval was not obtained;

(e)    the Buyer may terminate this Agreement by giving written notice to the Sellers and the Company if the Closing shall not have occurred on or before September 30, 2003 by reason of the failure of the Company and the Sellers to deliver the items required to be delivered by them pursuant to Section 1.4 hereof (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement); or

(f)    the Sellers or the Company may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before September 30, 2003 by reason of the failure of the Buyer to deliver the items required to be delivered by it pursuant to Section 1.4 (unless the failure results primarily from a breach by any Seller or the Company of any representation, warranty or covenant contained in this Agreement).

8.2    Effect of Termination.    If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful breaches of this Agreement), provided, however, in the event that this Agreement is terminated pursuant to Section 8.1 (c), 8.1 (d) or 8.1 (f), the Buyer shall pay to the Company a termination fee of U.S. $500,000.

A-1/24

ARTICLE IX

MISCELLANEOUS

9.1    Press Releases and Announcements.    No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

9.2    No Third Party Beneficiaries.    This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

9.3    Entire Agreement.    This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that each of the Confidentiality Agreement dated December 2, 2002 between the Buyer and the Company and the Amendment to Confidentiality Agreement dated January 20, 2003 between the Buyer and the Company shall remain in effect in accordance with their terms.

9.4    Succession and Assignment.    This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

9.5    Counterparts and Facsimile Signature.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

9.6    Headings.    The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7    Notices.    All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company	Marcel Yon ZN Vision Technologies AG Universitaetsstrasse 160 44801 Bochum GERMANY

If to the Buyer	Viisage Technology, Inc. 30 Porter Road Littleton, MA 01460 Attention: Bernard Bailey, CEO	Copy to (which shall not constitute notice): Choate, Hall & Stewart Exchange Place 53 State Street Boston, MA 02109 Attention: Charles J. Johnson, Esq.

A-1/25

If to Novar	Company Secretary Novar House 24 Queens Road KT13 9UX Weybridge, Surrey UNITED KINGDOM	Copy to (which shall not constitute notice): Bernd Heinen Novar Beteiligungs GmbH Dieselstrasse 2 41469 Neuss GERMANY

If to Odeon, Malsburg, Martinetz, ZN MABG and/or Gehlen	Marcel Yon Odeon Venture Capital AG Am Ruhrstein 33 45133 Essen GERMANY

If to HTB	Georg Ludwig High Tech Private Equity GmbH Steinstrasse 20 40212 Duesseldorf GERMANY

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.8    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, USA without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdictions other than those of State of Delaware, USA; provided that the laws of Germany shall apply in the event that mandatory German law requires their respective application; and provided further that the governing law provisions specified in any Exhibit hereto shall control with respect thereto.

9.9    Amendments and Waivers.    The Parties may mutually amend any provision of this Agreement at any time prior to the Closing Date; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and

A-1/26

that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

9.11    Submission to Jurisdiction.    Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in Boston, Massachusetts in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.7. Nothing in this Section 9.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

9.12    Construction.

(a)    The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)    Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

9.13    Action by the Sellers.    All actions to be taken, all consents or waivers to be given and all decisions to be rendered, by or on behalf of the Sellers under this Agreement (“Seller Actions”) shall be taken, given or rendered, as the case may be, (i) by the will of the affirmative vote of a majority in interest of the Shares and (ii) by an individual identified to the Buyer by a written instrument signed by Sellers holding a majority of the Shares as having authority to take such action or render such decision on behalf of all of the Sellers (the “Sellers’ Representative”). The Sellers hereby agree that each of Novar and HTB shall have a veto right over the individual to be appointed as the Sellers’ Representative. Once the Sellers’ Representative is identified to the Buyer as having authority with respect to a particular Seller Action, the Buyer shall be entitled to deal exclusively with the Sellers’ Representative so identified in connection with all aspects of such matter, including providing notices. Any action taken and any decision made by the Sellers’ Representative shall be final, conclusive and binding upon all of the Sellers. The Buyer shall be entitled to rely, and shall be fully protected in relying, upon any action, writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telecopy, e-mail, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the Sellers’ Representative. The Buyer shall be fully justified in failing or refusing to rely on the action or decision of any individual that has not been identified to its satisfaction of as having been properly designated as the Sellers’ Representative.

A-1/27

ARTICLE X

DEFINED TERMS

The following terms, as used in this Agreement, have the meanings given to them in the section indicated below:

Defined Term	Section
ADR Procedure	6.3(d)
ADR Service	6.3(d)
Affiliate	2.11
Agreed Amount	6.3(c)
Agreement	Preamble
Arbiter	4.5(i)
Beneficiaries	1.8(a)
Buyer	Preamble
Buyer Certificate	1.4 (d)
Buyer Closing Net Book Value Certificate	4.5(h)
Buyer Common Stock	1.6
Buyer Intellectual Property	3.7
Buyer Material Adverse Effect	3.1
Buyer Reports	3.5
Buyer’s Balance Sheet	3.11
Buyer’s Disclosure Schedule	Introduction to Article III
Claimed Amount	6.3(b)
Claim Notice	6.3(b)
Closing	1.3
Closing Date	1.3
Company	Preamble
Company Certificate	1.4(b)
Company Closing Net Book Value Certificate	4.5(g)
Company Intellectual Property	2.9(a)
Company Material Adverse Effect	2.1
Company Option Plan	1.8(a)
Company Percentage	1.1
Compensation Value	6.3(c)
Controlling Party	6.3(a)
Damages	6.1
Deductible Amount	6.5(c)
Disclosure Statement	4.3
Dispute	6.3(c)
Entry Agreement	1.8(b)
Escrow Agent	1.4(e)
Escrow Agreement	1.4(e)
Escrow Shares	1.6(a)
Expected Claim Notice	6.4
Financial Statements	2.5
Gehlen	Preamble
General Agreement	1.8(a)
German GAAP	2.5
Governmental Entity	2.4
HTB	Preamble

A-1/28

Defined Term	Section
Indemnified Party	6.3(a)
Indemnifying Party	6.3(a)
Indemnifying Stockholders	6.1
Legal Proceeding	2.10
Malsburg	Preamble
Martinetz	Preamble
Minimum Company Closing Net Book Value	4.5(g)
Net Book Value Dispute	4.5(i)
Net Book Value Dispute Notice	4.5(i)
Non-controlling Party	6.3(a)
Novar	Preamble
Odeon	Preamble
Option Consideration	1.6
Ordinary Course of Business	2.4
Parties	Preamble
Party	Preamble
Pro Forma Buyer Closing Net Book Value	4.5(h)
Pro Forma Company Closing Net Book Value	4.5(g)
Pro Forma Company Signing Date Net Book Value	4.5(g)
Pro Forma Shortfall	4.5(g)
Purchase Price	1.6
Reasonable Best Efforts	4.1
Registration Statement	7.1
Response	6.3(c)
Restricted Dealing(s)	7.7 (a)
RL Agreements	2.12
SEC	3.5
Security Interest	2.4
Seller	Preamble
Seller Actions	9.13
Sellers	Preamble
Sellers’ Designee	4.5(d)
Sellers’ Disclosure Schedule	2.13
Sellers’ Nominee	4.8(a)
Sellers’ Representative	9.13
Shares	Preamble
Software	2.9(e)
to the knowledge of the Buyer	Introduction to Article III
to the knowledge of the Sellers	Introduction to Article II
U.S. GAAP	3.5
U.S. person	7.8(c)
Vacancy	4.8(a)
ZN MABG	Preamble

[Signature pages follow]

A-1/29

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

VIISAGE TECHNOLOGY, INC.

By:	/s/ BERNARD C. BAILEY
Chief Executive Officer

ZN VISION TECHNOLOGIES AG

By:	/s/ MARCEL YON
Chief Executive Officer

By:	/s/ STEFAN GEHLEN
Chief Technical Officer

NOVAR GMBH

By:	/s/ BERND HEINEN
Managing Director

ZN MABG

By:	*
Prof. Dr. Christoph v.d. Malsburg

ODEON VENTURE CAPITAL AG

By:	/s/ MARCEL YON
Chief Executive Officer

HTB

By:	/s/ CHRISTIAN SCHUETTE
Managing Director

By:	/s/ GEORG LUDWIG
Managing Director

/s/ CHRISTOPH V.D. MALSBURG Prof. Dr. Christoph v.d. Malsburg /s/ THOMAS MARTINETZ Prof. Dr. Thomas Martinetz /s/ STEFAN GEHLEN Dr. Stefan Gehlen

*By:	/s/ MARCEL YON
Attorney in fact

A-1/30

(c)    The Buyer shall not exercise the rights set forth in Section 7.2 (a) for more than thirty (30) trading days in the aggregate.

7.3    Registration Procedures.

(a)    In connection with the filing by the Buyer of the Registration Statement, the Buyer shall furnish to each Seller a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

(b)    The Buyer shall use its best efforts to register or qualify the Shares covered by the Registration Statement under the securities laws of each state of the United States; provided, however, that the Buyer shall not be required in connection with this paragraph (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

(c)    If the Buyer has delivered preliminary or final prospectuses to the Sellers and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, the Buyer shall promptly notify the Sellers and, if requested by the Buyer, the Sellers shall immediately cease making offers or sales of shares under the Registration Statement and return all prospectuses to the Buyer. The Buyer shall promptly provide the Sellers with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Sellers shall be free to resume making offers and sales under the Registration Statement.

(d)    The Buyer shall pay the expenses incurred in complying with its obligations under this Article VII, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Buyer, and fees and expenses of accountants for the Buyer, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Sellers in connection with sales under the Registration Statement and (ii) the fees and expenses of any counsel retained by Sellers.

7.4    Requirements of Sellers.    The Buyer shall not be required to include any Shares in the Registration Statement unless:

(a)    the Seller owning such shares furnishes to the Buyer in writing such information regarding such Seller and the proposed sale of Shares by such Seller as the Buyer may reasonably request in writing in connection with the Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities;

(b)    such Seller shall have provided to the Buyer its written agreement:

(i)    to indemnify the Buyer and each of its directors and officers against, and hold the Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the Buyer or such directors and officers may become subject by reason of any statement or omission in the Registration Statement made in reliance upon, and in conformity with, a written statement by such Seller furnished pursuant to this Section 7.4; and

(ii)    to report to the Buyer sales made pursuant to the Registration Statement.

7.5    Indemnification.    The Buyer agrees to indemnify and hold harmless each Seller whose shares are included in the Registration Statement against any losses, claims, damages, expenses or liabilities to which such Seller may become subject by reason of any untrue statement of a material fact contained in the Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon and are in conformity with information furnished in writing to the Buyer by or on behalf of Seller for

A-1/21

use in the Registration Statement. The Buyer shall have the right to assume the defense and settlement of any claim or suit for which the Buyer may be responsible for indemnification under this Section 7.5.

7.6    Assignment of Rights.    A Seller may not assign any of its rights under this Article VII except in connection with the transfer of some or all of its Shares to a child or spouse, or trust or corporation for their benefit, or, in the case of a partnership, to the partners of such partnership pursuant to a pro rata distribution, or, in the case of a corporation, to its corporate parent or any of its or its corporate parent’s wholly-owned subsidiaries, provided each such transferee agrees in a written instrument delivered to the Buyer to be bound by the provisions of this Article VII.

7.7    Restrictions on Certain Activities by Sellers.    The following rights and restrictions shall apply to each of the Sellers other than ZN MABG, which will not receive any shares of Buyer Common Stock hereunder:

(a)    During the period following the effectiveness of the registration statement until the second anniversary of the Closing Date, the Sellers shall not sell through the facilities of the Nasdaq National Market in any single trading day that number of shares of Buyer Common Stock that is equal to or greater than 20% of the previous trading day’s volume in the Buyer’s common stock on the Nasdaq National Market, and no such sale may be at a price per share which is lower than the previous trading day’s closing price per share, less 10% (“Restricted Dealing”).

(b)    If prior to the second anniversary of the Closing Date, Lau Technologies sells more shares of Buyer Common Stock or an equivalent number in value of warrants, preferred stock, similar securities or options than the Sellers would be entitled to under paragraph (a) above, the Sellers shall be entitled to sell an additional number of shares of Buyer Common Stock that is equivalent to the excess sold by Lau Technologies over the number determined in paragraph (a) above, adjusted pro rata to the relative holdings of Lau Technologies and the Sellers in the Buyer.

(c)    Not withstanding the provisions of this Article VII, each Seller shall have the right to sell any or all of its shares of Buyer Common Stock in one or more private placements provided, that (i) such transaction complies with all applicable securities laws and (ii) the purchaser of the Buyer Common Stock in such transaction will be bound by the same rights and obligations as stipulated in paragraph (a) and (b) above.

(d)    Prior to each sale of Buyer Common Stock issued hereunder before the second anniversary of the Closing Date, each Seller, or all Sellers jointly, shall inform Buyer of the number of shares of Buyer Common Stock it intends to sell.

(e)    The Sellers and the Buyer will agree on a US based bank that will process any and all Restricted Dealings. Prior to the execution of any Restricted Dealings, the Buyer and the Sellers will agree on the process of any Restricted Dealings.

(f)    The Buyer will use its best endeavours to help the Sellers identify, and negotiate with, an investor that would accept to acquire shares of Buyer Common Stock from the Sellers in a private placement, provided that any such investor agrees to commit to the restrictions applicable to the Sellers set forth in this Section 7.7.

(g)    Notwithstanding the foregoing, a Seller that is a corporation may transfer or assign shares of Buyer Common Stock issued to it hereunder to its parent corporation or to its or its parent corporation’s wholly-owned subsidiaries; provided that any such transferee or assignee shall first agree in writing with the Buyer to be bound by the restrictions set forth in this Article VII; and, provided, further, that no such transfer or assignment shall relieve such Seller of any of its obligations under Article VI hereof.

A-1/22

7.8    Additional Representations and Warranties of the Sellers, Other than Malsburg.    Each Seller, other than Malsburg, hereby severally and not jointly represents and warrants to the Buyer as follows:

(a)    Such Seller is executing this agreement outside of the United States of America and its territories;

(b)    Such Seller’s principal address, as set forth in the preamble hereto, is a location outside of the United States of America and its territories;

(c)    Such Seller is not “U.S. person” (as defined in Rule 902(k) of the Securities Act) and is not acquiring shares of Buyer Common Stock for the account or benefit of any “U.S. person”;

(d)    Such Seller will resell shares of Buyer Common Stock acquired hereunder only in accordance with (i) the provisions of Regulation S promulgated under the Securities Act, (ii) pursuant to an effective registration statement under the Securities Act or (iii) pursuant to an available exemption from registration under the Securities Act; and

(e)    Such Seller agrees not to engage in hedging transactions with respect to any shares of Buyer Common Stock acquired hereunder unless the Registration Statement has been declared effective or such transactions are otherwise exempt from the registration requirements under the Securities Act.

7.9    Representations and Warranties of Malsburg.    Malsburg has received all such information as he deems necessary and appropriate to enable him to evaluate the financial risk inherent in acquiring and holding shares of Buyer Common Stock. By virtue of Malsburg’s business and financial experience, Malsburg is capable of evaluating the merits and risks of an investment in Buyer Common Stock and has the capacity to protect his own interests. Malsburg is an individual who, together with his spouse, has a net worth (i.e., total assets in excess of total liabilities) in excess of US $1,000,000.

7.10    Transfer Restriction; Legends.

(a)    The Parties agree and acknowledge that the Buyer shall, and shall instruct its transfer agent to, refuse to register any sale, mortgage, pledge, hypothecation or other transfer of shares of Buyer Common Stock acquired hereunder unless such sale, mortgage, pledge, hypothecation or other transfer is made in compliance with the Regulation S promulgated under the Securities Act.

(b)    Each certificate representing the shares of Buyer Common Stock issued to the Sellers, other than Malsburg, hereunder shall bear a legend evidencing a restriction on transfer substantially in the following form:

“TRANSFER RESTRICTED

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”). These shares were issued in a transaction exempt from the registration requirements of the Act pursuant to Regulation S promulgated thereunder. These shares may not be sold, mortgaged, pledged, hypothecated or otherwise transferred unless such sale, mortgage, pledge, hypothecation or transfer is conducted in accordance with (i) the provisions of Regulation S promulgated under the Act, (ii) pursuant to an effective registration statement under the Act or (iii) pursuant to an available exemption from registration under the Act. In addition, these shares may not be used in connection with any hedging transaction unless in compliance with the Act.”

(c)    Each certificate representing shares of Buyer Common Stock issued to Malsburg hereunder shall bear a legend evidencing a restriction on transfer substantially in the following form:

A-1/23

“TRANSFER RESTRICTED

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”). No sale or disposition of these shares may be made without an effective registration statement related thereto or an opinion of counsel satisfactory to the Company that such registration is not required under the Act.”

ARTICLE VIII

TERMINATION

8.1    Termination of Agreement.    The Parties may terminate this Agreement and abandon the transactions contemplated hereby prior to the Closing (whether before or after requisite stockholder approval), as provided below:

(a)    the Parties may terminate this Agreement by mutual written consent;

(b)    the Buyer may terminate this Agreement by giving written notice to the Sellers and the Company in the event that (i) there has been an event, change or occurrence which, individually or together with any one or more other events, changes or occurrences, could be reasonably expected to have a Company Material Adverse Effect or a material adverse effect on the ability of the Company or any of the Sellers to perform their respective obligations hereunder or (ii) there is a Pro Forma Shortfall in excess of EUR 2,000,000;

(c)    the Sellers may terminate this Agreement by giving written notice to the Buyer in the event that (i) there has been an event, change or occurrence which, individually or together with any one or more other events, changes or occurrences, could be reasonably expected to have a Buyer Material Adverse Effect or a material adverse effect on the ability of the Buyer to perform its obligations hereunder or (ii) the Buyer’s net book value on the Closing Date is less than US$ 20,000,000;

(d)    any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Buyer’s stockholders have voted on whether to approve the issuance of the Buyer Common Stock to the Sellers and the requisite stockholder approval was not obtained;

(e)    the Buyer may terminate this Agreement by giving written notice to the Sellers and the Company if the Closing shall not have occurred on or before September 30, 2003 by reason of the failure of the Company and the Sellers to deliver the items required to be delivered by them pursuant to Section 1.4 hereof (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement); or

(f)    the Sellers or the Company may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before September 30, 2003 by reason of the failure of the Buyer to deliver the items required to be delivered by it pursuant to Section 1.4 (unless the failure results primarily from a breach by any Seller or the Company of any representation, warranty or covenant contained in this Agreement).

8.2    Effect of Termination.    If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful breaches of this Agreement), provided, however, in the event that this Agreement is terminated pursuant to Section 8.1 (c), 8.1 (d) or 8.1 (f), the Buyer shall pay to the Company a termination fee of U.S. $500,000.

A-1/24

Annex B

[Letterhead of Windsor Group Securities, LLC]

May 12, 2003

The Board of Directors

Viisage Technology, Inc.

30 Porter Road

Littleton, MA 01460

Members of the Board of Directors:

Viisage Technology, Inc. (“VISG” or the “Company”) and ZN Vision Technologies AG (“ZN”) have entered into a Securities Purchase Agreement which is dated as of March 28, 2003 (the “Securities Purchase Agreement”), pursuant to which VISG will acquire 100% of the outstanding share capital of ZN (the “Proposed Acquisition”) in consideration of payment of a nominal amount of cash and the issuance of an aggregate of 6,360,000 shares of VISG common stock, of which (i) 5,221,454 shares will be issued to the shareholders of ZN, and (ii) 1,138,546 shares will be reserved for issuance to the participants in the ZN option plan, which VISG will assume in connection with the Proposed Acquisition (such 6,360,000 shares of VISG common stock, the “Consideration”). We have been requested by the Board of Directors of VISG to render our opinion to the Board of Directors with respect to the fairness, from a financial point of view, to VISG of the Consideration proposed to be paid by VISG in connection with the Proposed Acquisition pursuant to the Securities Purchase Agreement.

Background to Engagement

We have acted as exclusive financial advisor to provide merger and acquisition advisory services to VISG in connection with the Proposed Acquisition, and in connection with such financial services, we have earned monthly retainer fees and will also receive a fee that is contingent upon the consummation of the Proposed Acquisition and based upon a percentage of the consideration paid by VISG in the Proposed Acquisition. The retainer fees are not contingent upon the consummation of the Proposed Acquisition but will be offset against such contingent fee. We have received a fee for rendering this opinion, which fee was not contingent upon the consummation of the Proposed Acquisition but will also be offset against such contingent fee. VISG has agreed to pay certain of our out-of-pocket expenses and to indemnify us for certain liabilities that may arise out of our engagement.

We are providing additional financial advisory services to VISG unrelated to the Proposed Acquisition for which we will receive additional compensation. In the past, we provided certain financial advisory services to VISG unrelated to the Proposed Acquisition for which we received compensation, and an entity which at the time was an affiliate of Windsor Group Securities, LLC provided certain financial advisory services to VISG unrelated to the Proposed Acquisition for which such former affiliate received compensation.

Windsor Group Securities, LLC is an investment banking firm specializing in mergers and acquisitions and financings in the middle-market. We do not trade or hold positions in the equity of VISG.

Scope of Review

In arriving at the opinion set forth herein, we have:

(i)	reviewed, from a financial point of view, the Securities Purchase Agreement;

(ii)	reviewed certain business, financial and other information regarding ZN which was furnished to us by VISG through its management, by ZN through its management, or was publicly available;

(iii)	reviewed certain business, financial and other information regarding VISG which was furnished to us by its management or was publicly available;

The Board of Directors Viisage Technology, Inc. May 12, 2003

(iv)	conducted discussions with the senior management of ZN with respect to (a) the historical and current business operations and financial results and condition and the future prospects of ZN and (b) certain internal financial analyses and forecasts for ZN prepared by its management;

(v)	conducted discussions with the senior management of VISG with respect to (a) the historical and current business operations and financial results and condition and the future prospects of ZN and VISG, (b) certain internal financial analyses and forecasts for VISG, including forecasts regarding the pro forma financial results and condition of VISG as a result of the Proposed Acquisition, prepared by its management, (c) certain strategic implications of the Proposed Acquisition and (d) other benefits and risks of the Proposed Acquisition;

(vi)	considered the relative contributions of VISG’s two operating segments (Secure Identification and Facial Recognition) to VISG’s historical financial and stock performance, and their relative contribution to VISG’s future financial performance as forecasted by VISG management;

(vii)	reviewed the relative contributions of ZN and VISG to combined historical and management’s forecast of future revenues, gross profit, and operating costs prepared by VISG management on a pro forma basis;

(viii)	reviewed public information with respect to, and the current and historical trading prices of, the equity securities of public companies engaged in businesses that we believed to be comparable, in whole or in part, to ZN and VISG;

(ix)	compared the financial terms of the Proposed Acquisition with the financial terms of certain other public and non-public recent transactions we deemed relevant;

(x)	considered VISG’s financial and strategic objectives and the projected benefits from the Proposed Acquisition; and

(xi)	conducted such other financial studies, analyses, inquiries and investigations as we deemed appropriate and feasible and taken into account our assessment of economic, market and financial conditions generally and within the industry within which VISG and ZN are engaged.

Assumptions and Limitations

We have not been requested to opine as to, and our opinion does not in any manner address, VISG’s underlying business decision to proceed with or effect the Proposed Acquisition or any other matter contemplated by the Securities Purchase Agreement, or the merits of the Proposed Acquisition relative to any alternative transaction or business strategy that may be available to VISG.

We have not been engaged to prepare in connection with this opinion, and we have not prepared, a valuation of ZN or an appraisal of any of the assets or liabilities of ZN, and our opinion should not be construed as such. However, we have conducted financial analyses which we considered to be appropriate in the circumstances to support the conclusions reached in the opinion as to the fairness, from a financial point of view, to VISG of the Consideration proposed to be paid by VISG in connection with the Proposed Acquisition pursuant to the Securities Purchase Agreement. We did not attribute any explicit weight to any analysis or factor, but made qualitative judgments as to the significance and relevance of each analysis and factor.

In conducting our analysis for and in arriving at our opinion as expressed herein, we have not conducted a physical inspection of the properties or assets of ZN or VISG nor have we made or obtained any independent evaluation or appraisals of any properties, assets or liabilities of ZN or VISG. With your consent, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to us or publicly available, and we have relied upon the representations and warranties of ZN and VISG made pursuant to the Securities Purchase Agreement, and have not attempted independently to verify any such information.

The Board of Directors Viisage Technology, Inc. May 12, 2003

With respect to the financial analyses and forecasts furnished to us, we have relied upon the assurance of management that they have been reasonably prepared on a basis reflecting the best currently available estimates, reasonable assumptions and good faith judgments of the management of ZN and of VISG as to the business operations, financial results and condition and future prospects of ZN and VISG. In arriving at our opinion, we have relied upon the Company’s estimates relating to certain strategic, financial and operational benefits from the Proposed Acquisition and have assumed that such benefits will be realized.

We note that while this opinion is dated May 12, 2003, it is rendered as of March 28, 2003. Our opinion is necessarily based on economic, market and other conditions as they existed on, and the information made available to us as of, March 28, 2003. It should be understood that events occurring after March 28, 2003 may affect this opinion. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion that may come or be brought to our attention after March 28, 2003, or to update, reaffirm or revise this opinion.

In addition, we express no opinion as to the prices at which shares of the Company’s common stock will trade following announcement or consummation of the Proposed Acquisition or any dilution resulting from issuance of shares of the Company’s common stock in connection with the Proposed Acquisition, and this opinion does not in any manner address the market value of the shares of the Company’s common stock before or after consummation of the Proposed Acquisition.

In arriving at our opinion, we have assumed that all necessary regulatory approvals and consents required for the Proposed Acquisition will be obtained in a manner that will not adversely affect VISG or ZN or the estimated benefits expected to be derived in the Proposed Acquisition, or that will affect the terms of the Proposed Acquisition. We have assumed that the Proposed Acquisition will be consummated as provided in the Securities Purchase Agreement without amendments thereto and with full satisfaction of all covenants and conditions without any waivers thereof, and without any adjustment to the Consideration as provided therein.

This opinion is for the use of the Board of Directors of VISG solely in connection with its consummation of the Proposed Acquisition. Without limiting the foregoing, in rendering this opinion we have not been engaged to act as an agent or fiduciary for the Company’s stockholders or any other party. This opinion shall not be published or otherwise used, nor shall any public references to us or this opinion be made, without our prior written approval; however, this opinion may be included in its entirety in the Company’s proxy statement filed with the Securities and Exchange Commission and relating to the special meeting of the Company’s stockholders seeking such stockholders’ approval of the issuance of shares of the Company’s common stock in connection with the Proposed Acquisition. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act of 1933, as amended. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to any matter related directly or indirectly to the Proposed Acquisition, including, without limitation, the issuance of shares of the Company’s common stock, or how such stockholder should otherwise act with respect to the Proposed Acquisition or the Company’s stock or any matters related directly or indirectly to the Proposed Acquisition or the Company’s stock.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of March 28, 2003, the Consideration proposed to be paid by VISG in connection with the Proposed Acquisition pursuant to the Securities Purchase Agreement is fair, from a financial point of view, to VISG.

Sincerely,

/s/    WINDSOR GROUP SECURITIES, LLC

PROXY

VIISAGE TECHNOLOGY, INC.

30 Porter Road

Littleton, Massachusetts

Proxy Solicited by the Board of Directors

of Viisage Technology, Inc.

for the Special Meeting of Stockholders

to be held on October     , 2003

The undersigned hereby appoints as proxies Bernard C. Bailey and Charles J. Johnson, and each of them or such other persons as the Board of Directors of Viisage Technology, Inc. (the “Company”) may designate, with full power of substitution. The undersigned hereby authorizes the above appointed proxies to represent and to vote, as designated on the reverse side, all shares of common stock of the Company held of record by the undersigned on September 4, 2003 at the Special Meeting of Stockholders to be held on October     , 2003, at the offices of Choate, Hall & Stewart, Exchange Place, 53 State Street, Boston, Massachusetts, commencing at 10:00 a.m. local time, and at any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

Viisage Technology, Inc.

Proxy Services

c/o EquiServe Trust Company, N.A.

P.O. Box 8687

Edison, NJ 08818-9247

☒	Please mark votes as in this example.

1.	To approve the issuance of 5,221,454 shares of common stock of Viisage Technology, Inc. (the “Company”) to the shareholders, and reservation of 1,138,546 shares of common stock of the Company for issuance under the share option plan, of ZN Vision Technologies AG (“ZN”) in connection with the acquisition by the Company of ZN contemplated by the Securities Purchase Agreement, dated as of March 28, 2003, as amended, by and among the Company, ZN and all of the shareholders of ZN, pursuant to which ZN will become a wholly-owned subsidiary of the Company.

For	Against	Abstain
☐	☐	☐

2.	In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

Mark here for address change and note at left    ☐.

Mark here if you plan to attend the meeting       ☐.

Signature

Signature

Date

Please sign this Proxy exactly as your name appears on this card. Joint owners should each sign personally. If you are signing as a representative of the named stockholder (e.g. as a trustee, corporate officer or other agent on behalf of a trust, corporation or other entity) you should indicate your title or the capacity in which you sign.